Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AMF Hawaii Holdings, LLC,

AMF Hawaii Merger Sub, LLC,

MACQUARIE INFRASTRUCTURE CORPORATION,

AND

MACQUARIE INFRASTRUCTURE HOLDINGS, LLC

DATED AS OF JUNE 14, 2021

i

Section 11.10	Extension; Waiver	100
Section 11.11	Counterparts	100
Section 11.12	Severability	100
Section 11.13	Specific Enforcement	100
Section 11.14	Non-Recourse	102

Exhibit A	Surviving Company Limited Liability Company Agreement
Exhibit B	Key Regulatory Terms
Exhibit C	Manager Release

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 14th day of June, 2021, by and among AMF Hawaii Holdings, LLC, a Delaware limited liability company (“Parent”), AMF Hawaii Merger Sub, LLC, a Delaware limited liability company and direct wholly-owned subsidiary of Parent (“Merger Sub”), Macquarie Infrastructure Corporation, a Delaware corporation (“MIC”), and Macquarie Infrastructure Holdings, LLC, a Delaware limited liability company and direct wholly-owned subsidiary of MIC (the “Company”).

RECITALS

WHEREAS, the parties hereto intend that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent in accordance with the Limited Liability Company Act of the State of Delaware (“DLLCA”);

WHEREAS, the board of directors of MIC (the “MIC Board”) has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, MIC and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted for consideration at a meeting of the stockholders of MIC and (iv) resolved to recommend that the stockholders of MIC approve, on a binding, advisory basis, this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, MIC, as the sole member of the Company, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company, and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, notwithstanding the approval of this Agreement and the transactions contemplated hereby, including the Merger, by MIC, as the sole member of the Company, the MIC Board has agreed that, as a condition to the consummation of such transactions by the Company, the stockholders of MIC shall have approved, on a binding, advisory basis, this Agreement and such transactions;

WHEREAS, in connection with (and as a condition to) the transactions contemplated by this Agreement, the Company and MIC desire to consummate a reorganization substantially on the terms described in the Registration Statement on Form S-4 (File No. 333-253193), as originally filed by the Company with the SEC on February 17, 2021 and as amended from time to time (the “Reorganization” and, such Registration Statement, the “Reorganization Registration Statement”), prior to the consummation of the transactions hereby, which Reorganization will result in MIC and MIC Hawaii Holdings, LLC, a Hawaii limited liability company (“MIC Hawaii”), each becoming a direct wholly-owned subsidiary of the Company;

WHEREAS, the parties hereto intend that the Reorganization will be consummated following receipt of the MIC Stockholder Approval and prior to the consummation of the Merger;

WHEREAS, following the consummation of the Reorganization and prior to (and as a condition to) the consummation of the Merger, the Company intends to consummate the sale of all outstanding equity interests of MIC, which will directly hold all of the outstanding equity interests of MIC Ohana Corporation, a Delaware corporation (“MIC Ohana”), and indirectly hold all of the outstanding equity interests of Atlantic Aviation FBO Holdings LLC, a Delaware limited liability company (“Atlantic Aviation”), to KKR Apple Bidco, LLC, a Delaware limited liability company (“KKR”) pursuant to that certain Stock Purchase Agreement, dated as of June 7, 2021, by and among KKR, MIC, the Company and MIC Hawaii, as amended, modified or supplemented from time to time (the “MIC Sale” and, such agreement, the “MIC Sale Agreement”);

WHEREAS, Parent, as the sole member of Merger Sub, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, Merger Sub and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the board of directors of Parent has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, Parent and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, MIC and the Company have received the Equity Commitment Letters from equity financing sources party thereto, each of which is a creditworthy entity with sufficient assets to carry out its obligations under its Equity Commitment Letter; and

WHEREAS, MIC, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement, and to prescribe certain conditions thereto, in each case, as set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

Article I

DEFINITIONS

Section 1.1      Definitions. When used in this Agreement, the following terms shall have the respective meanings given to them below:

“Action” means any claim, complaint, litigation, action, audit, charge, petition, suit, arbitration, mediation, investigation or other proceeding, whether civil or criminal, at law or in equity, by or before any Governmental Entity.

“Adverse Recommendation Change” has the meaning set forth in Section 8.10(b).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such first Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise; provided, however, that for purposes hereof, an “Affiliate” of the Company or MIC shall be deemed to include only the MIC Hawaii Companies, other than as set forth in the subsequent sentence. Notwithstanding the foregoing, with respect to the definition of “Company Related Parties,” and Section 7.15 [(Acknowledgment by Parent and Merger Sub; Company’s Liability)], Section 8.6(e) [(Employee Matters)], Section 8.11 [(Public Announcements)], Section 10.3(c) [(Termination Fees)], Section 11.5 [(Binding Effect; Benefit; Assignment)] and Section 11.14 [(Non-Recourse)], an “Affiliate” of MIC and the Company shall be deemed to include Macquarie Group Limited and its Subsidiaries, including the Manager, and, prior to the consummation of the Reorganization, the MIC Subsidiaries.

“Agreement” has the meaning set forth in the Preamble.

“Alternative MIC Sale” means any transaction that is an alternative to the MIC Sale that (i) involves the sale or disposition of MIC and its Subsidiaries (other than the MIC Hawaii Companies), (ii) does not involve the direct or indirect acquisition of any MIC Hawaii Company or any of their respective businesses, assets or properties, (iii) does not have an adverse impact on Parent, Merger Sub or the MIC Hawaii Companies as compared to the MIC Sale, other than an immaterial adverse impact, and (iv) provides for liability allocation and indemnification provisions no less favorable to Parent, the Company and MIC Hawaii than the MIC Sale Agreement Indemnity and which indemnification provisions afford such indemnified parties with the right to seek recovery from a creditworthy entity for the financial consequences of any such immaterial adverse impact.

“Alternative Transaction Agreement” has the meaning set forth in Section 8.10(b).

“Alternative Transaction Proposal” means any bona fide written inquiry, proposal or offer from any Person (other than Parent or any of its Subsidiaries) relating to: (a) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of twenty-five percent (25%) or more of the outstanding Common Shares or, after giving effect to the Reorganization, Common Units; (b) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction in which such Person acquires or would acquire, directly or indirectly, assets or businesses of MIC, the Company or any of the MIC Hawaii Companies representing twenty-five percent (25%) or more of the assets (based on fair market value as determined by the MIC Board or the Company Board, as applicable), revenue or net income (in each case on a consolidated basis) of MIC (or, after giving effect to the Reorganization, the Company) and the MIC Hawaii Companies, taken as a whole; or (c) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any MIC Hawaii Company, of assets or properties that constitute twenty-five percent (25%) or more of the assets or properties (based on fair market value as determined by the MIC Board or the Company Board, as applicable), revenue or net income (in each case on a consolidated basis) of the Company and the MIC Hawaii Companies, taken as a whole; provided, that the Reorganization and, for purposes of clarity, the MIC Sale or any Alternative MIC Sale shall not constitute an Alternative Transaction Proposal.

“Antitrust Laws” means the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. §§ 41-58, as amended; and all other federal, state and foreign statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Atlantic Aviation” has the meaning set forth in the Recitals.

“Audited Financial Statements” has the meaning set forth in Section 6.5(b).

“Beneficial Owner” or “Beneficial Ownership,” with respect to any Common Shares or Common Units, as applicable, has the meaning ascribed to such term under Rule 13d-3(a) promulgated under the Exchange Act.

“Book-Entry Units” has the meaning set forth in Section 4.1(b)(i).

“Burdensome Condition” means any Conditions of any consent, approval, order, clearance or other authorization of a Governmental Entity with respect to a Required Regulatory Approval that (a) would have or would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect; provided, however, that (i) all such Conditions shall be taken into account in determining whether there has been or is a Burdensome Condition, including any such Conditions that implement the commitments and agreements set forth in Exhibit B hereto, (ii) any such Conditions imposed on Parent or any of its Affiliates shall be deemed to apply to the Company for purposes of determining whether such Conditions would have or would be reasonably expected to have a Company Material Adverse Effect and (iii) clauses (a) through (p) of the definition of Company Material Adverse Effect shall not be applicable for purposes of determining whether a Burdensome Condition exists or (b) are imposed on any Affiliate of Parent (other than Parent and its Controlled Affiliates).

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, Pub. L. 116-136.

“CB” has the meaning set forth in Section 8.23.

“Certificate” has the meaning set forth in Section 4.1(b)(i).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Certificated Unit” has the meaning set forth in Section 4.1(b)(i).

“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof, acting in such capacity.

“CFIUS Approval” means (a) following submission of a declaration pursuant to the DPA, a written notification issued by CFIUS that (i) it is not able to conclude action under the DPA with respect to the transactions contemplated by this Agreement on the basis of a declaration but has not requested the submission of a joint notice, and Parent and the Company may file a joint notice with CFIUS, and, subject to Section 8.5(b), Parent has determined that the Parties will not submit such a joint notice or (ii) it has concluded action under the DPA and there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement, or (b) following submission of a joint notice pursuant to the DPA (i) a written notification issued by CFIUS that it has determined that the transactions contemplated by this Agreement are not a “covered transaction” pursuant to the DPA, (ii) a written notification issued by CFIUS that it has determined that there are no unresolved national security concerns under the DPA with respect to the transactions contemplated by this Agreement and CFIUS has concluded all action with respect to its review (or, if applicable, investigation) of the transactions contemplated by this Agreement, or (iii) CFIUS has sent a report to the President of the United States requesting the President’s decision with respect to the transactions contemplated by this Agreement, and either (A) the period under the DPA during which the President may announce his decision to take action to suspend or prohibit the transactions contemplated by this Agreement has expired without any such action being announced or taken, or (B) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Shares” means shares of common stock, par value $0.001 per share, of the Company.

“Common Unit” means each limited liability company interest in the Company having the rights and obligations specified with respect to “Common Units” in that certain Amended and Restated Limited Liability Company Agreement of the Company (the “Company LLC Agreement”), a form of which has been filed as Exhibit 3.3 to the Reorganization Registration Statement.

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” has the meaning set forth in Section 6.10(a).

“Company Board” means the board of directors of the Company, which shall be appointed in connection with the consummation of the Reorganization.

“Company Disclosure Letter” has the meaning set forth in Article V.

“Company Employees” has the meaning set forth in Section 8.6(a).

“Company Equity Plans” means the Macquarie Infrastructure Corporation 2016 Omnibus Employee Incentive Plan and the Macquarie Infrastructure Company LLC 2014 Independent Directors Equity Plan.

“Company LLC Agreement” has the meaning set forth in the definition of “Common Unit” contained in this Section 1.1.

“Company Material Adverse Effect” means any change, event, effect or occurrence (or changes, events, effects or occurrences taken together) having a material adverse effect on (i) the businesses, assets, properties, results of operations or financial condition of the Company and the MIC Hawaii Companies, taken as a whole, or (ii) the ability of MIC or the Company to perform their respective obligations in all material respects under this Agreement or consummate the Merger, except with respect to clause (i) only, to the extent that such change, event, effect or occurrence results from or relates to: (a) changes in economic or political conditions or the financing, banking, credit, currency, commodity or capital markets in general (including stock market fluctuations and changes in interest or exchange rates, commodity prices, electricity prices, natural gas or other fuel costs); (b) changes in Laws, Orders, regulatory processes or interpretations thereof (including changes in Laws affecting owners or providers of gas production, gathering, transmission or distribution) or changes in accounting requirements or principles (including GAAP) or any other change or effect arising out of or relating to any Action or Order before a Governmental Entity (including the HPUC), including any Action arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to the Reorganization, the MIC Sale or any Alternative MIC Sale or this Agreement and the transactions contemplated hereby, including the Merger; (c) changes in operating, business, regulatory or other conditions or events affecting the industries, markets or geographical areas in which MIC, the MIC Subsidiaries, the Company or the MIC Hawaii Companies conduct their respective businesses, including the natural gas transmission or distribution industries (including, in each case, any changes in the operations thereof or with respect to system-wide changes or developments in natural gas transmission or distribution systems); (d) the announcement or pendency of this Agreement or the transactions contemplated hereby, the Reorganization, the MIC Sale or any communication by Parent or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to any of the businesses of the Company and the MIC Hawaii Companies, including losses or threatened losses of, or any adverse change in the relationship (whether contractual or otherwise) with, employees, independent contractors, customers, suppliers, distributors, financing sources, joint venture partners, licensors, licensees or others having relationships with MIC, the MIC Subsidiaries, the Company and the MIC Hawaii Companies; (e) conduct by MIC, the MIC Subsidiaries, the Company or the MIC Hawaii Companies (i) permitted under Section 8.3 [(Conduct of Business by the Company and MIC Pending the Closing)] or (ii) for which Parent gave its prior written consent; (f) any natural disaster or any acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or civil unrest or any escalation, worsening or diminution thereof, whether or not occurring or commenced before or after the date hereof; (g) any epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any escalation or worsening thereof, whether or not occurring or commenced before or after the date hereof; (h) any action requested or advised to be taken by any Governmental Entity or required to be taken under any Law or Order or any existing Contract by which MIC, any of the MIC Subsidiaries, the Company or any of the MIC Hawaii Companies (or any of their respective properties) is bound, including the effects of any rate or cost recovery proceeding; (i) any failure, in and of itself, by MIC, any of the MIC Subsidiaries, the Company or any of the MIC Hawaii Companies to meet any internal projections or forecasts or any change in the credit rating of MIC, any of the MIC Subsidiaries, the Company or any of the MIC Hawaii Companies (it being understood that this clause (i) shall not prevent a determination that the underlying cause of any failure to meet any internal projections or forecasts or any change in the credit rating of MIC, any of the MIC Subsidiaries, the Company or any of the MIC Hawaii Companies is a Company Material Adverse Effect if not otherwise falling within any of the other exceptions provided herein); (j) any change in the cost or availability or other terms of any financing necessary for Parent to consummate the transactions contemplated hereby; (k) the fact that the prospective owner of the Company and the MIC Hawaii Companies is Parent or an Affiliate of Parent; (l) (i) proposing, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise, the sale, transfer, divestiture, license or disposition of operations, divisions, businesses, product lines, customers or assets arising from Parent’s compliance with its obligations under Section 8.5 [(Regulatory Approvals; Consents)], or (ii) the application of Antitrust Laws (including any action or judgment arising under Antitrust Laws) to the transactions contemplated by this Agreement; (m) any seasonal changes in the results of operations of MIC, any of the MIC Subsidiaries, the Company or any of the MIC Hawaii Companies; (n) any changes in the market price or trading volume of Common Shares or Common Units, as applicable (it being understood that this clause (n) shall not prevent a determination that the underlying cause of any change in the market price or trading volume of Common Shares or Common Units is a Company Material Adverse Effect if not otherwise falling within any of the other exceptions provided herein); (o) (i) any action taken by Parent or any of its Affiliates or (ii) the omission of an action that was required to be taken by Parent or any of its Controlled Affiliates pursuant to this Agreement; or (p) labor conditions in the industries or markets in which MIC, the MIC Subsidiaries, the Company and the MIC Hawaii Companies operate; provided, that with respect to clauses (a) through (c), (f) and (p), such change, event, effect or occurrence shall not be excluded to the extent it disproportionately affects the MIC Hawaii Companies, taken as a whole, as compared to other entities operating in the industry in which the MIC Hawaii Companies operate.

“Company Privacy Policy” means each published external or internal written policy, representation, statement, notice, obligation, or promise applicable to: (a) the privacy or security of Personal Data; or (b) the collection, use, storage, hosting, disclosure, transmission, transfer, disposal, retention, interception, or other processing of, or security of, any Personal Data.

“Company Real Property” has the meaning set forth in Section 6.16(c).

“Company Related Parties” has the meaning set forth in Section 10.3(c).

“Company Reports” has the meaning set forth in Section 6.5(a).

“Company Subsidiary” means each Subsidiary of the Company.

“Company Termination Fee” has the meaning set forth in Section 10.3(a).

“Company Transaction Expenses” means: (i) the Manager Payments and (ii) in each case, solely to the extent relating to the Company or MIC Hawaii, (a) the Employee Bonuses (including the employer portion of any Taxes relating to such payments due and payable as of the Closing), or any other severance, retention, change in control or transaction bonuses payable in connection with (or resulting from) the transactions contemplated by this Agreement (including the employer portion of any Taxes relating to such payments), (b) all fees and expenses incurred by or on behalf of and payable by the Company or any of the Company Subsidiaries in respect of this Agreement and the transactions contemplated by this Agreement, including those of all investment bankers, attorneys, accountants, actuaries, consultants, experts, and other professionals, advisors and service providers, each payable by the Company or any Company Subsidiary (prior to and through the Closing) in connection with the transactions contemplated by this Agreement and (c) all costs associated with the run-off policy or policies of directors’ and officers’ and/or fiduciary liability insurance described in Section 8.7(b).

“Company Unitholder Approval” means the adoption of this Agreement by the holders of Common Units in accordance with the Company LLC Agreement.

“Company Unitholders’ Meeting” means a meeting of the holders of Common Units for the purpose of seeking the Company Unitholder Approval.

“Conditions” means any undertakings, terms, conditions, liabilities, obligations, commitments, concessions, sanctions or other measures or provisions.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of January 16, 2020, by and between the Company and Argo Infrastructure Partners LP, as amended, modified or supplemented from time to time.

“Consolidated Financial Statements” has the meaning set forth in Section 5.4(b).

“Constituent Documents” means, with respect to any entity, the certificate of incorporation, articles of incorporation or association, certificate of formation, by-laws, limited liability company agreement, operating agreement, limited partnership agreement, or other governing documents and agreements of such entity.

“Contract” means any written legally binding contract, instrument, lease, guarantee, sublease, license, purchase order, service order, sales order, indenture, note, bond, mortgage or other agreement, understanding, arrangement or commitment, including all amendments thereto.

“Controlled Affiliates” means, with respect to Parent, Parent’s Subsidiaries, including, following the Closing, the Surviving Company and its Subsidiaries.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Letters” has the meaning set forth in Section 11.3.

“Disposition Agreement” means the Disposition Agreement, dated as of October 30, 2019, among MIC Ohana and the Manager, as amended on the date hereof.

“Divestiture” has the meaning set forth in Section 8.5(f)(i).

“DLLCA” has the meaning set forth in the Recitals.

“DPA” means Section 721 of the Defense Production Act of 1950, 50 U.S.C. § 4565, as amended, and the regulations at 31 C.F.R. Parts 800-802.

“Due Diligence Materials” has the meaning set forth in Section 7.15(a).

“Effective Time” has the meaning set forth in Section 2.3.

“Employee Benefit Plan” has the meaning set forth in Section 6.10(a).

“Employee Bonuses” means all amounts that are payable to employees of the Company or the MIC Hawaii Companies as of the Closing under any Incentive Agreement as of the Closing.

“End Date” has the meaning set forth in Section 10.1(c).

“Environmental Law” means any Law, including common law, relating to pollution, protection of human health or the protection of the environment (including indoor or outdoor air, soil, surface water, groundwater, sediment, land, surface or subsurface strata, and natural or cultural resources), including Laws (a) imposing Liability or standards of conduct in connection with investigation, abatement, cleanup, removal, remediation, response, treatment, release or threatened release of a pollutant or contaminant, (b) relating to exposure to health or physical hazards within the environment or protection of worker health and safety, (c) otherwise relating to the environmental aspects of the manufacture, processing, distribution, registration, labeling, generation, use, treatment, storage, disposal, discharge, emission, release, threatened release, investigation, abatement, cleanup, removal, remediation, transport, or handling of materials posing a health or physical hazard, and (d) relating to endangered or threatened species of animals and plants or to the environmental aspects of the management of natural resources.

“Environmental Permit” means any Permit required by or issued pursuant to any Environmental Law.

“Equity Commitment Letter” means the equity commitment letter dated as of the date hereof, between Parent and each of California State Teachers' Retirement System and Dinocras LLC (each, an “Investor”) pursuant to which the Investors have committed to invest or cause to be invested in the equity capital of Parent the amount set forth therein for the purposes of financing the transactions contemplated hereby.

“Equity Financing” means the equity financing incurred or to be incurred pursuant to the Equity Commitment Letters.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Units” has the meaning set forth in Section 4.1(a).

“Exhibits” has the meaning set forth in Section 1.3.

“FERC” means Federal Energy Regulatory Commission, including the staff thereof.

“Final Order” means an Order or action by the relevant Governmental Entity that (a) is not then reversed, stayed, enjoined, set aside, annulled or suspended and is in full force and effect, (b) with respect to which, if applicable, any mandatory waiting period prescribed by Law applicable to such Order before the transactions contemplated by this Agreement may be consummated has expired or been terminated and (c) as to which all conditions precedent to the consummation of the transactions contemplated by this Agreement expressly set forth in such Order have been satisfied.

“Financial Advisors” has the meaning set forth in Section 5.7.

“Financial Statements” has the meaning set forth in Section 6.5(b).

“FPA” means Federal Power Act, as amended, including the regulations and orders of the FERC thereunder.

“Fraud” means, with respect to any party, an actual and intentional fraud with respect to any material statement in any representation or warranty set forth in Article V [(Representations and Warranties of MIC)], Article VI [(Representations and Warranties of the Company)] or Article VII [(Representations and Warranties of Parent and Merger Sub)] (as applicable); provided, however, that such actual and intentional fraud of such party shall only be deemed to exist if, with respect to Parent, the individuals listed on Section 1.4 of the Parent Disclosure Letter, and with respect to the Company or MIC, the individuals listed on Section 1.4 of the Company Disclosure Letter, had (a) actual knowledge (as opposed to imputed or constructive knowledge) on the date hereof that such representations and warranties (as qualified by the Disclosure Letters) were actually and materially breached on the date hereof, (b) the express intention that the other party would rely on such breached representations and warranties to its detriment and (c) the actual intent to deceive a party to this Agreement and to receive a material benefit from such deception. Under no circumstances shall “Fraud” include any equitable fraud, negligent misrepresentation, promissory fraud, unfair dealings, extra-contractual fraud or any other fraud or torts based on recklessness or negligence.

“GAAP” means generally accepted accounting principles of the United States of America.

“Governmental Entity” means any supra-national, national, federal, regional, state, local or foreign court, arbitral tribunal, administrative agency, legislature, instrumentality, department, board, bureau or commission or other governmental or regulatory agency or authority, or political subdivision thereof, or any securities exchange, including the HPUC.

“Hazardous Substance” means any material, chemical, mixture, disease causing agent, substance or waste that is defined or regulated as toxic or hazardous, or as a pollutant or contaminant, or that may give rise to Liability or that is subject to standards of conduct, under any Environmental Law, including (a) petroleum or any fraction thereof, (b) radiation and radioactive materials, (c) asbestos in any form, (d) polychlorinated biphenyls and (e) perfluoroalkyl and polyfluoroalkyl substances.

“HCERA” has the meaning set forth in Section 6.10(g).

“Health Plan” has the meaning set forth in Section 6.10(g).

“Healthcare Reform Laws” has the meaning set forth in Section 6.10(g).

“HPUC” means Hawaii Public Utilities Commission, including the staff thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Agreement” means each agreement set forth on Section 1.1(a) of the Company Disclosure Letter.

“Indebtedness” of any Person means (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (c) any accrued and unpaid interest owing by such Person with respect to any indebtedness of a type described in clause (a) or (b), together with breakage fees or penalties payable on termination of such arrangements, and other fees, costs and expenses associated with the repayment of any such indebtedness; (d) any banker’s acceptances or letters of credit (solely to the extent drawn); (e) any amounts due and owing under, or the settlement value of, any interest rate swap, forward contract or other hedging arrangement; (f) to the extent not funded into escrow, any deferred purchase price liabilities of the Company or any of the MIC Hawaii Companies related to past acquisitions or divestitures, whether or not represented by a note, earn-out or contingent purchase payment or otherwise; (g) lease obligations required to be capitalized under GAAP without giving effect to the adoption of Accounting Standards Codification Topic 842; and (h) all guarantees provided by the Company or any of the MIC Hawaii Companies in respect of the indebtedness or obligations referred to in clauses (a) through (g), less non-current assets related to prepayments (including insurance, repairs, maintenance and inspections); provided, that, Indebtedness shall not include accounts payable to trade creditors, accrued expenses and deferred revenues, deferred rent under lease obligations, obligations under any interest rate, currency or other hedging agreement (except as set forth above), cash from customer deposits, unclaimed property, undrawn letters of credit, the endorsement of negotiable instruments for collection, intercompany Indebtedness or any checks that have been issued but remain outstanding.

“Indemnified Persons” has the meaning set forth in Section 8.7(a).

“Intellectual Property” means all (a) trademarks, service marks, Internet domain names, corporate names, trade names, slogans, logos, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals and extensions of same (collectively, “Marks”); (b) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom; (c) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable; (d) copyrights, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (e) other intellectual property rights recognized under applicable Law.

“Intervening Event” means any event, occurrence, fact, condition, change, development or effect that (a) is not known (or, if known, the consequences of which were not reasonably foreseeable) by the MIC Board as of the date hereof and (b) does not relate to any Alternative Transaction Proposal.

“Investor” has the meaning set forth in the definition of “Equity Commitment Letter” contained in this Section 1.1.

“IRS” means the United States Internal Revenue Service.

“Key Regulatory Terms” has the meaning set forth in Section 8.5(a).

“Knowledge of the Company” has the meaning set forth in Section 1.4.

“Knowledge of MIC” has the meaning set forth in Section 1.4.

“Knowledge of Parent” has the meaning set forth in Section 1.4.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 6.16(b).

“Liabilities” means any and all debts, liabilities and obligations, whether direct or indirect, accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, including claims, losses, fines, costs, royalties, proceedings, deficiencies or damages of any kind whether or not resulting from third-party claims, including reasonable out-of-pocket expenses and reasonable attorneys’ and accountants’ fees incurred in the investigation or defense of any of the same.

“Lien” means any lien, security interest, mortgage, encumbrance, easement, right of way, claim, restriction, pledge, title defect, right of first refusal, lease, license or charge of any kind. For clarity, licenses of Intellectual Property shall not constitute Liens.

“LTIP” means the Macquarie Infrastructure Corporation Long Term Incentive Plan, as amended from time to time.

“Manager” means Macquarie Infrastructure Management (USA) Inc., the external manager of MIC.

“Manager Payments” means all payments due at or in connection with Closing under the Disposition Agreement and the MSA and in respect of the redemption of the Special Units.

“Manager Release” means a release from the Manager, in the form attached hereto as Exhibit C.

“Marks” has the meaning set forth in the definition of “Intellectual Property” contained in this Section 1.1.

“Material Contract” has the meaning set forth in Section 6.14(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means $3.83 per unit; provided that if the Closing occurs after July 1, 2022, then the Merger Consideration shall be equal to $4.11 per unit.

“Merger Fund” has the meaning set forth in Section 4.2(a)(i).

“Merger Sub” has the meaning set forth in the Preamble.

“MGS” means MIC Global Services, LLC.

“MGS Transferred Employee” means an employee whose employment is transferred from MGS to the Company or any MIC Hawaii Company.

“MIC” has the meaning set forth in the Preamble, and when used with reference to the MIC Sale Agreement, shall mean the Surviving Company (as defined in the MIC Sale Agreement) from and after the effectiveness of the merger contemplated by the Reorganization.

“MIC Board” has the meaning set forth in the Recitals.

“MIC Disclosure Letter” has the meaning set forth in Article V.

“MIC Hawaii” has the meaning set forth in the Recitals.

“MIC Hawaii Businesses” means the businesses of the Company and the MIC Hawaii Companies after giving effect to the Reorganization and the MIC Sale or any Alternative MIC Sale (whether or not the Reorganization and the MIC Sale or any Alternative MIC Sale have been consummated as of the relevant time of determination).

“MIC Hawaii Companies” means MIC Hawaii and the Subsidiaries of MIC Hawaii set forth on Section 6.1(c) of the Company Disclosure Letter. Prior to the completion of the Reorganization, “MIC Hawaii Companies” will be deemed to include Plum Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Company.

“MIC Indemnity” means the MIC Sale Agreement Indemnity or the corresponding provisions of the documentation relating to an Alternative MIC Sale with similar effect, as applicable.

“MIC Marks” has the meaning set forth in Section 8.16.

“MIC Ohana” has the meaning set forth in the Recitals.

“MIC Reports” has the meaning set forth in Section 5.4(a).

“MIC Sale” has the meaning set forth in the Recitals.

“MIC Sale Agreement” has the meaning set forth in the Recitals.

“MIC Sale Agreement Indemnity” means the liability allocation and indemnification obligations of Purchaser (as such term is defined under the MIC Sale Agreement), MIC and the Company Subsidiaries for the benefit of Seller (as such term is defined under the MIC Sale Agreement) or any MIC Hawaii Indemnitee (as defined in the MIC Sale Agreement) under the MIC Sale Agreement, including pursuant to Section 6.26 and Article IX of the MIC Sale Agreement, as in effect on the date of such agreement.

“MIC Stockholder Approval” means the approval by the stockholders of MIC, on a binding, advisory basis, of this Agreement and the transactions contemplated hereby, including the Merger.

“MIC Stockholders’ Meeting” has the meaning set forth in Section 8.9.

“MIC Subsidiaries” means the Subsidiaries of MIC as of the relevant time of determination.

“MSA” means the Third Amended and Restated Management Services Agreement, dated as of May 21, 2015, among the Company, MIC Ohana and the Manager.

“New Corporate Names” has the meaning set forth in Section 8.16(c).

“NGA” means Natural Gas Act of 1938, as amended, including the regulations and orders of the FERC thereunder.

“Nonparty Affiliates” has the meaning set forth in Section 11.14.

“NYSE” means the New York Stock Exchange.

“Order” means any judgment, order, injunction, decree, settlement, stipulation, decision, ruling, writ, permit, assessment, arbitration award, verdict or license of any Governmental Entity or any arbitrator.

“Other Regulatory Approvals” has the meaning set forth in Section 6.3.

“Owned Real Property” has the meaning set forth in Section 6.16(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Letter” has the meaning set forth in Article VII.

“Parent Material Adverse Effect” means any change, event, effect or occurrence having a material adverse effect on the ability of Parent to timely perform its obligations hereunder or timely consummate the transactions contemplated hereby.

“Parent Related Parties” has the meaning set forth in Section 10.3(c).

“Parent Termination Fee” has the meaning set forth in Section 10.3(b).

“Paying Agent” has the meaning set forth in Section 4.2(a)(i).

“Per Special Unit Redemption Price” has the meaning set forth in Section 8.22.

“Performance Share Units” means a performance share unit issued by MIC pursuant to a Company Equity Plan that (a) as of the date hereof, vests on the basis of time and the achievement of performance targets and (b) is outstanding as of the Effective Time, pursuant to which the holder has a right to receive Common Shares or cash after the vesting or lapse of restrictions applicable to such performance share unit, whether or not such receipt is deferred; provided, that, following completion of the Reorganization, references to “MIC” and “Common Shares” in this definition of “Performance Share Units” shall be deemed to be references to “the Company” and “Common Units”, respectively, as the context requires.

“Permits” has the meaning set forth in Section 6.8.

“Permitted Liens” means (a) statutory Liens or other Liens arising by operation of Law securing payments not yet due or which are being contested in good faith and by appropriate proceedings (and for which adequate reserves have been established in accordance with GAAP), including mechanics’, warehousemens’, suppliers’, materialmens’ and repairmens’ Liens, (b) Liens for Taxes not yet due and payable or for current Taxes that are not yet subject to any penalties or which are being contested in good faith and by appropriate proceedings, in each case for which adequate reserves have been established in accordance with GAAP, (c) Liens affecting the Company Real Properties, including (i) easements, rights of way, servitudes, permits, licenses, surface leases, ground leases, municipal agreements, railway siding agreements and other similar rights, easements for streets, alleys, highways, telephone lines, gas pipelines, power lines and railways, and other easements or rights of way on, over or in respect of any of the Company Real Properties which, individually or in the aggregate, do not materially impair the current use, operation or value of the real property affected thereby, (ii) conditions, covenants or other similar restrictions affecting any of the Company Real Properties which, individually or in the aggregate, do not materially impair the current use, operation or value of the real property affected thereby, (iii) encroachments, defects, exceptions, restrictions, exclusions, encumbrances, and other matters that would be shown in an accurate survey or physical inspection of the Company Real Properties which, individually or in the aggregate, do not materially impair the current use, operation or value of the real property affected thereby, (iv) Liens in favor of the lessors under the Real Property Leases or encumbering the interests of the lessors in such real property and (v) zoning, entitlement, building and other land use regulations or ordinances imposed by any Governmental Entity having jurisdiction over any of the Company Real Properties which, individually or in the aggregate, do not materially impair the current use, operation or value of the real property affected thereby, (d) Liens securing Indebtedness or Liabilities that are reflected in the MIC Reports or the Company Reports or incurred in the ordinary course of business since the date of the most recent Annual Report on Form 10-K filed with the SEC by MIC, (e) purchase money liens and liens securing rental payments under capital or operating lease arrangements, (f) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (g) any Liens reflected in the financial statements filed in the MIC Reports or Company Reports, (h) Liens and obligations arising under or in connection with any Contract entered into by the MIC and/or the MIC Subsidiaries or the Company and/or the MIC Hawaii Companies, as applicable, (i) transfer restrictions on any securities of MIC or the Company imposed by applicable Law, (j) Liens permitted under existing credit facilities in the ordinary course of business or (k) Liens, deposits or pledges to secure statutory obligations or performance of bids, tenders or leases or for similar purposes.

“Person” means any individual, partnership, limited liability partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, “group” (within the meaning of Section 13(d)(3) of the Exchange Act) or Governmental Entity.

“Personal Data” means (a) any information relating to an identified or identifiable natural person; and (b) any other information defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information,” or “personal information” under any applicable Laws.

“PPACA” has the meaning set forth in Section 6.10(g).

“Preferred Shares” means shares of preferred stock, par value $0.001 per share, of the Company.

“Privacy Laws” means all applicable Laws relating to privacy or restrictions or obligations related to the receipt, collection, compilation, use, disclosure, transfer, transmission, storage, hosting, disposal, registration (or filing with applicable authorities), destruction, retention, interception or other processing of, or the security of Personal Data, or any law relating to data breach notification.

“Proxy Statement” has the meaning set forth in Section 8.8(a).

“Public Materials” means any Software or other material that contains, or is derived in any manner (in whole or in part) from, any Software or other material that is distributed as “free software,” “open source software” (e.g., Linux), quasi-open source or under similar licensing or distribution models or terms.

“PUHCA” means Public Utility Holding Company Act of 2005, including the regulations and orders of the FERC thereunder.

“Real Property Laws” has the meaning set forth in Section 6.16(d).

“Real Property Leases” has the meaning set forth in Section 6.16(b).

“Release” means any release, spilling, emitting, leaking, pumping, pouring, escaping, emptying, injecting, depositing, dumping, disposing, discharging, dispersing, leaching, or migrating of a Hazardous Substance into or through the environment, or into or out of any property, including the movement of a Hazardous Substance through or in the indoor or outdoor air, soil, surface water, groundwater, sediment, land, surface or subsurface strata, or natural resources.

“Remedial Action” means any action to (a) investigate, abate, clean up, remediate, remove, respond to, treat or in any other way address a Release, or threatened Release, including the performance of studies, investigations, restoration or monitoring or (b) assess or restore the environment or natural resources.

“Reorganization” has the meaning set forth in the Recitals.

“Reorganization Registration Statement” has the meaning set forth in the Recitals.

“Representatives” of any Person means such Person’s directors, managers, officers, principals, partners, members, employees, agents, attorneys, accountants, consultants, advisors or other authorized representatives.

“Required Regulatory Approvals” has the meaning set forth in Section 9.1(b).

“Restricted Stock Units” means a restricted stock unit issued by MIC pursuant to a Company Equity Plan that (a) as of the date hereof, vests solely on the basis of time and (b) is outstanding immediately prior to or as of the Effective Time, pursuant to which the holder has a right to receive Common Shares, units or cash after the vesting or lapse of restrictions applicable to such restricted stock unit, whether or not such receipt is deferred, including director share units granted under the Macquarie Infrastructure Company LLC 2014 Independent Directors Equity Plan; provided, that, following completion of the Reorganization, references to “MIC” and “Common Shares” in this definition of “Restricted Stock Units” shall be deemed to be references to “the Company” and “Common Units”, respectively, as the context requires.

“Retention and Severance Bonuses” means all amounts that become due and payable to employees of the Company or the Company Subsidiaries under any Incentive Agreement other than the Employee Bonuses.

“Return” means all federal, state, local and foreign returns, statements, forms, reports, elections, declarations, estimates, information statements, informational returns or disclosures relating to the determination, assessment or collection of any Tax, including any claim for refund, and including any schedules or attachments thereto or amendments thereof.

“Sanctioned Country” has the meaning set forth in Section 7.4.

“Sanctions” has the meaning set forth in Section 7.4.

“Scheduled Closing Date” has the meaning set forth in Section 10.1(i).

“SEC” means the United States Securities and Exchange Commission.

“Section 16” has the meaning set forth in Section 8.19.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Significant Subsidiaries” has the meaning set forth in Section 6.1(b).

“Software” means any and all (a) computer programs, code and libraries, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, human-readable or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) all documentation including user manuals and other training documentation, related to any of the foregoing.

“Solvent” means, with respect to any Person, that as of any date of determination (a) the property of such Person, at a present fair saleable value, exceeds the sum of its Liabilities; (b) the present fair saleable value of the property of such Person will exceed the amount that shall be required to pay such Person’s probable Liability on its existing debts as they become absolute and matured, in the ordinary course of business consistent with past practice, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness, in each case, after giving effect to the transactions contemplated by this Agreement; (c) such Person will not have unreasonably small capital to carry on its business; and (d) such Person does not intend to or reasonably believe it shall incur debts beyond its ability to pay as such debts mature. In computing the amount of contingent or unliquidated Liabilities at any time, such Liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become actual or matured Liabilities. For purposes of this definition, (i) not having “unreasonably small capital to carry on its business” and not having incurred debts “beyond its ability to pay as such debts mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, as such business is conducted or is proposed to be conducted (after giving due consideration to current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged and after giving effect to the transactions contemplated by this Agreement and any guarantees or credit support) to meet its obligations as they become absolute and matured and (ii) “fair saleable value” means the amount that may be realized within a reasonable time, considered to be six months to one year, either through collection or sale at the regular market value, conceiving the latter as the amount which could be obtained for the assets and properties in question within such period by a capable and diligent business person from an interested buyer who is willing to purchase under ordinary selling conditions.

“Special Shares” means shares of special stock, par value $0.001 per share, of the Company.

“Special Unit” means each limited liability company interest in the Company having the rights and obligations specified with respect to “Special Units” in the Company LLC Agreement.

“STIP” means the Macquarie Infrastructure Corporation Short Term Incentive Plan, as amended from time to time.

“Subsidiary” means, with respect to any Person (for purposes of this definition, such Person is referred to as the “Controlling Entity”), any other Person (a) of which a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by the Controlling Entity or any of its Subsidiaries and/or (b) with respect to which the Controlling Entity or any of its Subsidiaries is a general partner or managing member.

“Superior Proposal” means a written Alternative Transaction Proposal not attributable to or arising from a breach of Section 8.10 having terms which the MIC Board determines in good faith (after consultation with its outside legal counsel and its independent financial advisor(s) of nationally recognized reputation), considering such factors as the MIC Board considers to be appropriate, including, to the extent deemed appropriate by the MIC Board, such legal, financial, regulatory, timing and other aspects of the proposal (including financing, stockholder litigation and breakup fee and expense reimbursement provisions), the conditionality of such proposal, the likelihood of consummation in accordance with the terms of such proposal and the Person making the proposal, could reasonably be expected to result in a transaction that, if consummated, is more favorable to MIC and the holders of Common Shares (solely in their capacity as such) than the Merger; provided, however¸ that, for purposes of this definition of “Superior Proposal,” the term “Alternative Transaction Proposal” shall have the meaning assigned to such term herein, except that the references to “twenty-five percent (25%)” in such definition shall be deemed to be references to “fifty percent (50%)”; provided, further, that, following completion of the Reorganization, references to the “MIC Board” and “Common Shares” in this definition of “Superior Proposal” shall be deemed to be references to the “Company Board” and “Common Units”, respectively, as the context requires.

“Surviving Company” has the meaning set forth in Section 2.1.

“Taxes” means (a) any and all federal, state, local, foreign, provincial, territorial and other income, franchise, gross receipts, premium, windfall or other profits, property, transfer, registration, stamp, license, sales, use, estimated, capital gains, capital stock, payroll, occupation, employment, social security, workers’ compensation, unemployment compensation, disability, severance, net worth, excise, customs, escheat, unclaimed property, ad valorem, value added, alternative or add-on minimum withholding and other assessments, charges, duties, fees, levies or other governmental charges in the nature of a tax, whether imposed directly or through withholding by any Taxing Authority, and (b) all deficiency assessments, additions to tax, penalties and interest with respect thereto (and any interest in respect of such deficiency assessments, additions to tax, penalties and fines).

“Taxing Authority” means, with respect to any Tax, the Governmental Entity responsible for the administration and collection of such Tax.

“Terminated Contracts” has the meaning set forth in Section 8.25.

“Transaction Litigation” has the meaning set forth in Section 8.21.

“Uncertificated Unit” has the meaning set forth in Section 4.1(b)(i).

“W&C” has the meaning set forth in Section 8.23.

“Willful Breach” means, with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement.

“Withdrawal Event” means (a) the partial or complete withdrawal (within the meaning of Section 4203 or Section 4205 of ERISA) by Atlantic Aviation or any ERISA Affiliate of the MIC Hawaii Companies from any multiemployer plan or a notification that a multiemployer plan is insolvent, or (b) the taking of any action to terminate any multiemployer plan under Section 4041A of ERISA that could result in liability to any MIC Hawaii Company.

“WS” has the meaning set forth in Section 8.23.

Section 1.2            Construction. In this Agreement, unless the context otherwise requires:

(a)           references in this Agreement to “writing” or comparable expressions include references to electronic mail or comparable means of communication (excluding facsimile transmission); provided, in case of communications among parties hereto, that the sender complies with Section 11.2 [(Notices)];

(b)          the phrases “delivered” or “made available”, when used in this Agreement, means that the information referred to has been physically or electronically delivered to the relevant parties (including, in the case of “made available” to Parent, material that has been posted, retained and thereby made available to Parent through the on-line “virtual data room” established by MIC, the Company and/or their Representatives);

(c)          words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(d)          references to Articles, Sections, Annexes and Exhibits are references to articles, sections, annexes and exhibits of this Agreement;

(e)          the descriptive headings of the several Articles and Sections of this Agreement and the Disclosure Letters are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;

(f)           references to “day” or “days” are to calendar days and whenever any action must be taken under this Agreement on or by a day that is not a Business Day, then that action may be validly taken on or by the next day that is a Business Day;

(g)          references to “the date hereof” means as of the date of this Agreement;

(h)          the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any provision of this Agreement;

(i)           this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

(j)            “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import;

(k)           for the purpose of Section 8.3(a) [(Conduct of Business by the Company and MIC Pending the Closing)] and Section 8.3(b) [(Conduct of Business by the Company and MIC Pending the Closing)], references to “ordinary course of business”, “ordinary course of business consistent with past practice” and “ordinary course of business materially consistent with past practice” and words of similar import shall mean acting or refraining from acting in a manner materially consistent with how a similarly situated company in the same industry acting reasonably could reasonably be expected to act or refrain from acting under similar circumstances and reasonably informed by the past practice of MIC and the MIC Subsidiaries (taken as a whole) or the Company and the MIC Hawaii Companies (taken as a whole), as applicable (it being understood that the past practice of MIC as related to MIC Hawaii or to MIC as the publicly-traded parent company of MIC Hawaii shall be taken into account when determining the past practice of the Company); and

(l)            references to “Dollars”, “dollars” or “$” without more are to the lawful currency of the United States of America.

Section 1.3            Exhibits and the Disclosure Letters. The exhibits to this Agreement (the “Exhibits”) and the Disclosure Letters are incorporated into and form an integral part of this Agreement. If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.

Section 1.4           Knowledge. When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to (a) the “Knowledge of the Company” or words of similar import, it means the actual knowledge of the individuals set forth in Section 1.4 of the Company Disclosure Letter, after reasonable inquiry or investigation, (b) the “Knowledge of MIC” or words of similar import, it means the actual knowledge of the individuals set forth in Section 1.4 of the MIC Disclosure Letter, after reasonable inquiry or investigation, and (c) the “Knowledge of Parent” or words of similar import, it means the actual knowledge of the individuals set forth in Section 1.4 of the Parent Disclosure Letter, after reasonable inquiry or investigation.

Article II

THE MERGER; CLOSING; EFFECTIVE TIME

Section 2.1            The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DLLCA, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving company in the Merger (the “Surviving Company”) and shall be a wholly owned subsidiary of Parent. The separate corporate existence of the Company with all its properties, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

Section 2.2            Closing. The closing of the Merger (the “Closing”) shall take place at the offices of White & Case LLP, 1221 Avenue of the Americas, New York, New York 10020, or remotely by electronic transmittal of executed documents, as soon as practicable, but in any event, at 9:00 a.m. (New York City time) on the tenth (10th) Business Day after the last of the conditions set forth in Article IX [(Conditions Precedent)] is satisfied or waived (other than those conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions in accordance with this Agreement) or at such other place and time and/or on such other date as the Company and Parent may agree in writing. The date on which the Closing occurs is herein referred to as the “Closing Date”.

Section 2.3            Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, Parent and the Company shall file a certificate of merger as contemplated by the DLLCA (the “Certificate of Merger”), together with any required certificates, filings and recordings, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DLLCA. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and specified in such Certificate of Merger (such time, the “Effective Time”).

Article III

THE SURVIVING COMPANY

Section 3.1            Certificate of Formation. The certificate of formation of the Company in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Company until thereafter amended as provided therein or by applicable Law.

Section 3.2            Limited Liability Company Agreement. The limited liability company agreement attached hereto as Exhibit A shall become at the Effective Time the limited liability company agreement of the Surviving Company until, subject to Section 8.7 [(Indemnity; Directors’ and Officers’ Insurance; Fiduciary and Employee Benefit Insurance)], thereafter amended as provided therein or by applicable Law.

Section 3.3            Managing Member; Directors and Officers. Subject to applicable Law, from and after the Effective Time, (a) the Managing Member of Merger Sub immediately prior to the Effective Time shall be the Managing Member of the Surviving Company, and there shall be no directors or board of directors at the Surviving Company and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company, in each case, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the limited liability company agreement of the Surviving Company.

Article IV

EFFECT OF THE MERGER;
EXCHANGE OF CERTIFICATES

Section 4.1            Effect on Securities. At the Effective Time, as a result of the Merger and without any action on the part of the Company, MIC, Parent or Merger Sub or the holder of any securities of the Company, MIC, Parent or Merger Sub:

(a)           Merger Consideration. Each Common Unit issued and outstanding immediately prior to the Effective Time (other than (i) Common Units held by Parent or Merger Sub or held by the Company in treasury (“Excluded Units”), and (ii) Common Units held by any Subsidiary of either the Company or Parent (other than Merger Sub)) shall be converted into the right to receive, in accordance with this Article IV, the Merger Consideration in cash, without interest.

(b)          Cancellation of Common Units.

(i)          Common Units. Each Common Unit converted into the right to receive the Merger Consideration pursuant to Section 4.1 [(Effect on Securities; Merger Consideration)] shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and (A) each certificate (each, a “Certificate”) that immediately prior to the Effective Time represented any such Common Units (each, a “Certificated Unit”), (B) each uncertificated Common Unit registered to a holder in the Company’s electronic direct registration system immediately prior to the Effective Time (each, an “Uncertificated Unit”) and (C) each book-entry account that immediately prior to the Effective Time represented any uncertificated Common Units held of record by The Depository Trust Company (“Book-Entry Units”), other than Certificated Units, Uncertificated Units or Book-Entry Units, in each case, representing Excluded Units or Common Units described in Section 4.1 [(Common Units Held by Subsidiaries)], shall thereafter represent only the right to receive the Merger Consideration upon surrender of any such Certificate (or affidavits of loss in lieu thereof as provided in Section 4.2(d) [(Exchange of Common Units for Merger Consideration; Lost, Stolen or Destroyed Certificates)]) representing such Certificated Units or transfer of any such Uncertificated Units or Book-Entry Units in accordance with this Article IV, subject to the Surviving Company’s obligation to pay distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time. Any Merger Consideration paid upon the surrender of any Certificate or the transfer of any Uncertificated Unit or Book-Entry Unit shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificated Unit, Uncertificated Unit or Book-Entry Unit and the Common Units formerly represented thereby, except with respect to distributions as contemplated by the immediately preceding sentence.

(ii)         Excluded Units. Each Excluded Unit issued and outstanding immediately prior to the Effective Time, by virtue of the Merger, shall no longer be outstanding and shall automatically be canceled without payment of any consideration in exchange therefor or in respect thereof and shall cease to exist.

(iii)        Common Units Held by Subsidiaries. Each Common Unit held by any Subsidiary of either the Company or Parent (other than Merger Sub) immediately prior to the Effective Time shall be converted into such number of limited liability company interests in the Surviving Company such that each such Subsidiary owns the same percentage interest in the Surviving Company immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(c)           Merger Sub. Each limited liability company interest in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) limited liability company interest in the Surviving Company.

Section 4.2             Exchange of Common Units for Merger Consideration.

(a)            Paying Agent and Procedures.

(i)          Prior to the Effective Time, the Company shall select a bank or trust company reasonably acceptable to Parent as paying agent (the “Paying Agent”). At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, separate and apart from its other funds, for the benefit of holders of Certificated Units, Uncertificated Units and Book-Entry Units, cash in an amount equal to the aggregate Merger Consideration (together with the aggregate amount of any distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time) which such holders are entitled to receive pursuant to this Article IV (such cash, the “Merger Fund”). Parent shall cause the Merger Fund to be (i) held for the benefit of the holders of Certificated Units, Uncertificated Units and Book-Entry Units and (ii) applied promptly to making the payments pursuant to Section 4.1(a) [(Effect on Securities)]. The Merger Fund shall not be used for any purpose other than to fund payments pursuant to Section 4.1 [(Effect on Securities)]. Parent shall be responsible for all fees and expenses of the Paying Agent.

(ii)         The Merger Fund shall be invested by the Paying Agent in (A) direct obligations of the United States of America, (B) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest, (C) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of S&P Global, or a combination thereof, as directed by and for the benefit of the Surviving Company, (D) certificates of deposit, bank repurchase agreements, or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available); or (E) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months; provided, however, that no gain or loss thereon shall affect the amounts payable to the holders of Common Units following completion of the Merger pursuant to this Article IV or otherwise relieve Parent or the Paying Agent from making the payments required by this Article IV, and Parent shall take all actions necessary to ensure that the Merger Fund includes at all times cash sufficient to satisfy Parent’s obligation under this Article IV. Any and all interest and other income earned on the Merger Fund will be payable to Parent or the Surviving Company, at Parent’s election.

(iii)        As promptly as practicable after the Effective Time, but in no event more than three (3) Business Days following the Effective Time, the Surviving Company shall cause the Paying Agent to mail (and to make available for collection by hand) to each holder of record of Certificated Units immediately prior to the Effective Time (other than holders of Excluded Units and Common Units described in Section 4.1(b)(iii) [(Effect on Securities; Cancellation of Common Units; Common Units Held by Subsidiaries)]) (A) a letter of transmittal (which shall be in customary form, shall be approved by the Company and Parent and shall specify that delivery shall be effected, and risk of loss and title to the Certificated Units shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(d) [(Exchange of Common Units for Merger Consideration; Lost, Stolen or Destroyed Certificates)]) to the Paying Agent and shall have such other provisions as Parent and the Surviving Company may reasonably specify) and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(d) [(Exchange of Common Units for Merger Consideration; Lost, Stolen or Destroyed Certificates)]) in exchange for the Merger Consideration.

(iv)        Upon physical surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(d) [(Exchange of Common Units for Merger Consideration; Lost, Stolen or Destroyed Certificates)]), together with a duly completed and validly executed letter of transmittal (and any other evidence of transfer or required documents as may be reasonably requested by the Paying Agent), in each case in accordance with the terms of the letter of transmittal and instructions thereto, to the Paying Agent, the holder of the Certificated Units represented by such Certificate shall be entitled to receive, and Parent shall cause the Paying Agent to pay, in exchange therefor, cash in an amount equal to the aggregate Merger Consideration (together with the amount of any distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time) in respect thereof by wire transfer of immediately available funds within three (3) Business Days of receipt by the Paying Agent of such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(d) [(Exchange of Common Units for Merger Consideration; Lost, Stolen or Destroyed Certificates)]). No interest will be paid or accrue on any amount payable upon due surrender of Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(d) [(Exchange of Common Units for Merger Consideration; Lost, Stolen or Destroyed Certificates)]).

(v)         No holder of Uncertificated Units or Book-Entry Units shall be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 4.1(a) [(Effect on Securities)]. In lieu thereof, each holder of one (1) or more Uncertificated Units and/or Book-Entry Units shall automatically upon the Effective Time (unless the Paying Agent shall reasonably require delivery of a duly completed and validly executed letter of transmittal or other required documents by any such holder) be entitled to receive, and the Surviving Company shall cause the Paying Agent to pay to each such holder (other than holders of Excluded Units) by wire transfer of immediately available funds, as promptly as practicable after the Effective Time, but in no event more than three (3) Business Days following the Effective Time, an amount in cash equal to the aggregate Merger Consideration (together with the amount of any distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time) that such holder is entitled to receive in respect of his, her or its Common Units pursuant to Section 4.1(a) [(Effect on Securities)].  No interest will be paid or accrue on any amount payable upon due transfer of Uncertificated Units or Book-Entry Units.

(vi)        In the event of a transfer of ownership of Common Units that is not registered in the transfer records of the Company, payment of the Merger Consideration in respect of the applicable Common Units may be made to a Person other than the Person in whose name the Common Units so surrendered is or are registered if such Common Units shall be properly endorsed or otherwise be in proper form for transfer, and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment of the Merger Consideration in respect thereof or establish to the reasonable satisfaction of the Surviving Company that such Tax has been paid or is not applicable.

(b)           Closing of Transfer Books. At the Effective Time, the transfer books of the Company shall be closed, and there shall be no further registration of transfers of Common Units outstanding immediately prior to the Effective Time thereafter on the records of the Company. If, after the Effective Time, any Certificates are presented to the Surviving Company or the Paying Agent for any reason, they shall be marked canceled and exchanged as provided in this Article IV.

(c)           Termination of Merger Fund. Any portion of the Merger Fund that remains unclaimed by the former holders of Common Units and other eligible Persons in accordance with this Article IV following one (1) year after the Effective Time shall be delivered to the Surviving Company upon demand, and any such holder or eligible Person who has not previously complied with this Article IV shall thereafter look only to the Surviving Company, and the Surviving Company shall remain liable, for payment of any such holder’s or eligible Person’s claim for the Merger Consideration without any interest.

(d)           Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in customary and reasonable amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue the Merger Consideration in exchange for such lost, stolen or destroyed Certificate. Delivery of such affidavit and the posting of such bond shall be deemed delivery of a Certificate with respect to the relevant Common Units for purposes of this Article IV.

(e)           Withholding Taxes. Parent, the Surviving Company or the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration or other amounts otherwise payable pursuant to this Agreement to any former holder of Common Units, Restricted Stock Units or Performance Share Units such amounts as Parent, the Surviving Company or the Paying Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld by Parent, the Surviving Company or the Paying Agent and remitted to the relevant Taxing Authority on behalf of the former holder of Common Units, Restricted Stock Units or Performance Share Units, such deducted, withheld and remitted amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Common Units, Restricted Stock Units or Performance Share Units in respect of which such deduction, withholding and remittance to the relevant Taxing Authority was made by Parent, the Surviving Company or the Paying Agent, as the case may be. Parent, the Surviving Company and the Paying Agent shall cooperate with each other and with the former holders of Common Units, Restricted Stock Units or Performance Share Units in the collection, preparation and filing of any forms or other documentation relating to any claim of exemption or relief from any requirement to withhold so as to eliminate or minimize to the greatest extent possible any such requirement.

(f)            No Liability. None of Parent, Merger Sub, the Company, MIC, the Surviving Company or the Paying Agent shall be liable to any Person in respect of any portion of the Merger Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Merger Fund remaining unclaimed by holders of shares of Common Units as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent not prohibited by applicable Law, become the property of Parent, free and clear of all or any claims or interest of any Person previously entitled thereto.

Section 4.3            Treatment of Restricted Stock Units and Performance Share Units.

(a)           Restricted Stock Units. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, MIC or any holder of any Common Units or Restricted Stock Units, each Restricted Stock Unit outstanding immediately prior to the Effective Time (whether vested or unvested) shall be fully vested and shall be canceled and converted into the right to receive an amount in cash (without interest and less any applicable Taxes required to be withheld in accordance with Section 4.2(e) [(Exchange of Common Units for Merger Consideration; Withholding Taxes)]) with respect to such payment) determined by multiplying (i) the Merger Consideration by (ii) the number of Common Units subject to such Restricted Stock Unit immediately prior to the Effective Time.

(b)           Performance Share Units Granted Under the LTIP. Except as provided in Section 4.3(c) below, treatment of Performance Share Units under the LTIP is as set forth on Section 4.3(b) of the MIC Disclosure Letter.

(c)           Adjustment of Awards/Termination of Employment/MGS Transferred Employees. For the avoidance of doubt, (i) all Restricted Share Units and Performance Share Units outstanding on the date hereof will be subject to adjustment under the terms of the Company Equity Plans upon a stock dividend or other extraordinary dividend paid in connection with the MIC Sale, (ii) any employee whose employment or service is terminated prior to the Closing will have his or her Restricted Share Units and Performance Share Units forfeit, vest or be payable in accordance with the applicable award documents and the Company Equity Plans with the MIC Sale constituting a “change in control” under such plans and agreements and based upon achievement of the applicable performance goals of the award up until the Closing, or the end of the original performance period, if earlier, and (iii) employees of MGS who have their employment transferred to the Company or a MIC Hawaii Company to become MGS Transferred Employees will have their retained Restricted Share Units and Performance Share Units be subject to the provisions set forth in Section 4.3(a) [(Treatment of Restricted Stock Units and Performance Share Units; Restricted Stock Units)] and Section 4.3(b) [(Treatment of Restricted Stock Units and Performance Share Units; Performance Share Units Granted Under the LTIP)]; provided that, in the case of the foregoing subclause (iii), (A) notwithstanding actual achievement of performance levels for the applicable performance period, performance for Performance Share Units will be based on assumed achievement of target level performance and the target number of Common Units subject to such Performance Share Units will be multiplied by a fraction of which the numerator is the number of days elapsed in the performance period as of the Closing and the denominator is the number of days in the full performance period and (B) in the event an MGS Transferred Employee is terminated other than for “cause” prior to the MIC Sale, (1) his or her Restricted Stock Units will become fully vested and (2) his or her Performance Share Units will vest based on assumed achievement of target level performance and with the target number of Common Units subject to such Performance Share Units multiplied by a fraction of which the numerator is the number of days elapsed in the performance period as of the termination date and the denominator is the number of days in the full performance period.

(d)          Timing of Payments. Unless a later time for payment is expressly required under the terms of an applicable Company Equity Plan or equity award agreement and only to the extent that the timing of such payment would not result in a violation of Section 409A of the Code, the Surviving Company shall pay the holders of outstanding Restricted Stock Units and Performance Share Units the cash payments described in this Section 4.3(d), including any dividends or dividend equivalent rights accrued under any Restricted Stock Units and Performance Share Units, promptly after the Effective Time, but in any event no later than the third (3rd) Business Day after the Effective Time. If a later time of payment is required under the terms of the applicable Company Equity Plan or equity award agreement and/or Section 409A of the Code, then payment shall be made at the earliest time provided and allowed thereunder. All of the actions described in this Section 4.3(d) shall be made in a manner consistent with Section 409A of the Code.

(e)           Withholding. All payments in respect of Restricted Stock Units or Performance Share Units and any dividends or dividend equivalent rights on such awards shall be subject to all applicable withholding in accordance with Section 4.2(e) [(Exchange of Common Units for Merger Consideration; Withholding Taxes)].

Section 4.4            No Appraisal Rights. No appraisal rights shall be available with respect to the Merger.

Section 4.5            Adjustments to Prevent Dilution. In the event that, at any time during the period from the date hereof to the Effective Time, the Company or MIC, notwithstanding Section 8.3 [(Conduct of Business by the Company and MIC Pending the Closing)], changes the number of Common Shares or Common Units, as applicable, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Common Shares or Common Units, as applicable, then the Merger Consideration shall be appropriately adjusted to reflect such change.

Section 4.6            Further Assurances. If at any time before or after the Effective Time, Parent, MIC or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement and to vest Parent following the Merger with all full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company at or after the Effective Time, then Parent, Merger Sub, the Company, MIC and the Surviving Company and their respective officers and directors or managers shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

Article V

REPRESENTATIONS AND WARRANTIES OF MIC

Except (a) as set forth in the correspondingly numbered sections of the disclosure letter (subject to Section 11.3 [(Rules of Construction; Interpretation)]) dated as of the date of this Agreement and delivered by MIC to Parent (the “MIC Disclosure Letter”) concurrently with the execution of this Agreement, and (b) as set forth in any Company Report or MIC Report, or incorporated by reference into any such document, in each case, prior to the date hereof (excluding any statement set forth in any “risk factor” section or section relating to forward looking statements) (it being understood that (i) any matter disclosed in any Company Report or MIC Report will be deemed to be disclosed in a section of the MIC Disclosure Letter only to the extent that it is reasonably apparent on the face of such disclosure in such filing or report that it is applicable to such section of the MIC Disclosure Letter and (ii) this clause (b) will not apply to any of Section 5.1, Section 5.2, and Section 5.5), MIC hereby represents and warrants to Parent and Merger Sub on the date hereof and as of immediately prior to the consummation of the Reorganization as follows:

Section 5.1            Due Organization, Good Standing and Power. MIC is a corporation duly incorporated and validly existing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. MIC is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each jurisdiction in which the character or location of the properties it owns, leases or operates or the nature of the business it conducts makes such qualification, license or good standing (or the equivalent thereof) necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing (or the equivalent thereof) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.2            Authorization; Noncontravention.

(a)           MIC has the requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by MIC as contemplated hereby and thereby, to perform its obligations hereunder and thereunder and, subject to the MIC Stockholder Approval, to consummate the transactions contemplated hereby and thereby. Except for the approvals described in the following sentence, the execution, delivery and performance of this Agreement by MIC, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by all necessary corporate or other action. No other corporate proceedings on the part of MIC are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger, other than the MIC Stockholder Approval and the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by MIC and, assuming that this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of MIC enforceable against MIC in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles. The MIC Board has adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, MIC and its stockholders, (ii) approving this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted for consideration at a meeting of MIC’s stockholders and (iv) recommending that the stockholders of MIC, on a binding, advisory basis, approve this Agreement and the transactions contemplated hereby, including the Merger.

(b)           The execution and delivery by MIC of this Agreement do not, and the performance of its obligations hereunder will not, (i) subject to the receipt of the MIC Stockholder Approval, conflict with any provision of the Constituent Documents of MIC or any of MIC Subsidiaries, (ii) create any Lien (other than Permitted Liens) upon any of the properties or assets of MIC or any of MIC Subsidiaries, (iii) conflict with or result in a breach of, or constitute a default under, any Material Contract or (iv) subject to the receipt of any consents, approvals, authorizations, declarations, filings and notices required under any Antitrust Laws or set forth in Section 5.3 [(Consents and Approvals)], contravene any domestic or foreign Law or any Order applicable to MIC or by which any of its properties or assets are bound, except, in the case of clauses (ii), (iii) and (iv) above, for such consents, approvals, authorizations, declarations, filings or notices the failure of which to obtain, or such conflicts, breaches or defaults which, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.3           Consents and Approvals. The execution and delivery by MIC of this Agreement do not, and the performance of its obligations hereunder will not, require any consent, clearance, expiration or termination of waiting periods, waiver, approval or authorization of, or filing with or notification to, or registration with, any Governmental Entity to be made or sought by MIC except for (a) the pre-merger notification requirements under the HSR Act, (b) the applicable requirements of the Exchange Act, (c) the applicable requirements of the NYSE or any other national securities exchange on which the Common Shares or Common Units are listed, (d) the filing of the Certificate of Merger pursuant to the DLLCA, (e) any registration, filing or notification required pursuant to state securities or blue sky laws, and (f) any such consent, clearance, expiration or termination of waiting periods, waiver, approval, authorization, filing, notification or registration, the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 5.4            SEC Reports; Financial Statements; No Undisclosed Liabilities.

(a)          MIC and each MIC Subsidiary has timely filed or furnished, as applicable, all material reports, prospectuses, schedules, forms, registration statements, definitive proxy statements, statements and other documents required to be filed by it with, or furnished by it to, the SEC under the Securities Act or the Exchange Act, as the case may be, during the last three (3) years (such documents and any other documents filed by MIC or any MIC Subsidiary with the SEC, as have been supplemented, modified or amended since the time of filing, and all information incorporated by reference therein, collectively, the “MIC Reports”). As of its respective date, or if amended, as of the date of the last such amendment, each MIC Report (i) complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, applicable to such MIC Report and (ii) except with regard to the financial statements contained therein, which are addressed in Section 6.5(b), did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements. As of the date of this Agreement, (A) there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any MIC Report, (B) none of the MIC Reports is the subject of ongoing SEC review or outstanding SEC comment, and (C) there has been no material correspondence between the SEC and MIC or any MIC Subsidiary since December 31, 2019 that is not available on the SEC’s Electronic Data Gathering and Retrieval database.

(b)          The consolidated financial statements (including any notes thereto) contained in the MIC Reports (“Consolidated Financial Statements”) (i) have complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) have been prepared from the books and records of MIC and the consolidated MIC Subsidiaries in all material respects, (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented, except as otherwise noted therein and subject, in the case of interim unaudited financial statements, to normal, recurring year-end adjustments as permitted by GAAP and the applicable rules and regulations of the SEC and (iv) fairly present in all material respects the consolidated financial position, the consolidated results of operations, changes in shareholders’ equity and cash flows of MIC and its consolidated Subsidiaries as of the dates or for the periods referred to therein subject, in the case of the unaudited interim financial statements, to normal and year-end adjustments as permitted by GAAP and the applicable rules and regulations of the SEC. During the last three (3) years, there has been no change in MIC’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Consolidated Financial Statements, except as described in the MIC Reports or except as may be required by any Governmental Entity. The methodology used to calculate the reserves reflected in the MIC’s financial statements is in accordance with GAAP. The books and records of MIC and each MIC Subsidiary have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements.

(c)          Since December 31, 2019, each of the principal executive officer and the principal financial officer of MIC has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to the MIC Reports.

(d)          MIC and the MIC Subsidiaries do not have any Liabilities that are required to be set forth in an audited consolidated balance sheet prepared in accordance with GAAP, except for Liabilities (i) reflected on consolidated financial statements (including any notes thereto) contained in the MIC Reports, (ii) arising under any Contract binding upon MIC or any of MIC Subsidiaries (other than as a result of breach thereof), (iii) incurred in the ordinary course of business since December 31, 2019, (iv) incurred in connection with the transactions contemplated hereby, the Reorganization, the MIC Sale or any Alternative MIC Sale or (v) which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)           No MIC Subsidiary is required to file or furnish as an issuer any forms, reports or other documents with the SEC pursuant to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(f)           MIC has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act and sufficient to provide reasonable assurances regarding the reliability of financial reporting for MIC and the MIC Subsidiaries for external purposes in accordance with GAAP. Since December 31, 2019, neither MIC nor, to the Knowledge of MIC, MIC’s independent registered accountant has identified or been made aware of: (1) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by MIC which is reasonably likely to adversely affect MIC’s ability to record, process, summarize and report financial information; or (2) any fraud, whether or not material, that involves the management or other employees of MIC or any of the MIC Subsidiaries who have a significant role in MIC’s internal control over financial reporting.

(g)          MIC has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that material information required to be disclosed by MIC in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the applicable rules, regulations and forms of the SEC and is accumulated and communicated to MIC’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer and the principal financial officer of MIC to make the certifications required under the Exchange Act with respect to such reports.

(h)          As of the date hereof, other than as set forth in the Consolidated Financial Statements, neither MIC nor any of the MIC Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” that would be required to be disclosed under Item 303(a) of Regulation S-K promulgated by the SEC.

(i)            To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is obligated or required to make any payment at Closing as a result of the consummation of the Merger other than (i) the Company Transaction Expenses and (ii) any payments fully recoverable under the MIC Indemnity.

Section 5.5            Capitalization.

(a)           As of the date hereof, the authorized capital stock of MIC consists of 500,000,000 Common Shares, 100 Special Shares and 100,000,000 Preferred Shares.  At the close of business on June 11, 2021, (i) 87,708,777 Common Shares were issued and outstanding, (ii) 100 Special Shares were issued and outstanding, (iii) no Common Shares were held in treasury by MIC, (iv) 67,618 Common Shares were reserved for issuance pursuant to outstanding unsettled Restricted Stock Units, (v) 316,370 Common Shares were reserved for issuance pursuant to outstanding unsettled Performance Share Units, (vi) 25,974 Common Shares were reserved for issuance pursuant to outstanding unsettled director share units and (vii) 1,282,990 Common Shares were reserved for issuance under the Company Equity Plans (excluding any Common Shares described in clauses (iv), (v) and (vi)).  Except as set forth above, at the close of business on June 11, 2021, no Common Shares, Special Shares or Preferred Shares were issued, reserved for issuance or outstanding.  All Common Shares have been duly authorized and validly issued and are fully paid and nonassessable, and are not subject to any preemptive rights. MIC does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of MIC on any matter.

(b)           As of the date hereof, except as described in Section 5.5(a), MIC is not a party to any outstanding option, warrant, call, subscription or other right (including any preemptive right), agreement or commitment which obligates any of them to issue, sell or transfer, or repurchase, redeem or otherwise acquire, any of the membership interests, partnership interests, shares of capital stock or other equity interests in MIC. There are no voting trusts or other agreements or understandings to which MIC is a party with respect to the voting of any membership interests, partnership interests, shares of capital stock or other equity interests of MIC.

Section 5.6            Information in Proxy Statement. None of the information contained or incorporated by reference in the Proxy Statement, as of the date it is first mailed to the stockholders of MIC, and at the time of MIC Stockholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the Exchange Act. No representation or warranty is made by MIC as to the accuracy of any financial projections or forward-looking statements, or with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent, Merger Sub or any of their respective Representatives for inclusion or incorporation by reference in the Proxy Statement.

Section 5.7            Opinion of Financial Advisor. The MIC Board has received the opinions of Lazard Frères & Co. LLC and Evercore Group, LLC (collectively, the “Financial Advisors”) to the effect that, as of the date of such opinions, the Merger Consideration is fair, from a financial point of view, to the holders of Common Units (other than the Manager or its affiliates). True and complete copies of the opinions will be delivered to Parent, for informational purposes only, following receipt thereof by the MIC Board.

Section 5.8            Anti-Takeover Laws. Assuming the accuracy of the representation contained in Section 7.12 [(Ownership of Common Shares)], MIC has taken all necessary actions to render inapplicable to this Agreement, the Merger and the other transactions contemplated hereby the provisions of Section 203 of the DGCL, and, accordingly, no such section nor other anti-takeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 5.9           Broker’s or Finder’s Fees. Except for the fees of the Financial Advisors (whose fees and expenses shall be paid by MIC, the Company or MIC Hawaii in accordance with its agreements with the Financial Advisors), no agent, broker, Person or firm acting on behalf of MIC, the Company or any MIC Subsidiary is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from MIC, the Company or any MIC Subsidiary or any of the other parties hereto in connection with this Agreement or any of the transactions contemplated hereby.

Section 5.10          Litigation. As of the date hereof, there is no Action pending, or, to the Knowledge of MIC, threatened, against MIC or any of the MIC Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or challenging the validity or propriety of any of the transactions contemplated by this Agreement or that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of MIC, no event has occurred or circumstances exist that will give rise to, or serve as a basis for, any such Action.

Section 5.11          Legal Impediments. To the Knowledge of MIC, there are no facts relating to MIC or any of its Affiliates, any applicable Law or any Contract to which MIC or any of its Affiliates is a party that would disqualify MIC from consummating the transactions contemplated hereby, or that would prevent, delay or limit the ability of MIC to perform its obligations hereunder or to consummate the transactions contemplated hereby including obtaining all required consents, approvals, licenses, permits, orders or authorizations from Governmental Entities.

Section 5.12          MIC Indemnity. As of the date hereof, there are no agreements, commitments or obligations binding on MIC or any of its Subsidiaries and, to the Knowledge of MIC, there exists no facts or conditions that impair the ability of Purchaser (as defined in the MIC Sale Agreement), MIC or any of its Subsidiaries to perform its obligations under the MIC Indemnity.

Section 5.13          Exclusivity of Representations. Notwithstanding anything herein to the contrary, it is the explicit intent of the parties hereto, and the parties hereto hereby agree, that the representations and warranties made by MIC in this Article V (as modified by MIC Disclosure Letter), including in any certificate delivered pursuant to Article IX, are the exclusive representations and warranties made by MIC or any other Person with respect to MIC and the MIC Subsidiaries, including the businesses and assets of each of them or the transactions contemplated by this Agreement and any certificate, instrument or document delivered pursuant hereto. MIC hereby disclaims any other express or implied, written or oral, representations or warranties with respect to MIC, any MIC Subsidiary, the businesses and assets of MIC and the MIC Subsidiaries, the Common Shares and the transactions contemplated by this Agreement or any transactions contemplated by any certificate, instrument or document delivered pursuant hereto. Except as expressly set forth in this Agreement, the condition of the businesses and assets of MIC and the MIC Subsidiaries shall be “as is”, “where is” and “with all faults” and MIC does not make any warranty of merchantability, suitability, adequacy, fitness for a particular purpose or quality with respect to the businesses and any of the assets of MIC or any MIC Subsidiary or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent. Except as set forth in this Agreement, neither MIC nor any other Person is, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking prospects, risks or statements (financial or otherwise) of MIC or any of MIC Subsidiaries made, communicated or furnished (orally or in writing) to Parent or its Affiliates or their respective Representatives (including any opinion, information, projection or advice in any management presentation or the confidential information memorandum provided to Parent and its Affiliates and their respective Representatives), and MIC hereby disclaims all Liability and responsibility for any such information and statements. It is understood that any Due Diligence Materials made available to Parent or its Affiliates or their respective Representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of MIC or its Affiliates or its Representatives.

Article VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the correspondingly numbered sections of the disclosure letter (subject to Section 11.3 [(Rules of Construction; Interpretation)]) dated as of the date of this Agreement and delivered by the Company to Parent (the “Company Disclosure Letter”) concurrently with the execution of this Agreement, and (b) as set forth in any MIC Report or Company Report, or incorporated by reference into any such document, in each case, prior to the date hereof (excluding any statement set forth in any “risk factor” section or section relating to forward looking statements) (it being understood that (i) any matter disclosed in any Company Report or MIC Report will be deemed to be disclosed in a section of the Company Disclosure Letter only to the extent that it is reasonably apparent on the face of such disclosure in such filing or report that it is applicable to such section of the Company Disclosure Letter and (ii) this clause (b) will not apply to any of Section 6.1, Section 6.2, Section 6.3, and Section 6.4), the Company hereby represents and warrants to Parent and Merger Sub on the date hereof and as of the Closing Date as follows:

Section 6.1            Due Organization, Good Standing and Power.

(a)           The Company is a limited liability company duly organized and validly existing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each jurisdiction in which the character or location of the properties it owns, leases or operates or the nature of the business it conducts makes such qualification, license or good standing (or the equivalent thereof) necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing (or the equivalent thereof) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          Section 6.1(b) of the Company Disclosure Letter sets forth the name of each MIC Hawaii Company that would constitute a “significant subsidiary” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act, except that references to “ten percent (10%)” in such definition shall be deemed to be references to “twenty-five percent (25%)”) (collectively, the “Significant Subsidiaries”), and the state or jurisdiction of its organization. Each Significant Subsidiary is duly organized, validly existing, is duly qualified or licensed to do business and in good standing (or the equivalent thereof) under the Laws of its jurisdiction of incorporation or formation and each has all requisite power (corporate or otherwise) and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)           Section 6.1(c) of the Company Disclosure Letter sets forth the name of each Subsidiary of MIC Hawaii.

Section 6.2             Authorization; Noncontravention.

(a)            The Company has the requisite limited liability company power and authority and has taken all limited liability company action necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by the Company as contemplated hereby and thereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by the Company and each agreement to be delivered by the Company as contemplated hereby, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized and approved by all necessary limited liability company or other action. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger, other than the filing of the Certificate of Merger pursuant to the DLLCA. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles. MIC, as the sole member of the Company, has adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company, and (ii) approving this Agreement and the transactions contemplated hereby, including the Merger.

(b)            The execution and delivery by the Company of this Agreement and each agreement to be delivered by the Company as contemplated hereby does not, and the performance of its obligations hereunder and thereunder will not, (i) conflict with any provision of the Constituent Documents of the Company or any MIC Hawaii Company, (ii) create any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any MIC Hawaii Company, (iii) subject to any consents, approvals, authorizations, declarations, filings and notices (A) that are required to be made after the Closing or (B) set forth in Section 6.2(b)(iii) of the Company Disclosure Letter, conflict with or result in a breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the payment of any additional fee, penalty or other amount under, or require any consent, approval, authorization, declaration, filing, registration or other action by or notice to any Person pursuant to, any Material Contract or Permit or (iv) subject to any consents, approvals, authorizations, declarations, filings and notices (A) described in Section 6.3, or (B) set forth in Section 6.3(f) of the Company Disclosure Letter, contravene any domestic or foreign Law or any Order applicable to the Company or by which any of its properties or assets are bound, except, in the cases of clauses (ii), (iii) and (iv) above, for such consents, approvals, authorizations, declarations, filings or notices the failure of which to obtain, or such conflicts, breaches or defaults which, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 6.3             Consents and Approvals. The execution and delivery by the Company of this Agreement and each agreement to be delivered by the Company as contemplated hereby does not, and the performance of its obligations hereunder and thereunder will not, require any consent, clearance, expiration or termination of waiting periods, waiver, approval or authorization of, or filing with or notification to, or registration with, any Governmental Entity to be made or sought by the Company except for (a) the pre-merger notification requirements under the HSR Act, (b) the applicable requirements of the Exchange Act, (c) the applicable requirements of the NYSE or any other national securities exchange on which the Common Shares or Common Units are listed, (d) the filing of the Certificate of Merger pursuant to the DLLCA, (e) any registration, filing or notification required pursuant to state securities or blue sky laws, (f) the filings and notices set forth in Section 6.3(f) of the Company Disclosure Letter (the “Other Regulatory Approvals”), (g) filing of a declaration or joint notice with CFIUS pursuant to the DPA and the receipt of the CFIUS Approval, and (h) any such consent, clearance, expiration or termination of waiting periods, waiver, approval, authorization, filing, notification or registration, the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 6.4             Capitalization.

(a)            As of the date hereof, all of the limited liability company interests of the Company are owned directly by MIC, free and clear of any Lien, and constitute all of the issued and outstanding membership interests of the Company, and all of the outstanding equity interests of each MIC Hawaii Company are owned directly or indirectly by MIC, free and clear of any Lien, and constitute all of the issued and outstanding membership interests of each MIC Hawaii Company. No membership interests, partnership interests, shares of capital stock or other equity securities of the Company or MIC Hawaii Companies were reserved for issuance. All issued and outstanding equity interests or shares of capital stock or other equity interests of each of the Company and the MIC Hawaii Companies, as applicable, have been duly authorized and validly issued and are fully paid and nonassessable, and are not subject to any preemptive rights. Neither the Company nor any MIC Hawaii Company has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the equityholders of the Company or any such MIC Hawaii Company on any matter. Immediately following the consummation of the Reorganization, (i) the number of Common Units and the number of Special Units outstanding will be the same as the number of Common Shares and the number of Special Shares, respectively, outstanding immediately prior to the Reorganization and (ii) all of the outstanding equity interests of each MIC Hawaii Company will be owned directly or indirectly by the Company.

(b)            Except as described in Section 6.4(a), neither the Company nor any MIC Hawaii Company is a party to any outstanding option, warrant, call, subscription or other right (including any preemptive right or right of first refusal), agreement, arrangement or commitment which obligates any of them to issue, sell or transfer, or repurchase, redeem or otherwise acquire, any of the membership interests, partnership interests, shares of capital stock or other equity interests in the Company or any MIC Hawaii Company. There are no voting trusts or other agreements or understandings to which the Company or any MIC Hawaii Company is a party with respect to the voting of any membership interests, partnership interests, shares of capital stock or other equity interests of the Company or any MIC Hawaii Company.

(c)            As of the date hereof, neither the Company nor any MIC Hawaii Company owns any equity interest in any Person (other than equity interests in the MIC Hawaii Companies).

Section 6.5             SEC Reports; Financial Statements; No Undisclosed Liabilities.

(a)            The Company has timely filed or furnished, as applicable, all material reports, prospectuses, schedules, forms, registration statements, definitive proxy statements, statements and other documents required to be filed by it with, or furnished by it to, the SEC under the Securities Act or the Exchange Act, as the case may be, since February 17, 2021 (such documents and any other documents filed by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, and all information incorporated by reference therein, collectively “Company Reports”). As of its respective date, or if amended, as of the date of the last such amendment, each Company Report (i) complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, applicable to such Company Report and (ii) except with regard to the financial statements contained therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, (A) there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any Company Report, (B) none of the Company Reports is the subject of ongoing SEC review or outstanding SEC comment, and (C) there has been no material correspondence between the SEC and the Company or any MIC Hawaii Company that is not available on the SEC’s Electronic Data Gathering and Retrieval database.

(b)            The Company has made available to Parent (i) the audited consolidated balance sheet of HGC Holdings LLC and its Subsidiary, Waihonu Equity Holdings, LLC and its Subsidiaries, and in each case the related consolidated statements of income and comprehensive income, changes in member’s equity and cash flows for the fiscal years ended December 31, 2020 and December 31, 2019 (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of MIC Hawaii and its Subsidiaries and the related consolidated statements of income for the fiscal years ended December 31, 2020 and December 31, 2019 (collectively with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (i) have been prepared in accordance with GAAP in all material respects and (ii) fairly present in all material respects the consolidated financial position and results of operations of HGC Holdings LLC and its Subsidiary, Waihonu Equity Holdings, LLC and its Subsidiaries or MIC Hawaii and its Subsidiaries, as applicable, as of the respective dates and for the respective periods indicated therein.

(c)            Each of the Company and of the MIC Hawaii Companies maintains proper and adequate internal accounting controls that provide reasonable assurance that: (i) transactions are executed with management’s authorization; (ii) transaction are recorded as necessary to permit preparation of the Financial Statements of the Company and to maintain accountability for the Company’s assets; (iii) access to the Company’s assets is permitted only in accordance with management’s authorization; and (iv) the reporting of the Company’s assets is compared with existing assets at regular intervals.

(d)             Section 6.5(d) of the Company Disclosure Letter sets forth (i) a good faith estimate of the Company Transaction Expenses incurred through the date hereof that have not been paid or otherwise settled as of the date hereof, (ii) the amount of the fees required to be paid under the Disposition Agreement and (iii) a good faith estimate, based on the information in the Company’s possession as of the date hereof, of the amount of all other Company Transaction Expenses expected to be incurred through the Closing (including the payments to financial advisors that constitute Company Transaction Expenses that are due as of the Closing).

(e)            Section 6.5(e) of the Company Disclosure Letter sets forth a list of all outstanding Indebtedness described in clauses (a), (b), (c), (d) and (h) of the definition thereof of the Company and the MIC Hawaii Companies as of the date of this Agreement.

(f)             The Company and the MIC Hawaii Companies do not have any Liabilities that are required to be set forth in an audited consolidated balance sheet prepared in accordance with GAAP or in the notes thereto, except for Liabilities (i) reflected on consolidated financial statements (including any notes thereto) contained in the MIC Reports or Company Reports, (ii) arising under any Contract binding upon the Company or any of the MIC Hawaii Companies (other than as a result of breach thereof), (iii) incurred in the ordinary course of business since December 31, 2020, (iv) incurred in connection with the transactions contemplated hereby, the Reorganization, the MIC Sale or any Alternative MIC Sale, or (v) which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 6.6             Absence of Certain Changes.

(a)            Except as contemplated hereunder, since December 31, 2020 to the date hereof, (i)  the Company and the MIC Hawaii Companies have in all material respects conducted their businesses in the ordinary course, (ii) neither the Company nor any of the MIC Hawaii Companies has materially increased the compensation of any officer or granted any general, material salary increase to their respective employees, or created, materially modified or materially amended any Employee Benefit Plans, other than in the ordinary course of business or as required by applicable Law or collective bargaining agreement, (iii) neither the Company nor any of the MIC Hawaii Companies has acquired or divested any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or sale, or by any other manner, in a single transaction or a series of related transactions or entered into any binding Contract with respect to the foregoing, (iv) there has been no material change by the Company or any of the MIC Hawaii Companies in accounting principles, practices or methods except as required by Law or GAAP, and (v) there has been no event or condition which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(b)            Since March 31, 2021 to the date hereof, none of MIC or any MIC Subsidiary has made or authorized any payments or taken any actions which would constitute Leakage (as defined in the MIC Sale Agreement), other than the making of payments that constitute Permitted Leakage (as defined in the MIC Sale Agreement).

Section 6.7             Compliance with Laws; Regulatory. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the MIC Hawaii Companies, taken as a whole:

(a)            The operations of the Company and the MIC Hawaii Companies are not being, and during the last three (3) years have not been, conducted in violation of any Law or Order applicable to the Company or any of the MIC Hawaii Companies. During the last three (3) years, neither the Company nor any of the MIC Hawaii Companies has received written or, to the Knowledge of the Company, any other notice of any claims or charges that are pending against the Company or the MIC Hawaii Companies with respect to any violation of any Law or Order.

(b)            MIC Hawaii is a “holding company” and The Gas Company, LLC d/b/a Hawaii Gas is a “public-utility company” (as those terms are defined in PUHCA).

(c)            Each of the MIC Hawaii Companies is not subject to or is otherwise exempt from regulation by FERC regarding access to books and records under the PUHCA.

(d)            None of the MIC Hawaii Companies (i) is a “public utility” under the FPA, (ii) is a “natural-gas company” under the NGA or (iii) requires any approval of the FERC under any of Sections 203, 205, or 206 of the FPA, to execute and deliver this Agreement or consummate the transactions contemplated hereby.

(e)            Each of the electric generation facilities owned or controlled by SW Cogen Project, LLC, Waihonu North, LLC, and Waihonu South, LLC (each of which is indirectly owned or controlled by the MIC Hawaii Companies), is either a “qualifying small power production facility” or a “qualifying cogeneration facility”, as those terms are defined in 16 U.S.C. 796, and each such electric generation facility is the subject of a self-certification of qualifying facility status, FERC Form 556, that has been duly filed with FERC consistent with 18 C.F.R. § 292.203.

(f)             Each of the electric generation facilities owned or controlled by GWE Solar-Storage HI 1, LLC and OTWC HI2 LLC (each of which is indirectly owned or controlled by MIC Hawaii), is a “qualifying small power production facility,” as that term is defined in 16 U.S.C. § 796(17)(C), and each such electric generation facility is exempt from the certification filing requirements of 18 C.F.R. § 292.203 pursuant to 18 C.F.R. § 292.203(d).

(g)            Apart from those companies that are enumerated in clauses (e) and (f) of this Section 6.7, none of the MIC Hawaii Companies nor any of their direct or indirect Subsidiaries is engaged in the generation, transmission, distribution, or sale of electricity.

(h)            Apart from approval by the HPUC under Hawaii Revised Statutes Chapter 269-19, none of the Company or the MIC Hawaii Companies requires any approval of the HPUC to execute and deliver this Agreement or consummate the transactions provided for hereunder.

Section 6.8             Permits. The Company and the MIC Hawaii Companies are, and have been during the last three (3) years, in possession of all federal, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, exemptions and Orders issued by or obtained from Governmental Entities (collectively, the “Permits”) that are necessary for the operation of the business of the Company and/or the MIC Hawaii Companies as presently conducted, or that are necessary for the lawful ownership of their respective properties and assets, except to the extent that the failure to hold any such Permits would not reasonably be expected to be, individually or in the aggregate, material to the Company and the MIC Hawaii Companies, taken as a whole. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the MIC Hawaii Companies, taken as a whole, each such Permit is in full force and effect and the Company and each of the MIC Hawaii Companies is, and during the last three (3) years has been, in compliance with its Permits, there have occurred no defaults under, violation of, or events giving rise to a right of termination, amendment or cancellation of any such Permit, and all due and payable fees and charges with respect to such Permits as of the date hereof have been paid in full. There are no Actions pending or, to the Knowledge of the Company, threatened which would reasonably be expected to result in the revocation or termination or suspension or nonrenewal of any such Permit that is material to the Company or any of the MIC Hawaii Companies, except for such Actions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has not received during the last three (3) years any written notice or, to the Knowledge of the Company, any other notice from any Governmental Entity regarding revocation, suspension, nonrenewal or amendment of any material Permit.

Section 6.9             Litigation. As of the date hereof, there is no Action pending, or, to the Knowledge of the Company, threatened in writing, against the Company or any of the MIC Hawaii Companies which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 6.10           Employee Benefit Plans.

(a)            Except as set forth on Section 6.10(a)(i) of the Company Disclosure Letter, none of the Company or any of the MIC Hawaii Companies maintains, sponsors, is a party to, participates in, or has a commitment to create or has any liability or contingent liability with respect to: (i) any “employee welfare benefit plan” or “employee pension benefit plan” (as those terms are defined in sections 3(1) and 3(2), respectively, of ERISA), other than a “multiemployer plan” (as defined in section 3(37) of ERISA); (ii) any retirement or deferred compensation plan, incentive compensation plan, stock plan, retention plan or agreement, unemployment compensation plan, vacation pay, change in control, severance pay, bonus or benefit arrangement, insurance or hospitalization program, flexible benefit plan, cafeteria plan, dependent care plan or any fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an employee benefit plan (as defined in section 3(3) of ERISA); or (iii) any employment agreement or consulting agreement (as such plans or arrangements listed on Section 6.10(a)(i) referred to as an “Employee Benefit Plan”). Section 6.10(a)(ii) of the Company Disclosure Letter lists each Employee Benefit Plan which is sponsored by the Company or any of the MIC Hawaii Companies (each Employee Benefit Plan listed on Section 6.10(a)(ii) referred to as a “Company Benefit Plan”).

(b)            A true and correct copy of each material Employee Benefit Plan (other than any multiemployer plan), and all contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements and recordkeeping agreements, each as in effect on the date hereof, has been supplied to Parent. In the case of any Employee Benefit Plan which is not in written form, Parent has been supplied with an accurate description of such Employee Benefit Plan as in effect on the date hereof. A true and correct copy of the most recent annual report, actuarial report, accountant’s opinion of the plan’s financial statements, summary plan description and IRS determination letter with respect to each Employee Benefit Plan (other than any multiemployer plan), to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradable) held with respect to any funded Employee Benefit Plan has been supplied to Parent, and there have been no material changes in the financial condition in the respective plans from that stated in the annual reports and actuarial reports supplied.

(c)             Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to any Employee Benefit Plan that is subject to Title IV of ERISA:

(i)                there has been no reportable event (as described in section 4043 of ERISA);

(ii)               no steps have been taken to terminate any such plan;

(iii)              there has been no withdrawal (within the meaning of section 4063 of ERISA) of a “substantial employer” (as defined in section 4001(a)(2) of ERISA);

(iv)              no event or condition has occurred which might constitute grounds under section 4042 of ERISA for the termination of or the appointment of a trustee to administer any such plan;

(v)               no event or condition has occurred which would give rise to liabilities under section 4062(e) of ERISA;

(vi)              the minimum funding standards of Section 412 of the Code have been satisfied, no waiver of the minimum funding standards have been granted and none of the Company or any of its ERISA Affiliates has requested a funding waiver;

(vii)             no event has occurred with respect to any such plan which has resulted or would reasonably be expected to result in a lien being imposed on the assets of the Company or any of its ERISA Affiliates; and

(viii)            based upon the latest actuarial valuation, if each such plan were terminated on December 31, 2020, there would have been no unfunded liabilities with respect to any such place, its participants and beneficiaries or the Pension Benefit and Guaranty Corporation.

(d)            None of the Company, the MIC Hawaii Companies or any of their ERISA Affiliates contributes to, has contributed to, or has any liability or contingent liability with respect to a multiemployer plan (as defined in section 3(37) of ERISA). None of the Employee Benefit Plans is a multiple employer pension plan or a multiple employer welfare arrangement (within the meaning of section 3(40) of ERISA). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Employee Benefit Plans (other than any multiemployer plan) comply in form with all requirements of applicable law and have been administered in all respects in accordance with their terms and with all applicable requirements of law (including, in the case of any Employee Benefit Plan which is an employee pension benefit plan, the requirements of Sections 401(a) and 501(a) of the Code), and no event has occurred which will or could cause any such Employee Benefit Plan to fail to comply with such requirements and no notice has been issued by any Governmental Entity questioning or challenging such compliance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of the MIC Hawaii Companies, nor any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Employee Benefit Plan. No material Action has been made or commenced, and the Company has received no written threat of any material Action, against the Company or any of the MIC Hawaii Companies in writing with respect to any Employee Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of such denied claims). None of the assets of any Employee Benefit Plan are invested in employer securities or employer real property.

(e)            Each Employee Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code, has received a favorable determination letter or opinion letter from the IRS or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, to the Knowledge of the Company, no event has occurred and no condition exists which would reasonably be expected to result in the revocation of any such determination letter or opinion letter.

(f)             Each Employee Benefit Plan has been maintained and operated in material documentary and operational compliance with Section 409A of the Code or an available exemption therefrom.

(g)            Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the MIC Hawaii Companies, taken as a whole, there have been no acts or omissions by the Company, the MIC Hawaii Companies or, to the Knowledge of the Company, any of their ERISA Affiliates which will give rise to material interest, fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Company or any of the MIC Hawaii Companies may be liable or under Section 409A of the Code for which the Company or any of the MIC Hawaii Companies or any participant in any Employee Benefit Plan that is a nonqualified deferred compensation plan (within the meaning of Section 409A of the Code) may be liable. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the MIC Hawaii Companies, taken as a whole, the Company, and each Employee Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “Health Plan”) (i) is currently in compliance with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“PPACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”), and the regulations and guidance issued thereunder (collectively, with PPACA and HCERA, the “Healthcare Reform Laws”), and (ii) has been in compliance with all applicable Healthcare Reform Laws since March 23, 2010. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no event has occurred, and no conditions or circumstance exists, that would reasonably be expected to subject the Company, or any Health Plan, to penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code or any other provision of the Healthcare Reform Laws.

(h)            Neither the consummation of the transactions contemplated by this Agreement nor this Agreement will (i) result in any material payment from the Company and/or any of the MIC Hawaii Companies becoming due, or materially increase the amount of any compensation due, to any Company Employee or any other person who performs services for the Company or any of the MIC Hawaii Companies, (ii) materially increase any benefits otherwise payable under any Employee Benefit Plan or (iii) result in the acceleration of the time of payment (including the funding of a trust) or vesting of any compensation or benefits in any material respect from the Company and/or any of the MIC Hawaii Companies to any Company Employee or any other person who performs services for the Company or any of the MIC Hawaii Companies.

(i)             Without limiting the generality of the foregoing, no amount payable to any employee or any other Person (whether in cash or property or as a result of accelerated vesting) as a result of the consummation of the transactions contemplated by this Agreement or this Agreement (either alone or together with any other event) under any Employee Benefit Plan or other compensation arrangement would be nondeductible under Section 280G of the Code. Neither the Company nor any of the MIC Hawaii Companies has any obligation to gross-up, indemnify or otherwise reimburse any Company Employee or any other person for any Taxes incurred by such Person under Section 409A or 4999 of the Code, or any interest or penalty related thereto.

(j)             None of the Company or any of the MIC Hawaii Companies has any liability or contingent liability for providing, under any Employee Benefit Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code or applicable state law.

(k)            There has been no act or omission that would materially impair the ability of the Company and the MIC Hawaii Companies (or any successor thereto) to unilaterally amend or terminate any Company Benefit Plan unless the continuation of the plan is required under a collective bargaining agreement or with respect to a plan that, by its terms, does not allow unilateral amendment or termination of a plan or an award agreement to the detriment of a plan participant.

Section 6.11           Labor Matters.

(a)            Section 6.11(a) of the Company Disclosure Letter sets forth a list of collective bargaining agreements with labor unions to which the Company or any of the MIC Hawaii Companies is a party. No labor union has made a pending written demand to the Company or any of the MIC Hawaii Companies for recognition or certification with respect to the employees of the Company or any of the MIC Hawaii Companies. There are no representation or certification proceedings or petitions seeking a representation proceeding presently pending, nor has the Company during the last three (3) years received any written threat of any representation or certification proceedings or petitions seeking a representation proceeding to be, brought or filed with the National Labor Relations Board or any other labor Governmental Entity with respect to the employees of the Company or any of the MIC Hawaii Companies, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, there are no presently pending, and the Company has received no written threat of any, strikes, lockouts, work stoppages or collective labor disputes affecting the employees of the Company or any of the MIC Hawaii Companies, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            The Company and the MIC Hawaii Companies are in compliance with all applicable Laws relating to labor or employment relations or practices, including terms and conditions of employment, collective bargaining, equal opportunity, discrimination and harassment, wage, hours and overtime, immigration, health and safety, workers compensation and unemployment compensation, except for any failure to comply that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. As of the date hereof, there is no Action presently pending and the Company has received no written threat of any Action against the Company or any of the MIC Hawaii Companies with respect to its or their labor or employment relations, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all independent contractors and consultants providing personal services to the Company or any of the MIC Hawaii Companies have been properly classified as independent contractors for purposes of all Laws, including Laws with respect to employee benefits, and (ii) all employees of the Company or any of the MIC Hawaii Companies have been properly classified under the Fair Labor Standards Act.

(d)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, during the preceding three (3) years, (i) neither the Company nor any of the MIC Hawaii Companies has effectuated a “plant closing” (as defined in the WARN Act or any similar applicable Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act or any similar applicable Law) in connection with the Company or any of the MIC Hawaii Companies affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) the Company or any of the MIC Hawaii Companies has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar applicable Law. No employee of the Company or any of the MIC Hawaii Companies has experienced an “employment loss,” as defined by the WARN Act or any similar applicable Law, requiring notice to employees in the event of a closing or layoff, within the past ninety (90) days.

(e)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, during the last three (3) years, no Governmental Entity has found any violations or issued penalties against the Company or any of the MIC Hawaii Companies with respect to any employees. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of the MIC Hawaii Companies is in compliance with the Immigration Reform and Control Act of 1986. The Company and the MIC Hawaii Companies maintain I-9 employment authorization files on all of their employees as required by Law.

(f)             The Company and the MIC Hawaii Companies have investigated or reviewed all sexual harassment or other harassment, discrimination or retaliation allegations, in each case that were reported through official channels established by the MIC Hawaii Companies for purposes of reporting such allegations to the human resources department of the MIC Hawaii Companies during the preceding three (3) years. With respect to each such allegation deemed by the Company or any MIC Hawaii Company to have potential merit, the Company has taken reasonable corrective action to address such allegation.

(g)            Section 6.11(g) of the Company Disclosure Letter contains a schedule of all Company Employees, including in the case of each such Company Employee, the following information as of the date hereof: (a) title or position; (b) date of hire; (c) work location; (d) whether full-time or part-time and whether exempt or non-exempt; (e) whether covered by the terms of a collective bargaining or an employment agreement; (f) annual salary, including hourly rate, as applicable, and, if applicable, target bonus and other incentive compensation, which, subject to Section 8.3, may be updated by the Company from time to time through Closing.

Section 6.12            Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)            Tax Returns. The Company and each of the MIC Hawaii Companies has filed or caused to be filed all Returns that are required to be filed by, or with respect to, the Company and each of the MIC Hawaii Companies on or prior to the date hereof (taking into account any applicable extension of time within which to file), and all such Returns were correct and complete.

(b)            Payment of Taxes. All Taxes and Tax liabilities of the Company and each of the MIC Hawaii Companies that are due and payable have been timely paid (taking into account any applicable extension of time), and all accrued Taxes not yet due and payable have been accrued on the books and records of the Company and each of the MIC Hawaii Companies, as applicable, in accordance with GAAP. Neither the Company nor any MIC Hawaii Company has received a Tax refund or Tax credit to which it is not entitled.

(c)            Other Tax Matters.

(i)                As of the date hereof, neither the Company nor any of the MIC Hawaii Companies is currently the subject of an audit or other examination relating to the payment of Taxes of the Company or such MIC Hawaii Company by any Taxing Authority, nor has the Company or any of the MIC Hawaii Companies received any written notices from any Taxing Authority that such an audit or examination is contemplated or pending. All deficiencies for Taxes assessed against the Company or any MIC Hawaii Company have either been fully paid or appropriate reserves have been established with respect to such deficiencies in accordance with GAAP.

(ii)               Neither the Company nor any of the MIC Hawaii Companies is presently contesting any Tax liability of the Company or such MIC Hawaii Company before any court, tribunal or agency.

(iii)              The Company and each MIC Hawaii Company has complied in all respects with all applicable Laws relating to the reporting, payment, and withholding of Taxes and all Taxes which each of the Company and each MIC Hawaii Company is required by Law to withhold or collect, including sales and use taxes, goods and services taxes, and all amounts required to be withheld for Taxes of any employee, independent contractor, creditor, stockholder, or other third party have been duly withheld or collected and, to the extent due and payable, have been paid over to the proper Taxing Authorities. All information Returns required to be filed by the Company and each MIC Hawaii Company have been filed, and all statements required to be furnished to payees by the Company and any MIC Hawaii Company have been furnished to such payees, and the information set forth on such information Returns and statements is accurate and complete in all respects.

(iv)              There are no Liens (other than Permitted Liens) on any of the properties or assets of the Company or any of the MIC Hawaii Companies.

(v)               Neither the Company nor any of the MIC Hawaii Companies has been granted or been requested to grant any waiver (that has not expired) of any statutes of limitations applicable to any claim for Taxes, and neither the Company nor any of the MIC Hawaii Companies has requested or been granted an extension of the time (that has not expired) for filing any Return.

(vi)              Neither the Company nor any MIC Hawaii Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income tax Law) executed on or prior to the Closing; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), (D) installment sale or open transaction disposition made on or prior to the Closing; (E) prepaid amount received or deferred revenue accrued on or prior to the Closing other than in the ordinary course of business, or (F) election pursuant to Section 965(h) of the Code. There is no application pending with any Taxing Authority requesting permission for a change in any accounting method of the Company or any MIC Hawaii Company, and the IRS has not issued in writing any pending proposal regarding any such adjustment or change in accounting method.

(vii)             Other than with respect to that certain Second Amended and Restated Macquarie Infrastructure Corporation LLC Income Tax Sharing Agreement effective as of December 24, 2009, neither the Company nor any of the MIC Hawaii Companies is a party to any tax sharing agreement, tax allocation agreement, tax indemnification agreement, or other similar Contract (other than any such Contract entered into in the ordinary course of business not primarily related to Taxes).

(viii)            Other than pursuant to the Reorganization, neither the Company nor any of the MIC Hawaii Companies has ever distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(ix)               Neither the Company nor any of the MIC Hawaii Companies has ever entered into a “reportable transaction” within the meaning of Treasury Regulation §1.6011-4.

(x)                Within the past five (5) years, no written claim has been made by a Taxing Authority in a jurisdiction where Returns with respect to the Company or any of the MIC Hawaii Companies are not filed asserting that the Company or such MIC Hawaii Company, as applicable, is or may be subject to Tax in that jurisdiction. Neither the Company nor any of the MIC Hawaii Companies has a permanent establishment or fixed place of business in any other country other than the United States. Within the past five (5) years, neither the Company nor any MIC Hawaii Company has received a nexus questionnaire from any state or local tax jurisdiction in which such entity does not file any Returns or remit any Taxes.

(xi)               Within the past five (5) years, neither the Company nor any MIC Hawaii Company has deferred any payroll Taxes or availed itself of any of the Tax deferral, credits (including the “employee retention credit”) or benefits pursuant to the CARES Act or otherwise taken advantage of any change in applicable Law in connection with the COVID-19 outbreak that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable Tax payment obligations of such entity.

(xii)              Neither the Company nor any MIC Hawaii Company is party to any joint venture, partnership, or other Contract, which is treated as a partnership for federal income tax purposes.

(xiii)             The Company and each MIC Hawaii Company is in compliance in all respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating its transfer pricing practices and methodologies. The prices for any property or services (or for the use of any property) provided by or to the Company or any MIC Hawaii Company are arm’s length prices for purposes of the relevant transfer pricing law, including Treasury Regulations promulgated under Section 482 of the Code. No Taxing Authority has given the Company or any MIC Hawaii Company written notice that it is asserting or threatening to assert a claim against the Company or any MIC Hawaii Company under transfer pricing laws within the past five (5) years.

(xiv)             No power of attorney related or attributable to Taxes that currently is in effect has been granted by the Company or any MIC Hawaii Company. Neither the Company nor any MIC Hawaii Company has requested, received or is subject to a ruling from any Taxing Authority.

(xv)              Neither the Company nor any MIC Hawaii Company has been included in any “consolidated,” “unitary,” “combined” or similar Return in the United States or any non-U.S. jurisdiction or any state (other than a group of which MIC Hawaii or MIC is or was the common parent). Neither the Company nor any MIC Hawaii Company is liable for the Taxes of any Person other than the Company, any MIC Hawaii Company, or MIC (or any entity that was a part of the MIC consolidated, combined or unitary group) as a result of filing unitary, combined, or consolidated Returns (including under Treasury Regulation §1.1502-6), as a transferee or successor, by Contract or otherwise.

Section 6.13           Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company or one of the MIC Hawaii Companies owns or has the license or right to use all items of Intellectual Property required or used in the operation of its business as presently conducted, free and clear of all Liens and (b) no third Person has asserted in writing a claim that the Company or any of the MIC Hawaii Companies is infringing or misappropriating the Intellectual Property rights of such third Person. To the Knowledge of the Company, no Person is infringing or misappropriating any Intellectual Property owned by the Company or any of the MIC Hawaii Companies.

Section 6.14           Material Contracts.

(a)            Section 6.14(a) of the Company Disclosure Letter contains a list, as of the date hereof, of the following Contracts (each, a “Material Contract”) to which the Company or any of the MIC Hawaii Companies is party:

(i)                any Contract involving future payments by the Company or any of the MIC Hawaii Companies in excess of $1,500,000 in any future twelve-month period that cannot be terminated without penalty by the Company or any of the MIC Hawaii Companies upon ninety (90) days’ or less prior notice;

(ii)               any Contract for the future purchase, exchange, transmission, distribution or sale of electric power in any form, including energy, capacity, or emissions credits, other than in each case, any Contract with a nominal value of less than $500,000 individually or $1,500,000 in the aggregate;

(iii)              any Contract relating to capital expenditures or other purchases of material, supplies, equipment or other assets or properties or services (other than purchase orders for inventory or supplies in the ordinary course of business) with an outstanding payment obligation in excess of $1,000,000 individually;

(iv)              any Contract that restrains, limits or impedes, in any material respect, the Company’s or the Company Subsidiaries’ ability to compete with or conduct any business or line of business or in any geographic area;

(v)               any Contract (A) for the employment of any officer, individual employee or other Person on a full-time or consulting basis who cannot be dismissed immediately without notice and without liability or obligation of any kind whatsoever and (B) requiring the payment of severance or payments upon a change-in-control in excess of $180,000;

(vi)              any Contract with respect to indebtedness for borrowed money of the Company or any of the MIC Hawaii Companies or under which the Company or any of MIC Hawaii Companies has imposed a Lien (other than Permitted Liens) on any of its assets, tangible or intangible;

(vii)             any Contract involving a material loan (other than accounts receivable owing from trade debtors in the ordinary course of business) or material advance to (other than travel and entertainment advances to the employees of the Company or any of the MIC Hawaii Companies extended in the ordinary course of business), or material investment in, any Person or any Contract relating to the making of any such loan, advance or investment;

(viii)            any license agreement or other Contract pursuant to which the Company or any of the MIC Hawaii Companies (A) grants any Person the right to use any material Intellectual Property owned by the Company or any of the MIC Hawaii Companies (excluding any non-exclusive license of Intellectual Property granted in the ordinary course of business or that is incidental to the provision or receipt of products or services) or (B) is granted a license to use Intellectual Property owned by any other Person that is material to the business of the Company or any of the MIC Hawaii Companies as currently conducted (excluding in-bound licenses for (1) uncustomized commercially available, off-the-shelf software requiring aggregate payments of less than $100,000 annually and (2) Public Materials);

(ix)               any Contract (A) for the future purchase or sale of any real or tangible asset or that grant a right or option to purchase or sell any real or tangible asset, or services with a nominal value of less than $500,000 individually or $1,500,000 in the aggregate, (B) for the future provision or receipt of any services or grant a right or option to provide or receive any future services, other than in each case, any Contract relating to services with a nominal value of less than $500,000 individually or $1,500,000 in the aggregate, or (C) that require future payments by or to the Company or any of the MIC Hawaii Companies in excess of $500,000 individually or $1,500,000 in the aggregate;

(x)                any outstanding Contract of guaranty, indemnity or surety, by the Company or any of the MIC Hawaii Companies, with outstanding obligations guaranteed or indemnified by the Company or any MIC Hawaii Company or for which the Company or any of the MIC Hawaii Companies is a surety in excess of $500,000 individually or $1,500,000 in the aggregate;

(xi)               any Contract that requires the Company or any of the MIC Hawaii Companies to purchase all or substantially all of its total requirements of any product or service from a person or that contains “take or pay” provisions;

(xii)              any Contract that restricts or limits the purchasing relationships of the Company or any of the MIC Hawaii Companies in any material manner;

(xiii)             any Contract pursuant to which the Company or any of the MIC Hawaii Company has granted pricing or other terms to a person on a “most favored nation” or similar basis or pursuant to which the Company or any of the MIC Hawaii Companies has agreed to deal with a person on an exclusive basis;

(xiv)             any hedging or derivative Contract with a mark-to-market value in excess of $250,000;

(xv)              any Contract relating to the rights of holders of Common Units or any equity interests of the Company or any of the MIC Hawaii Companies or rights in connection therewith (other than any Constituent Documents of the Company or any of the MIC Hawaii Companies);

(xvi)             any material partnership or joint venture, strategic alliance, joint development or similar Contract;

(xvii)            any Contract with MIC or any Affiliate of MIC (other than the Company and MIC Hawaii Companies); and

(xviii)           any other material Contract entered into by the Company not included in the foregoing clauses (i) through (xvii).

(b)            True and complete copies of all Material Contracts (including all amendments and supplements thereto) have been made available to Parent. Except as would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Company and the MIC Hawaii Companies, taken as a whole, each of the Material Contracts (other than any Material Contract which will terminate or expire by its terms prior to Closing) is in full force and effect with respect to the Company or the MIC Hawaii Company that is a party thereto and, to the Knowledge of the Company, each other party thereto, and constitutes a legal, valid and binding obligation of the Company or such MIC Hawaii Company, as applicable, and to the Knowledge of the Company, each other party thereto, enforceable against the Company or such MIC Hawaii Company and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and by general equitable principles.

(c)            Except as would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Company and the MIC Hawaii Companies, taken as a whole, neither the Company nor any of the MIC Hawaii Companies, or to the Knowledge of the Company, any other party to a Material Contract, is in default under any Material Contract to which the Company or the MIC Hawaii Company, as applicable, is a party. To the Knowledge of the Company, as of the date of this Agreement, none of the Company or any of the MIC Hawaii Companies has received written notice of any actual or alleged breach of, or default under, or of any termination or non-renewal of, any Material Contract.

Section 6.15           Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)            The Company and each MIC Hawaii Company is, and during the last four (4) years has been, in compliance with all applicable Environmental Laws;

(b)            The Company and each MIC Hawaii Company has obtained, and is and during the last four (4) years has been in compliance with, all Environmental Permits needed to own, lease and operate their properties and assets and conduct their businesses as currently conducted. Neither the Company nor any of the MIC Hawaii Companies has received any written notice (a) indicating or alleging that any of them do not possess any Environmental Permit required to own, lease, and operate their properties and assets or to conduct their businesses, or (b) threatening or seeking to withdraw, revoke, terminate, suspend or adversely renew, amend or modify any of their Environmental Permits;

(c)            No Company or MIC Hawaii Company Environmental Permit will be subject to withdrawal, revocation, termination, or suspension as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement;

(d)            Neither the Company nor any of the MIC Hawaii Companies has received any written notice that remains unresolved that (i) the operation of any of their businesses or facilities is in violation of any Environmental Law or Environmental Permit, (ii) the Company or any of the MIC Hawaii Companies has Liability arising under Environmental Law or with respect to any Hazardous Substance, or (iii) the Company or any of the MIC Hawaii Companies is responsible (or potentially responsible) for Remedial Action with respect to its business, any of its facilities or any facility owned or operated by another Person;

(e)            There are no Actions pending or threatened in writing against the Company or any of the MIC Hawaii Companies in connection with Environmental Law or Hazardous Substances;

(f)             Neither the Company nor any of the MIC Hawaii Companies has any outstanding obligation pursuant to any order, judgment, decree, injunction, stipulation, settlement, or consent order of or with any Governmental Entity that arises under Environmental Law;

(g)            Neither the Company nor any of the MIC Hawaii Companies nor any past or present Affiliate of the Company, nor to the Knowledge of the Company, any other Person, has caused, contributed to or allowed any Release at any property, or handled, transported, manufactured or distributed any Hazardous Substance, in a manner that would reasonably be expected to result in the Company or any of the MIC Hawaii Companies taking any Remedial Action or incurring any Liability pursuant to Environmental Law;

(h)            Neither the Company nor any of the MIC Hawaii Companies nor any past or present Affiliate of the Company has exposed any Person to any Hazardous Substance in connection with the operation of its business in a manner that would reasonably be expected to result in the Company or any of the MIC Hawaii Companies incurring Liability under Environmental Law;

(i)             Neither the Company nor any of the MIC Hawaii Companies has assumed by Contract or by operation of law, or provided an indemnity with respect to, the Liability of any other Person under Environmental Law; and

(j)             There are no existing facts, conditions, situations or set of circumstances arising from the operations or activities of MIC, MIC Ohana, Atlantic Aviation or any other current or former Affiliate of MIC that would reasonably be likely to result in or be the basis of the Company or any MIC Hawaii Company incurring Liability under Environmental Law (other than, with respect to MIC and MIC Ohana, as a result of its direct or indirect ownership of equity interests of any of the MIC Hawaii Companies).

(k)            MIC, the Company and the MIC Hawaii Companies have provided Parent with correct copies of all environmental audits, assessments, investigations, reports, and other material environmental documents that are in their possession, custody or control, or the possession, custody or control of any of their Representatives who have reasonable access to such information, and that relate to the business or to the current or former operations and facilities of the Company (soley with respect to the business and operations of the Company itself and the MIC Hawaii Companies) and each of the MIC Hawaii Companies.

Section 6.16           Real Property.

(a)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of the MIC Hawaii Companies has good and valid fee simple title to the real property owned by the Company and/or the MIC Hawaii Companies (the “Owned Real Property”), free and clear of all Liens, other than Permitted Liens. During the one (1) year period ending on the date hereof, none of the Company or any of the MIC Hawaii Companies has received written notice that the Owned Real Property or any buildings, structures, improvements or appurtenances thereon, nor the operation thereof, violates any Law or Order that has not heretofore been corrected in a manner which, if not corrected, is or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; nor does any Owned Real Property encroach on any property owned by others in a manner which is or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no condemnation proceeding is pending or, to the Knowledge of the Company, threatened with respect to any Owned Real Property.

(b)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of the MIC Hawaii Companies has good and valid leasehold interests or other rights to use all of the material real property leased to or from the Company and/or the MIC Hawaii Companies (the “Leased Real Property”) that is necessary to permit the Company and each of the MIC Hawaii Companies to conduct their business as and where currently conducted, in each case free and clear of all Liens, except Permitted Liens. Neither the Company nor any of the MIC Hawaii Companies is in default under any material leases of material real property (collectively, the “Real Property Leases”) to which the Company or any of the MIC Hawaii Companies is a party (as lessee, sublessee, sublessor or lessor) where such default is or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Real Property Lease is in material default under any such Real Property Lease where such default is or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, there has not occurred any event (or omission) that with the lapse of time or giving of notice or both would constitute a default under any Real Property Lease where such default is or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Real Property Lease is valid, binding and enforceable in accordance with its terms (except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and by general equitable principles) and is in full force and effect.

(c)            The Owned Real Property and the Leased Real Property (collectively, the “Company Real Property”) constitute all of the material real property currently used or occupied by the Company and/or the MIC Hawaii Companies in connection with or related to the business of the Company and each of the MIC Hawaii Companies, and the buildings and improvements thereon are free from material defects, in good working order, condition and repair, normal wear and tear excepted. Such Company Real Property, and the premises located thereon occupied by the Company and/or the MIC Hawaii Companies, is sufficient in all material respects for the business of the Company and each of the MIC Hawaii Companies and the operational use requirements of the business of the Company and each of the MIC Hawaii Companies.

(d)            The Company Real Property is in compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Company Real Property (collectively, the “Real Property Laws”), other than any non-compliance which is not or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and the current use and occupancy of the Company Real Property and operation of the current business thereon do not violate any Real Property Laws other than any such violation which is not or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of the MIC Hawaii Companies has received during the last three (3) years any written notice of violation of any Real Property Law and, to the Knowledge of the Company, there is no basis for the issuance of any such notice or the taking of any action for such violation with respect to the Company Real Property.

(e)             To the Knowledge of the Company, there are no unrecorded agreements that would reasonably be expected to have a Company Material Adverse Effect on the ability of the Company to occupy, operate, develop or transfer the Company Real Property.

(f)             The Company has not entered into any brokerage arrangement with respect to any Company Real Property that requires the Company to pay any material brokerage fees or commissions in the future. Other than any Permitted Liens, the Company has not collaterally assigned or granted any security interest in any Company Real Property or any interest therein. All of the landlord’s obligations to construct tenant improvements under each Real Property Lease have been paid and performed in all material respects pursuant to the terms of the applicable Real Property Lease and all concessions from the landlord under each Real Property Lease have been paid and performed in all material respects pursuant to the terms of the applicable Real Property Lease.

Section 6.17            Insurance. Section 6.17 of the Company Disclosure Letter sets forth a list of the material insurance policies maintained by or on behalf of the Company and each of the MIC Hawaii Companies as of the date hereof (other than title insurance policies) and a list of the claims history of the Company and each of the MIC Hawaii Companies during the three (3) year period ending on the date hereof. With respect to any pending claims, pending claims, coverage has not been denied by the underwriters of such policies. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) each policy is in full force and effect, and (B) during the three (3) year period ending on the date hereof, (i) no written notice of default or termination has been received by the Company or any of the MIC Hawaii Companies in respect of any such material insurance policy and (ii) all premiums due on such material insurance policies have been paid. Copies of such material insurance policies have been made available to Parent.

Section 6.18            Broker’s or Finder’s Fees. Except for the fees of the Financial Advisors (whose fees and expenses shall be paid by MIC, the Company or MIC Hawaii in accordance with its agreements with the Financial Advisors), no agent, broker, Person or firm acting on behalf of the Company or any of the MIC Hawaii Companies is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from Parent, the Company, any MIC Hawaii Company or any of the other parties hereto in connection with this Agreement or any of the transactions contemplated hereby. The Company has made available to Parent true and complete copies of the engagement letter with each of the Financial Advisors.

Section 6.19            Affiliate Matters. Section 6.19(a) of the Company Disclosure Letter sets forth, in each case after giving effect to the Reorganization, (i) a true, correct and complete list of each Contract by and between the Company and/or the MIC Hawaii Companies, on the one hand, and MIC or any Affiliate of MIC, on the other hand (other than the Company) and (ii) (A) a list of payments to or from the Company and/or the MIC Hawaii Companies, on the one hand, and MIC or any Affiliate of MIC, on the other hand (other than the Company) from January 1, 2020 through the date hereof, and (B) a good faith estimate, based on the information in the Company’s possession as of the date hereof, of payments to or from the Company and/or the MIC Hawaii Companies, on the one hand, and MIC or any Affiliate of MIC, on the other hand (other than the Company) from the date hereof through the Closing. Other than as set forth on Section 6.19(a) of the Company Disclosure Letter, and after giving effect to the Reorganization, neither MIC nor any of its Affiliates (a) will have any direct or indirect interest in any asset used in or otherwise relating to the Company, the MIC Hawaii Companies or their business, (b) will be indebted to the Company or any of the MIC Hawaii Companies, (c) will have entered into, or has had any direct or indirect financial interest in, any contract, transaction or business dealing involving the Company or any of the MIC Hawaii Companies, (d) will be competing, directly or indirectly, with the Company or any of the MIC Hawaii Companies, or (e) will be a member, manager, director, officer or employee of, or consultant to, or owns, directly or indirectly, any interest in, any vendor, supplier or customer of the Company or any of the MIC Hawaii Companies, or is in any way associated with or involved in the business of the Company or any of the MIC Hawaii Companies. Section 6.19(b) of the Company Disclosure Letter sets forth a list of each Contract by and between the Company and/or the MIC Hawaii Companies, on the one hand, and MIC or any Affiliate of MIC, on the other hand, that will not be terminated effective as of or prior to the Closing. To the Knowledge of the Company, there is no Contract by and between the Company and/or the MIC Hawaii Companies, on the one hand, and Macquarie Group Limited and any of its Subsidiaries, including Macquarie Infrastructure Management USA Inc., the external manager of MIC, on the other hand, that is not on an arm’s length basis.

Section 6.20            Compliance with Privacy and Data Security Laws.

(a)             Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the MIC Hawaii Companies, taken as a whole, the Company and the MIC Hawaii Companies have, during the last three (3) years, collected, stored, maintained, used, shared and processed Personal Data in accordance with all Privacy Laws and Company Privacy Policies. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the MIC Hawaii Companies, taken as a whole, during the last three (3) years, there has been no breach or violation of any such Privacy Laws and Company Privacy Policies or, to the Knowledge of the Company, threatened. To the Knowledge of the Company, there has been no material loss, damage or unauthorized or illegal use, disclosure, modification, possession, interception, or other processing of or access to, or other misuse of, any of the Personal Data used by the Company or the MIC Hawaii Companies. None of the Company or any MIC Hawaii Company is prohibited by any Law or Company Privacy Policies from providing Parent with, or transferring to Parent, all or any portion of the Personal Data that is collected, processed, stored, acquired and used in the conduct of the business on or after the date hereof.

(b)            To the Knowledge of the Company, the Company and the MIC Hawaii Companies comply, and during the last three (3) years have complied at all times, with all Company Privacy Policies and all Privacy Laws in all material respects. There is not and, during the last three (3) years, has not been any material complaint to, or any material audit, proceeding or investigation of or against the Company or any of the MIC Hawaii Companies by the Federal Trade Commission, any state attorney general or any other Governmental Entity, with respect to the Company’s or any of the MIC Hawaii Companies’ compliance with applicable Privacy Laws and Company Privacy Policies. During the last three (3) years, there has been no Order or government or third-party settlement affecting the collection, storage, hosting, use, disclosure, transmission, transfer, disposal, possession, interception, other processing or security of any Personal Data by the Company or any of the MIC Hawaii Companies.

(c)            Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the MIC Hawaii Companies, taken as a whole, the Company and the MIC Hawaii Companies have implemented and maintained reasonable security measures sufficient to meet any applicable Laws and designed to ensure the confidentiality, availability, and integrity of Personal Data and other confidential information in the possession of the Company and the MIC Hawaii Companies, including implementing and maintaining appropriate disaster recovery and security plans. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the MIC Hawaii Companies, taken as a whole, during the last three (3) years, there have been no unauthorized intrusions or breaches of the security of the Personal Data and other confidential information in the possession of the Company and the MIC Hawaii Companies.

Section 6.21           Manager Indemnification Claims. Section 6.21 of the Company Disclosure Letter sets forth a true and correct list and description as of the date hereof of each open indemnification claim by the Manager under the terms of the MSA (the “Scheduled Manager Claims”) and an indication of which such claims relate to the MIC Hawaii Companies, if any. To the Knowledge of the Company, there are no threatened claims by a third party for which the Manager or any other Indemnified Party (as such term is defined in the MSA) is entitled to seek indemnification under the MSA.

Section 6.22           Exclusivity of Representations. Notwithstanding anything herein to the contrary, it is the explicit intent of the parties hereto, and the parties hereto hereby agree, that the representations and warranties made by the Company in this Article VI (as modified by the Company Disclosure Letter), including in any certificate delivered pursuant to Article IX, are the exclusive representations and warranties made by the Company or any other Person with respect to the Company and each of the MIC Hawaii Companies, including the businesses and assets of each of them or the transactions contemplated by this Agreement and any certificate, instrument or document delivered pursuant hereto. Except as expressly set forth in this Article V, the Company hereby disclaims any other express or implied, written or oral, representations or warranties with respect to the Company, any MIC Hawaii Company, the businesses and assets of the Company and each of the MIC Hawaii Companies, the Common Units and the transactions contemplated by this Agreement or any transactions contemplated by any certificate, instrument or document delivered pursuant hereto. Except as expressly set forth herein, the condition of the businesses and assets of the Company and each of the MIC Hawaii Companies shall be “as is”, “where is” and “with all faults” and the Company does not make any warranty of merchantability, suitability, adequacy, fitness for a particular purpose or quality with respect to the businesses and any of the assets of the Company or any of the MIC Hawaii Companies or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent. Except as expressly set forth in this Article V, neither the Company nor any other Person is, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking prospects, risks or statements (financial or otherwise) of the Company or any of the MIC Hawaii Companies made, communicated or furnished (orally or in writing) to Parent or its Affiliates or their respective Representatives (including any opinion, information, projection or advice in any management presentation or the confidential information memorandum provided to Parent and its Affiliates and their respective Representatives), and the Company hereby disclaims all Liability and responsibility for any such information and statements. It is understood that any Due Diligence Materials made available to Parent or its Affiliates or their respective Representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of the Company or its Affiliates or its Representatives, or otherwise modify or affect the representations and warranties made by the Company in this Article V (as modified by the Company Disclosure Letter).

Article VII

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the correspondingly numbered sections of the disclosure letter (subject to Section 11.3 [(Rules of Construction; Interpretation)]) delivered by Parent to the Company (the “Parent Disclosure Letter”) in connection with this Agreement, Parent hereby represents and warrants to the Company and MIC on the date hereof and as of the Closing Date as follows:

Section 7.1          Due Organization, Good Standing and Power. Each of Parent and Merger Sub is a limited liability company, duly organized and validly existing under the Laws of the jurisdiction in which it is organized and has all the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction, including its jurisdiction of organization, in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed and in good standing would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 7.2          Authorization; Noncontravention.

(a)         Each of Parent and Merger Sub has the requisite limited liability company power and authority and has taken all limited liability company action necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by each of Parent and Merger Sub as contemplated hereby and thereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Except for the approvals described in the following sentence, the execution, delivery and performance of this Agreement by each of Parent and Merger Sub and all other instruments and agreements to be delivered by each of Parent and Merger Sub as contemplated hereby, the consummation by each of Parent and Merger Sub of the transactions contemplated hereby and thereby and the performance by each of Parent and Merger Sub of its obligations hereunder and thereunder have been duly authorized and approved by all necessary limited liability company action. No other proceedings on the part of each of Parent and Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger, other than the filing of the Certificate of Merger pursuant to the DLLCA. This Agreement has been, and all other instruments and agreements to be executed and delivered by each of Parent and Merger Sub as contemplated hereby shall be, duly executed and delivered by each of Parent and Merger Sub. Assuming that this Agreement constitutes a valid and binding obligation of the Company, this Agreement constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles. Without limiting the generality of the foregoing, no vote or consent of the holders of any class or series of capital stock or other equity interests of Parent or any of its Affiliates (including Merger Sub) is necessary to approve this Agreement or the transactions contemplated hereby, including the Merger, other than those that have been obtained as of the date hereof.

(b)         The execution and delivery by each of Parent and Merger Sub of this Agreement and all other instruments and agreements to be delivered by Parent and Merger Sub as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with any provisions of the Constituent Documents of each of Parent and Merger Sub, (ii) conflict with, result in a breach of, or constitute a default under, or require any consent, approval, authorization, declaration, filing or notice to any Person pursuant to, any Contract or other instrument to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets are bound or (iii) subject to any consents, approvals, authorizations, declarations, filings and notices required under any Antitrust Laws or set forth in Section 7.3 of the Parent Disclosure Letter, contravene any Law or any Order applicable to Parent or Merger Sub or by which any of their respective properties or assets are bound, except, in the case of clauses (ii) and (iii) above, for such conflicts, breaches, defaults or accelerations which, or such consents, approvals, authorizations, declarations, filings or notices the failure of which to obtain, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)         Except with respect to the consents and approvals contemplated by Section 7.3, there are no facts relating to Parent, Merger Sub or any of their respective Affiliates, any applicable Law or any Contract to which Parent, Merger Sub or any of their respective Affiliates is a party that would disqualify Parent or Merger Sub from consummating the transactions contemplated hereby or that would prevent, delay or limit the ability of Parent and Merger Sub to perform their respective obligations hereunder or to consummate the transactions contemplated hereby.

Section 7.3          Consents and Approvals. The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the performance of their respective obligations hereunder will not, require any consent, clearance, expiration or termination of waiting periods, waiver, approval or authorization of, or filing with or notification to, or registration with, any Governmental Entity to be made or sought by Parent or Merger Sub except for (a) the pre-merger notification requirements under the HSR Act, (b) the applicable requirements of the Exchange Act, (c) the applicable requirements of the NYSE or any other national securities exchange on which the Common Shares or Common Units are listed, (d) the filing of the Certificate of Merger pursuant to the DLLCA, (e) any registration, filing or notification required pursuant to state securities or blue sky laws, (f) the Other Regulatory Approvals, (g) the filing of a declaration or joint notice with CFIUS pursuant to the DPA and the receipt of the CFIUS Approval and (h) any such consent, clearance, expiration or termination of waiting periods, waiver, approval, authorization, filing, notification or registration, the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 7.4          Compliance with Laws.  Except for such non-compliance as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and Merger Sub is in compliance with all Laws and Orders applicable to it. Neither Parent, Merger Sub nor any of their respective officers, managers, directors or, to the Knowledge of Parent, employees, agents or other Representatives acting on behalf of or on the express, implied or apparent authority of Parent or Merger Sub is a Person that is, or is owned or controlled by Persons that are, (i) the target of any sanctions administered or enforced by the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury in the United Kingdom, or any other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized, or resident in a country or territory that is the target of Sanctions (including, currently, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine) (hereinafter, each, a “Sanctioned Country”). Neither Parent nor Merger Sub will make any payments under this Agreement using funds related to any activities, business, or transaction involving or with any person that is the target of Sanctions or any Sanctioned Country, or in any manner that would result in the violation of any applicable Sanctions. Neither Parent, Merger Sub nor any of their respective officers, managers, directors or, to the Knowledge of Parent, employees, agents or other Representatives acting on behalf of or on the express, implied or apparent authority of Parent or Merger Sub is or has been in the past five (5) years in violation of Sanctions or is engaged in any activity that would reasonably be expected to result in Parent or Merger Sub being designated as a target of Sanctions. Parent, Merger Sub nor any of their respective officers, managers, directors or, to the Knowledge of Parent, employees, agents or other Representatives acting on behalf of or on the express, implied or apparent authority of Parent is subject to any pending or threatened (in writing) investigations or proceedings with respect to Sanctions.

Section 7.5          Litigation. There is no Action pending or, to the Knowledge of Parent, threatened, against or affecting Parent or Merger Sub, or any of their respective properties or rights, which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is not a party to any pending Action challenging the validity or propriety of any of the transactions contemplated by this Agreement or that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of Parent, no event has occurred or circumstances exist that will give rise to, or serve as a basis for, any such Action.

Section 7.6          Financing. Prior to or concurrently with the execution of this Agreement, each of Parent and Merger Sub has delivered to the Company a true and complete copy of each executed Equity Commitment Letter. The Equity Commitment Letters have not been amended or modified in any manner and no amendment or modification is contemplated or pending. The proceeds of the Equity Financing will be sufficient to consummate the transactions contemplated hereby, including to enable them to make all payments under Article IV [(Effect of the Merger; Exchange of Certificates)], to pay the Parent Termination Fee (if applicable) under Section 10.3(b) [(Termination Fees and Limitations on Liability)], to pay the Manager Payments and to satisfy any liabilities arising out of the Willful Breach by Parent, Merger Sub or the Parent Related Parties subject to the limitation set forth in Section 10.3(d). Each of the Company and MIC is an express third-party beneficiary of each Equity Commitment Letter. None of the commitments contained in any Equity Commitment Letter have been withdrawn, terminated or rescinded in any respect and no withdrawal, rescission or termination is contemplated or pending, and no event has occurred that, with or without notice, lapse of time or both, would, or would reasonably be expected to, constitute a default or breach on the part of Parent, Merger Sub, the financing sources named therein, their respective Affiliates, or, to the Knowledge of Parent, any other Person, under any term or condition of any Equity Commitment Letter. Each Equity Commitment Letter is in full force and effect and represents a valid, binding and enforceable obligation of Parent and Merger Sub and, to the knowledge of Parent, the financing sources named therein to provide the financing contemplated thereby, subject only to the satisfaction or waiver of the conditions set forth therein. Notwithstanding anything to the contrary contained herein, the obligations of Parent and Merger Sub under this Agreement are not contingent on the availability of financing. As of the date of this Agreement, each Equity Commitment Letter constitutes the entire and complete agreement between the parties thereto with respect to the financings contemplated thereby, and, except as set forth, described or provided for in any Equity Commitment Letter, (x) there are no conditions precedent to the obligations of the financing sources named therein to fund the Equity Financing, and (y) there are no contractual contingencies or other provisions under any agreement (including any side letters) relating to the transactions contemplated by this Agreement (or otherwise) to which Parent or any of its Affiliates is a party that would permit the financing sources named therein to reduce the total amount of the Equity Financing or impose any additional condition precedent to the availability of the Equity Financing. As of the date hereof, Parent and Merger Sub have no reason to believe that any of the conditions to the Equity Financing will not be satisfied on a timely basis or that the funding contemplated in the Equity Financing will not be made available to Parent and Merger Sub on a timely basis in order to consummate the transactions contemplated by this Agreement. Parent and Merger Sub are unaware of any fact or occurrence that would reasonably be expected to make any of the statements set forth in any Equity Commitment Letter inaccurate or that would reasonably be expected to cause any Equity Commitment Letter to be ineffective. Parent and Merger Sub have access to sufficient funds to pay when due all of Parent's and Merger Sub's and their respective Affiliates' fees and expenses associated with the transactions contemplated by this Agreement.

Section 7.7          Solvency. Parent is not entering the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Parent or any of its Affiliates. Immediately after giving effect to the transactions contemplated hereby, the Company and each of the MIC Hawaii Companies shall be Solvent.

Section 7.8          Absence of Certain Agreements. There are no Contracts between Parent or any of its Affiliates, on the one hand, and any member of the management or directors of MIC, any of the MIC Subsidiaries, the Company or any of the MIC Hawaii Companies, on the other hand, as of the date hereof, that relate in any way to the transactions contemplated hereby.

Section 7.9          Interests in Competitors. Neither Parent nor any of its Affiliates competes directly in any geographic markets or market segments within the lines of business of any of the MIC Hawaii Companies.

Section 7.10        Operations of Parent and Merger Sub. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. All of the outstanding limited liability company interests of Merger Sub are, and at the Effective Time will be, owned by Parent.

Section 7.11        Information in Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement, as of the date it is first mailed to the stockholders of MIC, and at the time of the MIC Stockholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by MIC or the Company for inclusion or incorporation by reference in the Proxy Statement.

Section 7.12        Ownership of Common Shares. Neither Parent nor Merger Sub, nor any of their respective Affiliates, Beneficially Owns or owns of record any Common Shares (or, after giving effect to the Reorganization, Common Units) or any option, warrant or other right to acquire any Common Shares (or, after giving effect to the Reorganization, Common Units). Neither Parent nor Merger Sub is, and at no time during the last five (5) years has been, an “interested stockholder” of the Company (or following the Reorganization, of the Company, as if the Company were a Delaware corporation), as such quoted term is defined in Section 203 of the DGCL.

Section 7.13        Broker’s or Finder’s Fees. No agent, broker, Person or firm acting on behalf of Parent or Merger Sub is, or shall be, entitled to any fee, commission or broker’s or finder’s fees in connection with this Agreement or any of the transactions contemplated hereby from any of the other parties hereto or from any Affiliate of the other parties hereto.

Section 7.14        Legal Impediments. To the Knowledge of Parent, there are no facts relating to Parent or any of its Affiliates, any applicable Law or any Contract to which Parent or any of its Affiliates is a party that would disqualify Parent and Merger Sub from consummating the transactions contemplated hereby or that would prevent, delay or limit the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby including obtaining all required consent, approvals, licenses, permits, orders or authorizations from Governmental Entities.

Section 7.15        Acknowledgment by Parent and Merger Sub; Company’s Liability.  Each of Parent and Merger Sub has conducted its own independent investigation, verification, review and analysis of the business, operations, assets, Liabilities, results of operations, financial condition, technology and prospects of MIC, the MIC Subsidiaries, the Company and the MIC Hawaii Companies, which investigation, verification, review and analysis was conducted by Parent, Merger Sub and their respective Affiliates and, to the extent each of Parent and Merger Sub deemed appropriate, by Parent’s and Merger Sub’s Representatives. Each of Parent and Merger Sub acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises and records of MIC, the MIC Subsidiaries, the Company and the MIC Hawaii Companies for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, verification, review and analysis and not on any factual representations or opinions of the Company, MIC or any of their respective Representatives (except the specific representations and warranties of MIC set forth in Article V [(Representations and Warranties of MIC)] and the Company set forth in Article VI [(Representations and Warranties of the Company)]), and each of Parent and Merger Sub acknowledges and agrees, to the fullest extent permitted by Law, that:

(a)         none of MIC, the MIC Subsidiaries, the Company, the MIC Hawaii Companies or any of their respective directors, officers, partners, equityholders, members, employees, Affiliates, controlling Persons, agents, advisors or Representatives makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of (i) any of the information set forth in management presentations relating to MIC, the MIC Subsidiaries, the Company or the MIC Hawaii Companies made available to Parent and Merger Sub, its Affiliates or its Representatives, in materials made available in any “data room” (virtual or otherwise), including any cost estimates delivered or made available, financial projections or other projections, in presentations by the management of MIC, the MIC Subsidiaries, the Company or the MIC Hawaii Companies, in “break-out” discussions, in responses to questions submitted by or on behalf of Parent, Merger Sub, their Affiliates or their Representatives, whether orally or in writing, in materials prepared by or on behalf of the Company, or in any other form (such information, collectively, “Due Diligence Materials”), (ii) any information delivered or made available pursuant to Section 8.1 [(Access to Information Concerning Properties and Records)] or Section 8.17(b) [(Financing)] or (iii) the pro-forma financial information, projections or other forward-looking statements of MIC, the MIC Subsidiaries, the Company or the MIC Hawaii Companies, in each case in expectation or furtherance of the transactions contemplated by this Agreement;

(b)         none of MIC, the MIC Subsidiaries, the Company, the MIC Hawaii Companies or any of their respective directors, officers, employees, partners, equityholders, members, Affiliates, controlling Persons, agents, advisors, Representatives or any other Person shall have any Liability or responsibility whatsoever to Parent and Merger Sub or its directors, officers, employees, Affiliates, controlling Persons, agents or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (including set forth in management summaries relating to the Company or MIC provided to Parent and Merger Sub, in materials made available in MIC’s or the Company’s “data room” (virtual or otherwise), in presentations by MIC’s or the Company’s management or otherwise), to Parent and Merger Sub or its directors, officers, employees, Affiliates, controlling Persons, advisors, agents or Representatives (or any omissions therefrom), except in the case of Fraud;

(c)         without limiting the generality of the foregoing, neither the Company nor MIC makes any representation or warranty regarding any third party beneficiary rights or other rights which Parent and Merger Sub might claim under any studies, reports, tests or analyses prepared by any third parties for the Company, MIC or any of their respective Affiliates, even if the same were made available for review by Parent and Merger Sub or its Representatives; and

(d)         without limiting the generality of the foregoing, Parent and Merger Sub expressly acknowledge and agree that none of the documents, information or other materials provided to it at any time or in any format by the Company, MIC or any of their respective Affiliates or Representatives constitute legal advice, and Parent and Merger Sub (i) waive all rights to assert that it received any legal advice from Company, MIC or any of their respective Affiliates, Representatives or counsel, or that it had any sort of attorney-client relationship with any of such Persons.

Section 7.16        Exclusivity of Representations. The representations and warranties made by Parent and Merger Sub in this Article VII are the exclusive representations and warranties made by Parent and Merger Sub. Parent and Merger Sub hereby disclaim any other express or implied representations or warranties with respect to itself.

Article VIII

COVENANTS

Section 8.1          Access to Information Concerning Properties and Records.

(a)         During the period commencing on the date hereof and ending at the earlier of (i) the Closing and (ii) the termination of this Agreement pursuant to Section 10.1 [(Termination)], except as prohibited by applicable Law or Order, MIC or, after completion of the Reorganization, the Company shall, and shall cause the MIC Hawaii Companies to, upon reasonable prior notice and during regular business hours, use commercially reasonable efforts to afford Parent and its Representatives reasonable access to the Representatives, material properties, books and records of the Company and each of the MIC Hawaii Companies to the extent reasonably necessary for Parent to familiarize itself with such properties and other matters and, during such period, the Company shall furnish to Parent all financial and operating data and other information concerning the Company’s and each of the MIC Hawaii Companies’ business, properties and personnel as Parent may reasonably request; provided, that (1) such access shall not unreasonably disrupt the operations of MIC, the Company or the MIC Hawaii Companies, (2) Parent shall use its commercially reasonable efforts to minimize any such disruption, (3) such access shall be in compliance with, and subject to, all applicable safety requirements of MIC, the Company and the MIC Hawaii Companies, including those with respect to the COVID-19 virus and those imposed in connection with any civil unrest, (4) Parent shall utilize commercially reasonable security measures in the collection, use and maintenance of the Company’s or the MIC Hawaii Companies’ information, and in accessing MIC’s, the MIC Subsidiaries’, the Company’s or the MIC Hawaii Companies’ systems, and (5) the Company shall be entitled to have representatives present in connection with all such access provided to Parent and its Representatives. Notwithstanding anything to the contrary contained in this Agreement, the Company and the MIC Hawaii Companies shall not be required to (A) provide any information or access that MIC or, after completion of the Reorganization, the Company reasonably believes could violate applicable Law, including Antitrust Laws and data protection Laws, rules or regulations or the terms of any applicable confidentiality obligation or cause forfeiture of attorney-client privilege, (B) provide any competitively sensitive information or any information relating to the sale process, bids received from other Persons in connection with the transactions contemplated by this Agreement and information and analysis (including financial analysis) relating to such bids, or (C) conduct, or permit Parent or any of its Representatives to conduct, any Phase I or Phase II environmental site assessment or investigation or other environmental assessment or sampling relating to any Company Real Property (other than Phase I environmental site assessments relating to Owned Real Property so long as copies of each such assessment are provided to the Company as promptly as reasonably practicable thereafter). Prior to any entry upon or physical inspection of any Company Real Property pursuant to this Section 8.1, Parent shall provide evidence of liability insurance coverage reasonably acceptable to MIC, or after completion of the Reorganization, the Company. Except in the case of MIC’s or the Company’s or their respective Affiliates’ willful misconduct or gross negligence, Parent shall indemnify and hold harmless MIC, the Company and their respective Affiliates and Representatives for any and all Liabilities incurred by MIC, the Company or their respective Affiliates and Representatives arising out of Parent’s rights under this Section 8.1(a).

(b)         Except in the ordinary course of business (consistent with past practice) of Parent and its Affiliates and unrelated to the transactions contemplated by this Agreement, Parent hereby agrees that neither it nor its Affiliates is authorized to, and none shall (or shall permit any of its employees, counsel, accountants, consultants, financing sources and other authorized Representatives to), contact any competitor, supplier, distributor, customer, agent or Representative of MIC, the MIC Subsidiaries, the Company or the MIC Hawaii Companies prior to the Closing without the Company’s prior written consent.

Section 8.2          Confidentiality. Information obtained by Parent, Merger Sub and their respective Representatives in connection with the transactions contemplated by this Agreement shall be subject to the provisions of the Confidentiality Agreement.

Section 8.3          Conduct of Business by the Company and MIC Pending the Closing.

(a)         The Company and MIC agree that, except (i) as set forth in Section 8.3(a) of the Company Disclosure Letter, (ii) as may be required or contemplated by this Agreement (including negotiation, execution and performance of the Reorganization, the MIC Sale and any Alternative MIC Sale), (iii) as required or requested in writing by a Governmental Entity or as required by applicable Law, (iv) as required by any Contract to which MIC or any MIC Subsidiary is bound or any Contract to which the Company or any MIC Hawaii Company is bound, and in each case which has been made available to Parent, (v) to take such action as is necessary in the event of an emergency situation to protect life, property or the environment or comply with public health requirements or (vi) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), during the period commencing on the date hereof and ending at the earlier of (A) (x) with respect to MIC, the consummation of the Reorganization and (y) with respect to the Company, the Closing and (B) termination of this Agreement pursuant to Section 10.1 [(Termination)], MIC and the Company shall, and shall cause the MIC Hawaii Companies to, use commercially reasonable efforts to conduct the MIC Hawaii Business in all material respects in the ordinary course of business materially consistent with past practice and use its and their commercially reasonable efforts to preserve intact its and their respective business organizations, keep available the services of their executive officers and maintain in all material respects satisfactory relationships with Persons having business relationships with them.

(b)         In furtherance and not in limitation of Section 8.3(a), the Company and MIC agree that during the period commencing on the date hereof and ending at the earlier of (x) (1) with respect to MIC, consummation of the Reorganization and (2) with respect to the Company, the Closing and (y) termination of this Agreement pursuant to Section 10.1 [(Termination)], except (A) as set forth in Section 8.3(b) of the Company Disclosure Letter, (B) as may be required or contemplated by this Agreement (including negotiation, execution and performance of the Reorganization, the MIC Sale and any Alternative MIC Sale), (C) as required or requested in writing by a Governmental Entity or as required by applicable Law, (D) as required by any Contract to which MIC or any MIC Subsidiary is bound or any Contract to which the Company or any MIC Hawaii Company is bound, and in each case which has been made available to Parent, (E) to take such action as is necessary in the event of an emergency situation to protect life, property or the environment or comply with public health requirements or (F) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), MIC and the Company shall not, and shall cause the MIC Hawaii Companies not to, effect any of the following:

(i)            make any change in or amendment to the Constituent Documents of the Company or the MIC Hawaii Companies (other than de minimis or ministerial changes or amendments);

(ii)           issue or sell, or authorize the issuance or sale of, any units, membership interests, partnership interests or shares of capital stock or any other ownership interests, as applicable, or issue or sell, or authorize the issuance or sale of, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or Contract with respect to the issuance or sale of, any units, membership interests, partnership interests or shares of capital stock or any other ownership interests, as applicable (other than issuances of Common Shares or Common Units (A) in respect of Restricted Stock Units or Performance Share Units outstanding on the date hereof, (B) pursuant to, Restricted Stock Units and/or Performance Share Units granted in accordance with Section 8.3(b)(xi) or in the ordinary course of business, or (C) to the Manager pursuant to the MSA);

(iii)         split, combine, redeem or reclassify, or purchase or otherwise acquire, any units, membership interests, partnership interests, shares of capital stock or other securities, as applicable, other than (A) any such purchases or redemptions by a wholly-owned Company Subsidiary with respect to such Company Subsidiary’s own capital stock or other equity interests or (B) in connection with the vesting of Restricted Stock Units or Performance Share Units (including in connection with any required withholding Taxes related to such exercise or vesting);

(iv)         sell, transfer, lease, license or otherwise dispose of any assets or properties of the Company or any MIC Hawaii Company for a purchase price in the aggregate in excess of $1,000,000, except for (A) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, (B) sales of gas in the ordinary course of business consistent with past practice, (C) dispositions of obsolete or immaterial assets or (D) transfers among the Company and the MIC Hawaii Companies;

(v)          other than (A) a distribution of the proceeds of the MIC Sale or any Alternative MIC Sale, or (B) any dividend or distribution by a MIC Hawaii Company to the Company or another MIC Hawaii Company, declare, set aside or pay any stockholder or member dividend or other distribution by the Company or any MIC Hawaii Company;

(vi)         with respect to the Company or any MIC Hawaii Company, merge, consolidate or effect any other business combination with or into any other Person, or dissolve or liquidate the Company or any of the MIC Hawaii Companies;

(vii)        other than in the ordinary course of business, amend in any material respect or terminate any Material Contract or Real Property Lease or enter into a Contract which, had it been entered into prior to the date hereof, would have been a Material Contract or Real Property Lease; provided, however, that Company, MIC or any of their respective Subsidiaries may renegotiate the terms of, or otherwise extend, in each case on current market terms, any Material Contract or Real Property Lease that has expired in accordance with its terms prior to the date hereof or is scheduled to expire in accordance with its terms within six (6) months after the relevant date of determination;

(viii)       with respect to the Company or any MIC Hawaii Company, (A) incur any indebtedness for borrowed money, other than short-term indebtedness, intercompany indebtedness or letters of credit incurred in the ordinary course of business or borrowings under existing credit facilities set forth in Section 8.3(b)(viii) of the Company Disclosure Letter (including any refinancing or extension thereof) or indebtedness to be discharged at Closing, or (B) make any loans or advances to any other Person, other than loans and advances to Subsidiaries or employees consistent with past practice;

(ix)          except as may be required by any Governmental Entity, under GAAP or other applicable accounting rules or standards or any Law, make any material change in methods, principles and practices of accounting, including tax accounting policies and procedures, of the Company or any MIC Hawaii Company;

(x)           (A) make, change or revoke any material Tax election, including, for the avoidance of doubt, any election to treat the Company as other than a partnership for Tax purposes, (B) change an annual Tax accounting period, (C) amend any material Return, (D) enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of applicable Law), (E) settle or compromise any audit, dispute, investigation or proceeding with respect to any claim or assessment relating to a material amount of Taxes of the Company or any of the MIC Hawaii Companies, (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment relating to a material amount of Taxes of the Company or any of the MIC Hawaii Companies (other than filing Returns pursuant to non-discretionary extensions);

(xi)          hire, engage or terminate the employment or engagement of any employee or individual independent contractor of the Company or any MIC Hawaii Company who will earn, or does earn, annual base compensation in excess of $200,000, grant or agree to grant to any officer or employee of the Company or any MIC Hawaii Company any increase in wages, bonus, severance, profit sharing, retirement, insurance or other compensation or benefits, or establish any new compensation or employee benefit plans or arrangements of the Company or any MIC Hawaii Company, or amend or agree to amend in any material respect any existing Employee Benefit Plans, except (A) as may be required under applicable Law, (B) pursuant to the Employee Benefit Plans or collective bargaining agreements of the Company or the Company Subsidiaries in effect on the date hereof and (C) in the ordinary course of business, including (1) for the granting of salary or wage increases to employees (other than officers) as part of an ordinary course planned wage increase and review process with such increases not to exceed 2% per annum, (2) for the establishing of a STIP or an annual incentive plan for any fiscal year beginning after the date hereof for the purpose of making annual grants in an aggregate amount per annum that does not exceed the corresponding amount for 2021, including making annual grants of Restricted Stock Units, (3) for the establishing of a long-term incentive plan for any fiscal year beginning after the date hereof for the purpose of making annual grants in an aggregate amount per annum that does not exceed the corresponding amount for 2021, including making annual grants of Performance Share Units, (4) the granting of equity awards to non-employee directors in May of each year in accordance with past practice, (5) for the granting of salary increases in connection with promotions that do not exceed 10% per annum or the granting of long-term incentive and equity grants in connection with promotions consistent with past practice that do not exceed, in the aggregate, the corresponding amount for 2021, or (6) for payment of any accrued or earned but unpaid compensation;

(xii)         make any material amendments, changes or modifications to any Incentive Agreement, including the Retention and Severance Bonuses;

(xiii)        make, or agree to commit to make, any capital expenditure by the Company or any MIC Hawaii Company that is in the aggregate in excess of $5,000,000, except for capital expenditures in accordance with the capital expenditure plan set forth in Section 8.3(b)(xiii) of the Company Disclosure Letter;

(xiv)       enter into any collective bargaining agreement or other agreement of the Company or any MIC Hawaii Company with a labor union, works council or similar organization on terms that are materially less favorable to the Company or any of the MIC Hawaii Companies than the terms in effect on the date hereof;

(xv)        other than Transaction Litigation, pay, discharge, settle or satisfy any material litigation, arbitration, proceeding, claim, liability or obligation of or involving the Company or any MIC Hawaii Company, other than any such payment, discharge, settlement or satisfaction (A) in the ordinary course of business, (B) that would not result in any liability in excess of $1,000,000 in the aggregate or such greater amount reserved therefor or reflected in the MIC Reports or Company Reports (in each case, excluding any amount that may be paid under insurance policies or indemnification agreements) or (C) that would impose any non-monetary obligations on the Company or the MIC Hawaii Companies;

(xvi)       other than in the ordinary course of business consistent with past practice or in connection with a transaction that is otherwise permitted pursuant to this Section 8.3(b), permit any material assets of the Company or any MIC Hawaii Company to become subject to any Lien (other than Permitted Liens);

(xvii)      except as may be required by any Order, write off as uncollectible any accounts receivable of the Company or any MIC Hawaii Company, except write offs in the ordinary course of business consistent with past practice charged to applicable reserves;

(xviii)     except as may be required by any Order, accelerate or decelerate any of the Company’s or any MIC Hawaii Company’s accounts receivables or accounts payable or otherwise operate its business outside of the ordinary course of business in accordance with past practices as it relates to incurrence or payment of accounts receivable and accounts payable;

(xix)        take any action that would reasonably be expected to materially increase the Liabilities for which the MIC Hawaii Indemnitees (as defined in the MIC Sale Agreement) would be entitled to recovery under Section 9.1 of the MIC Sale Agreement or would properly be assumed from the Company, MIC Hawaii or one of their respective Subsidiaries pursuant to Section 6.26(d)(B) of the MIC Sale Agreement;

(xx)         make or authorize any payments or take any actions which would constitute Leakage (as defined in the MIC Sale Agreement), other than the making of payments which constitute Permitted Leakage (as defined in the MIC Sale Agreement); or

(xxi)        agree or commit to do any of the foregoing.

(c)          Parent acknowledges and agrees that (i) nothing contained in this Agreement shall be construed to give Parent, directly or indirectly, rights to control or direct MIC’s or any MIC Subsidiary’s operations or the Company’s or the MIC Hawaii Companies’ operations prior to the Closing, (ii) prior to the Closing, MIC, the MIC Subsidiaries, the Company and the MIC Hawaii Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of MIC’s, the MIC Subsidiaries’, the Company’s and the MIC Hawaii Companies’ respective operations and (iii) notwithstanding anything to the contrary set forth herein, no consent of Parent shall be required with respect to any matter set forth in this Section 8.3 or elsewhere in this Agreement to the extent the requirement of such consent or not taking any action or refraining from taking any action would, upon the written advice of the Company’s counsel, violate any Law, be inconsistent with the requirements of any Governmental Entity, or violate any Contract to which MIC or any MIC Subsidiary is a party or any Contract to which the Company or any MIC Hawaii Company is a party; provided, however, that if any such action is taken without the consent of Parent, the Company shall provide notice as promptly are reasonably practicable to Parent of the taking of such action.

(d)          Notwithstanding the foregoing, any action or inaction taken by the Company, MIC or any of their respective Subsidiaries, as determined in good faith by such entity to be commercially reasonable in light of the then-current operating conditions and developments with respect to such entity, in each case to address the COVID-19 pandemic (including compliance with any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety, or similar Law, directive, guidelines or recommendations promulgated by any industry group, Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization) or any related event or circumstance or other calamity or force majeure event that is outside of the ordinary course of business or inconsistent with past practice shall not be deemed to be a breach of this Section 8.3, provided that MIC or, after consummation of the Reorganization, the Company consults with Parent with respect thereto to the extent practicable and in any case promptly notifies Parent after the taking of such action.

(e)          Notwithstanding anything herein to the contrary, the Company, MIC and their respective Subsidiaries may take any action (i) to consummate, or otherwise in furtherance of, the Reorganization and the MIC Sale or any Alternative MIC Sale and any other transactions contemplated thereby and (ii) primarily relating to the business of Atlantic Aviation or relating to the MIC Subsidiaries other than the MIC Hawaii Companies, in each case, that would not materially and adversely affect the Merger or result in any Liability that would be material to the Company and the MIC Hawaii Companies, taken as a whole, and no action described in the foregoing clauses (i) and (ii) shall be a breach of this Agreement.

Section 8.4           Reasonable Best Efforts.

(a)          Except as otherwise set forth in Section 8.5 [(Regulatory Approvals; Consents)] and Section 10.1(b) [(Termination for Law or Order)], subject to the terms and conditions set forth herein and applicable legal requirements, each of the Company, MIC, Parent and Merger Sub shall cooperate and use their reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article IX [(Conditions Precedent)].

(b)          Parent acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to Contracts to which the Company or any of the MIC Hawaii Companies is a party or bound and that such consents have not been obtained and may not be obtained prior to the Closing. Notwithstanding anything to the contrary herein, Parent agrees that none of MIC, the MIC Subsidiaries, the Company or the MIC Hawaii Companies shall have any Liability whatsoever to Parent or any of its Affiliates (and Parent and its Affiliates shall not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of or loss of right under any such Contract or other agreement as a result thereof. Parent further agrees that no representation, warranty or covenant of the Company or MIC contained herein shall be breached or deemed breached and no condition of Parent shall be deemed not to be satisfied as a result of the failure to obtain any consent or as a result of any such default, acceleration or termination or loss of right or any action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination or loss of right.

(c)          At Parent’s written request prior to the Closing, the Company and the MIC Hawaii Companies shall cooperate with Parent at Parent’s sole cost in any reasonable manner in connection with Parent’s seeking any such consents.

(d)          Nothing in this Section 8.4 or Section 8.5 [(Regulatory Approvals; Consents)] shall include any requirement of MIC, any of the MIC Subsidiaries, the Company or any of the MIC Hawaii Companies to expend any money, commence any litigation or arbitration proceeding, or offer or grant any accommodation (financial or otherwise) to any third party.

Section 8.5           Regulatory Approvals; Consents.

(a)          Parent shall, and shall cause its Controlled Affiliates to: (i) take all actions necessary to file or cause to be filed the filings required of it or any of its Controlled Affiliates with any applicable Governmental Entity or required under applicable Law as promptly as practicable, including (A) on such date as agreed by the Parties, which shall be not later than one hundred eighty (180) days following the date hereof, making or causing to be made, an appropriate filing under the HSR Act, (B) as promptly as practicable (but not later than the fifteenth (15th) Business Day following the date hereof, which timing may be extended as mutually agreed by the Parties), making or causing to be made, appropriate filings with the HPUC which shall contain all of the terms and undertakings set forth in Exhibit B (the “Key Regulatory Terms”) and (C) except as provided in Section 8.5(b), as promptly as practicable after the date hereof making or causing to be made, appropriate filings with respect to all Other Regulatory Approvals not addressed in the foregoing clauses (A) and (B); (ii) take all actions necessary to obtain the required consents from Governmental Entities as promptly as practicable, and in any event prior to the End Date; (iii) at the earliest practicable date comply with (or properly reduce the scope of and thereafter comply with) any formal or informal request for additional information or documentary material received by it or any of its Controlled Affiliates from any Governmental Entity; and (iv) consult and cooperate with the Company and MIC, and consider in good faith the views of the Company and MIC, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to any applicable Laws. MIC and, after consummation of the Reorganization, the Company shall consult and cooperate with Parent, and consider in good faith the views of Parent, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to any applicable Laws.

(b)          As soon as practicable after the date of this Agreement, Parent and MIC (or, after consummation of the Reorganization, the Company) shall (i) prepare and submit a declaration to CFIUS pursuant to the DPA with respect to the transactions contemplated by this Agreement and (ii) in the event that (A) CFIUS requests that the Company and/or Parent submit a joint notice pursuant to the DPA with respect to the transactions contemplated by this Agreement, (B) CFIUS initiates a unilateral review of the Merger, or (C) if (1) the Parties receive written notice that CFIUS is not able to conclude action under the DPA with respect to the transactions contemplated by this Agreement on the basis of a declaration but has not requested the submission of a joint notice and (2) Parent informs MIC (or, following completion of the Reorganization, the Company) within five (5) Business Days of such written notice that it has determined that the Parties will submit a joint notice pursuant to the DPA with respect to the transactions contemplated by this Agreement, then as promptly as reasonably practicable the Parties will prepare and prefile with CFIUS a joint notice pursuant to the DPA with respect to the transactions contemplated by this Agreement and, as promptly as reasonably practicable after addressing any comments received from CFIUS concerning the draft joint notice, submit a joint notice to CFIUS pursuant to the DPA with respect to the transactions contemplated by this Agreement. Parent and MIC (or, after consummation of the Reorganization, the Company) shall provide CFIUS with any additional or supplemental information requested by CFIUS as promptly as possible and in any event within the time required by CFIUS, including pursuant to any extension permitted by CFIUS. Parent shall take all actions necessary to obtain the CFIUS Approval as promptly as practicable, and in any event prior to the End Date.

(c)          Each of Parent and MIC (or, after consummation of the Reorganization, the Company) shall promptly notify one another of any written communication made to or received by Parent or MIC (or, after consummation of the Reorganization, the Company), as the case may be, from any Governmental Entity regarding any of the transactions contemplated hereby, and, subject to applicable Law, if practicable, permit the other to review in advance any proposed written communication to any such Governmental Entity and incorporate the other party’s reasonable comments, not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation, review or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other parties hereto in advance and, to the extent permitted by such Governmental Entity, gives the other parties the opportunity to attend, and furnish the other parties with copies of all correspondence, filings and written communications between them and their Affiliates (or, with respect to Parent, Controlled Affiliates) and their respective Representatives on one hand and any such Governmental Entity or its staff on the other hand, with respect to this Agreement and the transactions contemplated hereby; provided, that notwithstanding the foregoing, a party may elect to share confidential business information unrelated to the transactions contemplated by this Agreement with the other parties’ legal counsel on an outside counsel-only basis.

(d)          Parent shall be responsible for the payment of all filing fees under the HSR Act and/or the DPA, and any filing fees payable under any other laws or regulations applicable to the transactions contemplated hereby. Parent shall be responsible for the payment of its and any of its Controlled Affiliates’ fees and expenses, including legal fees and expenses, in complying with any request for additional information or documentary material from any Governmental Entity in connection with the regulatory approvals contemplated by Section 8.5(a). The Company shall be responsible for the payment of its and any of its Affiliates’ fees and expenses, including legal fees and expenses, in complying with any request for additional information or documentary material from any Governmental Entity in connection with the regulatory approvals contemplated by Section 8.5(a); provided, that Parent shall promptly reimburse the Company for such fees and expenses in the event that this Agreement is terminated in accordance with Article X [(Termination)].

(e)          Parent shall not, and shall cause its Controlled Affiliates not to, except as permitted by or provided for in this Agreement, without the prior written consent of MIC (or, after consummation of the Reorganization, the Company), take or cause to be taken any action that could reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated hereby, including for the avoidance of doubt CFIUS Approval, or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the transactions contemplated hereby; (iii) increase the risk of not being able to remove any such Order on appeal or otherwise; (iv) materially delay or prevent the consummation of the transactions contemplated hereby; or (v) cause any of the representations or warranties of Parent and Merger Sub contained herein to become inaccurate in any material respect or any of the covenants of Parent contained herein to be breached in any material respect or result in the failure to be satisfied of any of the conditions set forth in Section 9.2 [(Conditions to the Obligations of the Company)].

(f)           Notwithstanding anything else herein to the contrary, Parent shall, and shall cause its Controlled Affiliates to, take all actions necessary to avoid or eliminate each and every impediment under any applicable Law or Order so as to enable the consummation of the transactions contemplated hereby to occur as soon as reasonably possible (and in any event no later than the End Date), including taking all actions requested by any Governmental Entity or necessary to resolve any objections that may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under any applicable Law, subject, however, to the limitations set forth in Section 8.5(g). Without limiting the generality of the foregoing, Parent shall, and shall cause its Controlled Affiliates to:

(i)            at Parent’s sole cost, comply with all restrictions and conditions, if any, imposed, required or requested by any (A) Governmental Entity with respect to applicable Laws in connection with granting any necessary clearance, including, for the avoidance of doubt, any restriction or condition that is a Key Regulatory Term with respect to the HPUC, or terminating any applicable waiting period, including (1) agreeing to sell, divest, hold separate, license, cause a third party to acquire, or otherwise dispose of, any Subsidiary, operations, divisions, businesses, product lines, customers or assets of Parent, its Controlled Affiliates, or any MIC Hawaii Company contemporaneously with or after the Closing and regardless as to whether a third party purchaser has been identified or approved prior to the Closing (a “Divestiture”), (2) taking or committing to take such other actions that may limit Parent, its Controlled Affiliates, or the MIC Hawaii Companies’ freedom of action with respect to, or its ability to retain, one or more of its operations, divisions, businesses, products lines, customers or assets and (3) entering into any Order, consent decree or other agreement to effectuate any of the foregoing or (B) third party in connection with a Divestiture;

(ii)           terminate any Contract or other business relationship as may be required to obtain any necessary clearance, including, for the avoidance of doubt, the CFIUS Approval, of any Governmental Entity or to obtain termination of any applicable waiting period under any applicable Laws;

(iii)          without the prior written consent of the Company, not extend any waiting period or enter into any agreement or understanding with any Governmental Entity; and

(iv)          oppose fully and vigorously any request for the entry of, and seek to have vacated or terminated, any Order, judgment, decree, injunction or ruling of any Governmental Entity that could restrain, prevent or delay the Closing, including by defending through litigation any Action asserted by any Person in any court or before any Governmental Entity and by exhausting all avenues of appeal, including appealing properly any adverse decision or Order by any Governmental Entity, or, if requested by MIC (or, following completion of the Reorganization, the Company), Parent shall commence or threaten to commence and pursue vigorously any action MIC (or, following completion of the Reorganization, the Company) believes to be helpful in obtaining any necessary clearance of any Governmental Entity or obtaining termination of any applicable waiting period under any applicable Laws, or in terminating any outstanding action, it being understood that the costs and expenses of all such actions shall be borne by Parent; provided, that any such action described in the foregoing clauses (i) and (ii) shall be conditioned upon the Closing.

(g)          Notwithstanding the foregoing or anything in this Agreement to the contrary: (i) nothing in this Section 8.5, nor the use of “reasonable best efforts” shall be construed to require any Parent Related Party (other than Parent and its Controlled Affiliates), to take or agree to take any action, or not take any action in connection with obtaining any approval contemplated by this Section 8.5, any Required Regulatory Approval, or in connection with otherwise complying with any provisions of this Agreement, and (ii) Parent and its Controlled Affiliates shall not be required to, and MIC, the Company and the Company Subsidiaries shall not, in connection with obtaining any approval contemplated by this Section 8.5, any Required Regulatory Approval, or in connection with otherwise complying with any provisions of this Agreement, consent to or take any action of the types described above, including agreeing to conditions, proposing or making any Divestiture or any other matter referred to in Section 8.5(f) or other undertaking or proposing, accepting or entering into any consent decree, hold separate order or operation restriction, in each case, that would constitute a Burdensome Condition.

Section 8.6           Employee Matters.

(a)          For at least one (1) year following the Effective Time, Parent shall provide, or cause the Surviving Company and/or the MIC Hawaii Companies, to provide to all employees of the Company and each of the MIC Hawaii Companies (“Company Employees”) (i) a salary or wage level and bonus opportunity at least equal to the salary or wage level and cash bonus opportunity to which they were entitled immediately prior to the Effective Time and (ii) benefits, perquisites and other terms and conditions of employment that are substantially similar in the aggregate to the benefits, perquisites and other terms and conditions that they were entitled to receive immediately prior to the Effective Time (including benefits pursuant to qualified and non-qualified retirement and savings plans, medical, dental and pharmaceutical plans and programs, travel and meal allowances, severance plans and policies). Notwithstanding the foregoing sentence (but not in limitation thereof), following the Effective Time, the Surviving Company may terminate or cause to be terminated the employment of any Company Employee for any reason or no reason, subject to following adequate procedures under applicable Law and payment and satisfaction of severance benefits, notice, termination payments and any other entitlements of such Company Employee in connection with such termination to the extent obligated under any applicable employment Contract, collective bargaining agreement or Law.

(b)          Without limiting the generality of the foregoing, (i) Parent shall, or shall cause the Surviving Company to, keep in effect for at least one (1) year following the Effective Time severance plans, practices and policies applicable to the Company Employees on the date hereof that are not less favorable than such plans, practices and policies in effect immediately prior to the date hereof with respect to such Company Employees, and (ii) Parent shall, or shall cause the Surviving Company to, ensure that all Company Employees for the current fiscal year and the fiscal year in which the Closing occurs, if different, receive annual bonuses for each such fiscal year in an amount at least equal to, in each case, bonuses payable under the applicable bonus arrangements of the Company or, before giving effect to the Reorganization, MIC based upon actual performance for each such fiscal year.

(c)          Following the Effective Time, (i) Parent shall, or shall cause the Surviving Company, to ensure that no limitations or exclusions as to pre-existing conditions, evidence of insurability or good health, waiting periods or actively-at-work exclusions or other limitations or restrictions on coverage are applicable to any Company Employees or their dependents or beneficiaries under any health and welfare benefit plans in which such employees may be eligible to participate and (ii) Parent shall, or shall cause the Surviving Company to, use commercially reasonable efforts to provide or cause to be provided that any costs or expenses incurred by Company Employees (and their dependents or beneficiaries) up to (and including) the Closing Date shall be taken into account for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such health and welfare benefit plans during the plan year that includes the Closing Date.

(d)          With respect to each employee benefit plan, policy, allowance or practice, including severance, vacation and paid time off plans, policies, allowances or practices, sponsored or maintained by Parent (or its Affiliates) or the Surviving Company in which the Company Employees will participate after the Closing, Parent shall, or shall cause the Surviving Company, to, grant, or cause to be granted to, all Company Employees from and after the Effective Time credit for all service with MIC, the MIC Subsidiaries, the Company or the MIC Hawaii Companies, and their respective predecessors, prior to the Effective Time for eligibility to participate, vesting credit and eligibility to commence benefits to the extent the Company Employees received credit for such service under the corresponding Employee Benefit Plan.

(e)          Effective as of the Closing, Parent or one of its Affiliates shall assume and be responsible for all Liabilities under (i) any Incentive Agreement a Company Employee is a party to and (ii) the Company Benefit Plans regardless of whether such Liabilities arise before or after the Closing. Any outstanding awards or obligations under the STIP in which Company Employees participate in for the current fiscal year or the fiscal year in which the Closing occurs, if different, will be treated as set forth on Section 8.6(e) of the MIC Disclosure Letter.

(f)          MIC shall provide Parent prompt notice in the event that, prior to the closing of the MIC Sale, there is any Withdrawal Event.

(g)         Following the date hereof, the Company shall use reasonable best efforts to correct the matters described in Section 8.6(g) of the Company Disclosure Letter, including by using reasonable best efforts to make any required filings prior to the Closing.

(h)         Nothing in this Agreement, whether express or implied, shall: (i) confer upon any Company Employee any rights or remedies, including any right to employment or continued employment for any period or terms of employment, (ii) be interpreted to prevent or restrict the Surviving Company from modifying or terminating the employment or terms of employment of any Company Employee, including the amendment or termination of any employee benefit or compensation plan, program or arrangement, after the Effective Time, subject to the provisions of this Section 8.6; or (iii) be treated as an amendment or other modification of any Employee Benefit Plan or other employee benefit plan or arrangement.

Section 8.7           Indemnity; Directors’ and Officers’ Insurance; Fiduciary and Employee Benefit Insurance.

(a)          Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby), existing as of immediately prior to the Effective Time in favor of any current, former or future (i) director or officer of the Company or any MIC Hawaii Company, (ii) director, officer, trustee or fiduciary of another entity (but only to the extent that such person is or was serving in such capacity at the request of the Company or any MIC Hawaii Company) or (iii) employee or agent of the Company or any MIC Hawaii Company (collectively with each such person’s heirs, executors or administrators, the “Indemnified Persons”) as provided in the Constituent Documents of the Company or the applicable MIC Hawaii Company shall survive the Merger for at least six (6) years and shall continue in full force and effect.  Parent shall cause the Constituent Documents of the Surviving Company and its Subsidiaries to contain provisions with respect to exculpation, indemnification and advancement of expenses that are no less favorable to the Indemnified Persons than those set forth in the Constituent Documents of MIC and its applicable MIC Subsidiaries as of the date of this Agreement. For a period of six (6) years after the Effective Time, (A) Parent shall not, and shall not permit the Surviving Company or any of its Subsidiaries to, amend, repeal or modify any provision in the Surviving Company’s or any of the MIC Hawaii Companies’ Constituent Documents relating to the exculpation, indemnification or advancement of expenses of any Indemnified Person with respect to acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby), unless and only to the extent required by applicable Law, it being the intent of the parties that all such Indemnified Persons shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted by applicable Law and that no change, modification or amendment of such documents or arrangements may be made that could adversely affect any such Person’s right thereto without the prior written consent of such Person and (B) Parent shall, and shall cause the Surviving Company and its Subsidiaries to, maintain any indemnification agreements of the Company or any MIC Hawaii Company with any Indemnified Person existing prior to the date of this Agreement and that are contained in the Company’s or any of the Company Subsidiaries’ Constituent Documents or listed on Section 8.7(a) of the Company Disclosure Letter. Notwithstanding anything herein to the contrary, this Section 8.7 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Company and their respective Subsidiaries. From and after the Effective Time, Parent shall assume, be liable for, and honor, guarantee and stand surety for, and shall cause the Surviving Company and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 8.7.

(b)          The Company may obtain, prior to the Effective Time, a single payment, run-off policy or policies of directors’ and officers’ and/or fiduciary liability insurance covering the Persons currently covered by MIC’s existing directors’ and officers’ and/or fiduciary liability insurance policies for claims arising in respect of actual or alleged errors, misstatements, acts, omissions or any matters claimed against any such Person occurring prior to the Effective Time in amount and scope no less favorable to such insured Person, in the aggregate, than MIC’s existing policies, such policy or policies to become effective at the Effective Time and remain in effect for a period of six (6) years following the Effective Time. If such run-off policy or policies are obtained by the Company prior to the Effective Time, Parent shall cause such policy or policies to be maintained in full force and effect, for its or their full term, and cause all obligations thereunder to be honored by the Surviving Company.

(c)          Notwithstanding any other provisions hereof, the obligations of Parent and the Surviving Company contained in this Section 8.7 shall be binding, jointly and severally, upon the successors and assigns of Parent, the Surviving Company and their respective Subsidiaries. In the event Parent or the Surviving Company, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, honor the indemnification and other obligations set forth in this Section 8.7.

(d)          The obligations of Parent and the Surviving Company under this Section 8.7 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Indemnified Person to whom this Section 8.7 applies without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 8.7 applies shall be third party beneficiaries of this Section 8.7). The provisions of this Section 8.7 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his, her or its heirs and his or her Representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Law, Contract or otherwise.

(e)           Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to MIC, any MIC Subsidiary, the Company or any MIC Hawaii Company or any of their respective directors or officers, it being understood and agreed that the indemnification provided for in this Section 8.7 is not prior to or in substitution for any such claims under such policies.

Section 8.8            Proxy Statement.

(a)           As promptly as reasonably practicable following the execution of this Agreement, MIC shall, with the assistance of Parent, prepare, and MIC shall, as promptly as reasonably practicable following the date hereof, file with the SEC, a proxy statement relating to the approval by the stockholders of MIC, on a binding, advisory basis, of this Agreement and the transactions contemplated hereby, including the Merger (as amended or supplemented from time to time, the “Proxy Statement”). For the avoidance of doubt, the Proxy Statement may include such other proposals as MIC determines are reasonably necessary for the consummation of the Reorganization, the MIC Sale or any Alternative MIC Sale. MIC shall cause the Proxy Statement to comply in all material respects with the applicable requirements of the Exchange Act. Parent and MIC shall cooperate with one another in connection with the preparation of the Proxy Statement and Parent shall furnish all information concerning Parent and Merger Sub as MIC may reasonably request in connection with the preparation of the Proxy Statement, including such information that is required by the Exchange Act to be set forth in the Proxy Statement. Each of MIC and Parent will cause the information relating to MIC, the Company, Parent or Merger Sub, as applicable, to be supplied by it for inclusion in the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the MIC Stockholders’ Meeting, not to contain any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and MIC shall each use commercially reasonable efforts to respond as promptly as reasonably practicable to, and resolve all comments received from, the SEC (or its staff) concerning the Proxy Statement and have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. MIC shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to the stockholders of MIC as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC.

(b)           Each of Parent and MIC shall as promptly as reasonably practicable notify the other of (i) the receipt of any comments from the SEC (or its staff) and all other written correspondence and oral communications with the SEC (or its staff) relating to the Proxy Statement and (ii) any request by the SEC (or its staff) for any amendment or supplement to the Proxy Statement or for additional information with respect thereto, and shall supply the other with copies of all material correspondence between MIC, Parent or any of their respective Representatives, on the one hand, and the SEC (or its staff), on the other hand, with respect to the Proxy Statement. All filings by the Company or MIC with the SEC (or its staff), responses to any comments from the SEC (or its staff) and all mailings to the stockholders of MIC primarily relating to the Merger and the other transactions contemplated hereby, including the Proxy Statement and any amendment or supplement thereto, shall be subject to the reasonable prior review and comment of Parent, which comments MIC shall consider in good faith. MIC agrees that all information relating to Parent or Merger Sub included in a written response or proposed amendment or supplement to the Proxy Statement shall be in form and content satisfactory to Parent, acting reasonably. Notwithstanding the foregoing, the Company and MIC will no longer be required to comply with the obligations specified in the first three sentences of this Section 8.8(b) if the MIC Board has effected any Adverse Recommendation Change or shall have resolved to do so. All filings by Parent with the SEC in connection with the transactions contemplated hereby shall be subject to the reasonable prior review and comment of MIC(or, following completion of the Reorganization, the Company).

(c)           If at any time prior to the approval of the matters contemplated by the Proxy Statement by MIC’s stockholders at the MIC Stockholders’ Meeting any information relating to the Company, MIC, Parent or Merger Sub, or any of their respective Affiliates, directors or officers, is discovered by the Company, MIC, Parent or Merger Sub, which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties (subject to the comment and review procedures set forth in subparagraph (b) above) and an appropriate amendment or supplement describing such information shall be promptly filed by MIC (with the reasonable assistance of Parent) with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of MIC.

(d)           Following completion of the Reorganization, references to “MIC”, the “MIC Board” and the “MIC Subsidiaries” in this Section 8.8 shall be deemed to be references to “the Company”, the “Company Board” and the “MIC Hawaii Companies”, respectively.

Section 8.9            MIC Stockholders’ Meeting. MIC shall, in accordance with its Constituent Documents and applicable Law, promptly and duly call, give notice of and convene as promptly as reasonably practicable following the date upon which the Proxy Statement is cleared by the SEC, a meeting of the stockholders of MIC (the “MIC Stockholders’ Meeting”) for the purpose of seeking the MIC Stockholder Approval and shall, unless the MIC Board has effected an Adverse Recommendation Change or shall have resolved to do so, (a) recommend that the stockholders of MIC, on a binding, advisory basis, approve this Agreement and the transactions contemplated hereby, including the Merger, and include in the Proxy Statement such recommendation and (b) use commercially reasonable efforts to solicit such approval; provided, that MIC, in its reasonable judgment and following consultation with Parent, shall determine the length of any period for the solicitation of proxies from its stockholders. MIC may postpone, recess or adjourn the MIC Stockholders’ Meeting (i) with the consent of Parent, (ii) if MIC is unable to obtain a quorum of its stockholders at the MIC Stockholders’ Meeting or (iii) to allow additional time for the filing and distribution of any amended or supplemental disclosure which the MIC Board has determined in good faith is necessary or advisable under applicable Law and for such amended or supplemental disclosure to be reviewed by the stockholders of MIC prior to the MIC Stockholders’ Meeting. Following completion of the Reorganization, if the MIC Stockholder Approval has not been obtained, references to “MIC”, the “MIC Board”, the “MIC Subsidiaries” and “stockholders” in this Section 8.9 shall be deemed to be references to “the Company”, the “Company Board”, the “MIC Hawaii Companies” and the “holders of Common Units”, respectively and all references in this Agreement to the “MIC Stockholders’ Meeting” and the “MIC Stockholder Approval” shall be deemed to be references to the “Company Unitholders’ Meeting” and “Company Unitholder Approval”, respectively.

Section 8.10           Alternative Transaction Proposals.

(a)           Except as otherwise provided in this Section 8.10, MIC shall not, nor shall it authorize or knowingly permit any MIC Subsidiary to, and will use commercially reasonable efforts to cause its and their respective Representatives not to, directly or indirectly, (i) solicit or knowingly initiate or encourage the making of any Alternative Transaction Proposal or (ii) other than with Parent, Merger Sub or their respective Representatives and other than to inform any Person of the provisions of this Section 8.10, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any material non-public information in connection with, any Alternative Transaction Proposal. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if at any time prior to receipt of the MIC Stockholder Approval, MIC or any MIC Subsidiary receives an Alternative Transaction Proposal, MIC and the MIC Board may (directly or through their respective Representatives) (A) contact such Person and its advisors for the purpose of clarifying the proposal and any material terms and conditions and likelihood of consummation thereof, so as to determine whether such proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and (B) if the MIC Board determines in good faith after consultation with its financial advisors and outside legal counsel and based on information then available that such Alternative Transaction Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal, the MIC Board may (x) furnish information with respect to MIC and the MIC Subsidiaries to the Person making such Alternative Transaction Proposal (and its Representatives) pursuant to an executed confidentiality agreement; provided, that a copy of all such information not previously provided to Parent (or its Representatives) is provided to Parent as promptly as reasonably practicable (and, in any event, within one (1) Business Day) after such information has been furnished to such Person (or its Representatives) and (y) participate in discussions or negotiations with the Person making such Alternative Transaction Proposal (and its Representatives) regarding such Alternative Transaction Proposal.

(b)           Except as otherwise provided in this Agreement, the MIC Board shall not, directly or indirectly, (i) (A) withdraw (or amend or modify in a manner materially adverse to Parent) or publicly propose to withdraw (or amend or modify in a manner materially adverse to Parent), the approval, recommendation or declaration of advisability of this Agreement and the transactions contemplated by this Agreement or (B) adopt a formal resolution to recommend, adopt or approve, or publicly propose to recommend, adopt or approve, any Alternative Transaction Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) adopt or approve, or publicly propose to adopt or approve, or allow MIC or any MIC Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding other than a confidentiality agreement referred to in Section 8.10(a) (each, an “Alternative Transaction Agreement”) (A) constituting or that could reasonably be expected to lead to any Alternative Transaction Proposal or (B) requiring it to abandon, terminate or fail to consummate the Merger and the other transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, but subject to MIC’s compliance in all material respects with the other provisions of this Section 8.10, as applicable, at any time prior to obtaining the MIC Stockholder Approval, the MIC Board may, in response to a Superior Proposal or an Intervening Event, make an Adverse Recommendation Change if the MIC Board determines that the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties to the stockholders of MIC under applicable Law.

(c)           Without limiting Section 8.10(b), in response to an Alternative Transaction Proposal that the MIC Board determines, after consultation with its financial advisors and outside legal counsel, constitutes a Superior Proposal, MIC may terminate this Agreement pursuant to Section 10.1(h) [(Termination)] and this Section 8.10(c) and, concurrently with such termination, may enter into an Alternative Transaction Agreement with respect to such Superior Proposal; provided, however, that MIC shall not terminate this Agreement pursuant to Section 10.1(h) [(Termination)] and this Section 8.10(c) unless MIC (i) complies with its obligations set forth in Section 8.10(d) and (ii) pays, or causes to be paid, to Parent the Company Termination Fee payable pursuant to Section 10.3(a)(i)(B) [(Termination Fees)] prior to or concurrently with such termination.

(d)           Notwithstanding anything to the contrary contained in this Agreement, the MIC Board shall not be entitled to either (x) make an Adverse Recommendation Change pursuant to Section 8.10(b) or (y) terminate this Agreement pursuant to Section 10.1(h) [(Termination)] and Section 8.10(c) [(Superior Proposal)], unless (i) MIC shall have provided to Parent three (3) days’ prior written notice advising Parent that the MIC Board intends to take such action and (ii) (A) during such three (3) day period, if requested by Parent and so long as Parent continues to negotiate in good faith, MIC shall have engaged in negotiations with Parent regarding any amendment to this Agreement proposed in writing by Parent, (B) MIC Board shall have considered any adjustments to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be irrevocably offered in writing by Parent no later than the third (3rd) day of such three (3)-day period and (C) (1) with respect to a Superior Proposal, the MIC Board shall have determined that the Alternative Transaction Proposal would continue to constitute a Superior Proposal if such adjustments to this Agreement were to be given effect and (2) with respect to an Intervening Event, the MIC Board shall have determined in good faith that failure to make an Adverse Recommendation Change would continue to be inconsistent with the directors’ fiduciary duties under applicable Law.

(e)           Notwithstanding anything to the contrary contained herein, MIC or MIC Board, directly or indirectly through their respective Representatives, shall be permitted to (i) take or disclose any position or disclose any information reasonably required under applicable Law or in compliance with or otherwise complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (or any similar communication to MIC’s stockholders) and, to the extent referred to therein, Item 1012(a) of Regulation M-A promulgated under the Exchange Act with respect to any Alternative Transaction Proposal, (ii) make any “stop, look and listen” communication to MIC’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to MIC’s stockholders) or take a neutral or no position with respect to any Alternative Transaction Proposal, (iii) make any other disclosure to MIC’s stockholders that is reasonably required by applicable Law (it being understood that any disclosures permitted under this Section 8.10(e) shall not, in and of themselves, constitute an Adverse Recommendation Change or form a basis for Parent to terminate this Agreement pursuant to Section 10.1(d) [(Termination)]) and (iv) waive any “standstill” or similar provision in order to permit a Person to make an Alternative Transaction Proposal.

(f)           MIC shall as promptly as reasonably practicable (and in no event later than forty-eight (48) hours after receipt) notify Parent of any Alternative Transaction Proposal and the material terms and conditions of any such Alternative Transaction Proposal. MIC shall keep Parent reasonably informed of the status (including any changes to the material terms and conditions thereof) of any such Alternative Transaction Proposal.

(g)           Following completion of the Reorganization, references to the “MIC Board”, “MIC” and the “MIC Subsidiaries” in this Section 8.10 shall be deemed to be references to the “Company Board”, “the Company” and the “MIC Hawaii Companies”, respectively.

Section 8.11          Public Announcements. Parent, the Company and MIC each shall (a) consult with each other before such party or any of its Affiliates issues any press release or otherwise makes any public statement with respect to the transactions contemplated by this Agreement, (b) provide to the other party for review a copy of any such press release or public statement and (c) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except for any press release or public statement as may be required by applicable Law or pursuant to any listing agreement with or rules of any applicable securities exchange; provided, however, that, the foregoing shall not restrict or prohibit (i) the Company or MIC from making any announcement from the date hereof through the Effective Time to its employees, customers and other business relations to the extent the Company or MIC determines in good faith that such announcement is necessary or advisable or (ii) the Company from making any announcement following the completion of the MIC Sale or an Alternative MIC Sale; provided, further, that, the Company, MIC and their respective Affiliates shall not be required to consult with Parent prior to issuing any press release or otherwise making any public statement that primarily relates to the Company’s review of strategic alternatives, including the Reorganization, the MIC Sale or any Alternative MIC Sale, nor shall the Company, MIC and their respective Affiliates be required to provide a copy of any such press release or public statement to Parent or seek Parent’s consent with respect thereto, including any such press release or public statement that discloses information relating to the transactions contemplated hereby; provided, further, that Affiliates of the Company or MIC may provide general information about the subject matter of this Agreement in connection with its or its Affiliates’ fund raising, marketing, informational or reporting activities of the kind customarily provided with respect to private equity investments. Notwithstanding the foregoing, (a) nothing in this Section 8.11 shall limit MIC’s or the MIC Board’s rights under Section 8.10 [(Alternative Transaction Proposals)], (b) the Company and MIC will no longer be required to consult with or otherwise obtain the consent of Parent in connection with any such press release or public statement or provide Parent with the opportunity to review a copy thereof if the MIC Board (or, following completion of the Reorganization, the Company Board) has made any Adverse Recommendation Change or shall have resolved to do so and (c) the requirements of this Section 8.11 shall not apply to any disclosure by the Company, MIC or Parent of any information concerning this Agreement or the transactions contemplated hereby in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 8.12          Transfer Taxes. All transfer, documentary, stamp, recording, sales and use, value added, registration, and other similar Taxes and fees (including any interest, penalties and additions to any such Taxes) incurred in connection with the transactions contemplated by this Agreement, including the Merger (other than such Taxes required to be paid by reason of the payment of the Merger Consideration to a Person other than the holder of record of Common Units with respect to which such payment is made, as described in Section 4.2(a)(iv) [(Exchange of Common Units for Merger Consideration; Paying Agent and Procedures)]), imposed on the Company or any MIC Hawaii Company shall be borne and paid solely by Parent (regardless of the Person liable for such Taxes under applicable Law).

Section 8.13           Merger Sub. Parent shall take all actions necessary to (a) cause Merger Sub to comply with this Agreement, perform its obligations under this Agreement and to consummate the Merger, in each case, on the terms and subject to the conditions set forth in this Agreement, and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments, other than as specifically contemplated by this Agreement, or incur or guarantee any Indebtedness or Liabilities.

Section 8.14           State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or becomes applicable to the Merger, the parties shall use commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the Merger.

Section 8.15          Notification of Certain Matters. The Company, on the one hand, and Parent, on the other hand, shall use their respective commercially reasonable efforts to promptly notify each other of (a) any material Actions in connection with the transactions contemplated by this Agreement commenced or, to the Knowledge of the Company or the Knowledge of Parent, as the case may be, threatened, against the Company, the MIC Hawaii Companies or Parent, as the case may be, or (b) the occurrence or non-occurrence of any fact or event which would be reasonably expected to cause any condition set forth in Article IX [(Conditions Precedent)] not to be satisfied; provided that the delivery of any notice pursuant to this Section 8.15 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice. The parties hereto agree and acknowledge that the Company’s, on the one hand, and Parent’s, on the other hand, compliance or failure to comply with this Section 8.15 shall not be taken into account for purposes of determining whether the condition referred to in Section 9.2(b) [(Conditions to the Obligations of the Company)] or Section 9.3(b) [(Conditions to the Obligations of Parent and Merger Sub)], as applicable, shall have been satisfied with respect to performance in all material respects with this Section 8.15.

Section 8.16           Right to MIC Marks.

   (a)        As promptly as possible following the Closing (but in any event within sixty (60) days following the Closing Date), Parent shall cause the Company and the MIC Hawaii Companies to cease using the terms “MACQUARIE”, “MIC,” “MIC GLOBAL SERVICES,” and “MACQUARIE GLOBAL SERVICES,” “Holey Dollar” and “Holey $” (whether alone or in combination with any other word or design) and any Marks similar thereto or constituting an abbreviation or extension thereof and all other Marks related to Macquarie Group Limited (collectively, the “MIC Marks”), including eliminating the MIC Marks from all assets of the Company and the MIC Hawaii Companies and the disposing of any unused stationery, literature or similar materials bearing any MIC Marks, and thereafter, Parent shall not, and shall cause the Company and the MIC Hawaii Companies not to, use any MIC Marks or any other Intellectual Property rights of Macquarie Group Limited or any of its Affiliates, except to the extent necessary for the Surviving Company to comply with the obligations set forth in Section 8.20 (and in such case, in compliance with this Section 8.16). For clarity, during such sixty (60)-day period following Closing Date, the Company and the MIC Hawaii Companies may only use the MIC Marks to phase out its use thereof and only in substantially the same form, scope, quality, and manner as the MIC Marks were used during the three (3)-month period immediately preceding the Closing Date (and not in any other form, scope, quality, or manner). Parent acknowledges and agrees that, absent a separate written agreement between Macquarie Group Limited and Parent to the contrary, Parent and its Affiliates have no rights whatsoever to use the MIC Marks or other Intellectual Property of Macquarie Group Limited and neither Parent nor any of its Affiliates shall contest the ownership or validity of any rights of Macquarie Group Limited or any of its Affiliates in or to any of the MIC Marks.

(b)           Parent, for itself and its Affiliates (which, for the purposes of this Section 8.16, shall include the Company and the MIC Hawaii Companies), agrees that immediately from and after the Closing, Parent and its Affiliates will not expressly, or by implication, do business as or represent themselves as (or as affiliated with) Macquarie Group Limited or its Affiliates.

(c)           As promptly as possible following the Closing (but in any event within sixty (60) days following the Closing), Parent and its Affiliates shall make all filings with any and all offices, agencies and bodies and take all other actions necessary to adopt new corporate names, registered names and registered fictitious names of the Company and the MIC Hawaii Companies that do not consist in whole or in part of, and are not dilutive of or confusingly similar to, any MIC Marks (“New Corporate Names”). Upon receipt of confirmation from the appropriate registry that such name changes have been effected, Parent shall provide Macquarie Group Limited with written proof that such name changes have been effected. Parent and its Affiliates shall use their respective best efforts to adopt New Corporate Names as soon as possible after the Closing.

(d)           The provisions of this Section 8.16 are intended to be for the benefit of, and shall be enforceable by, Macquarie Group Limited.

Section 8.17           Financing.

(a)           Parent shall obtain the Equity Financing contemplated by the Equity Commitment Letters upon satisfaction or waiver of the conditions to the Closing set forth in Section 9.1 [(Conditions to the Obligations of the Company, Parent and Merger Sub)] and Section 9.2 [(Conditions to the Obligations of the Company)]. Parent shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Equity Commitment Letters without the prior written consent of the Company. Parent acknowledges and agrees that its obligations to consummate the transactions contemplated by this Agreement are not conditioned or in any way contingent upon or otherwise subject to, receipt of the Equity Financing or other financing or the availability, grant, provision or extension of any Equity Financing or other financing of Parent or any of its Affiliates. Neither Parent nor Merger Sub shall, nor shall they permit any of their Affiliates to, without the prior written consent of the Company, take or fail to take any action or enter into any transaction that could reasonably be expected to materially impair, delay or prevent the consummation of the Equity Financing contemplated by the Equity Commitment Letters.

(b)           Prior to the earlier of the Closing or termination of this Agreement in accordance with Section 10.1 [(Termination)], the Company agrees to use commercially reasonable efforts to provide such cooperation as may be reasonably requested by Parent, at Parent’s expense and solely as an accommodation to Parent, in connection with the arrangement of any financing to be consummated with respect to the transactions contemplated by this Agreement; provided that (i) such requested cooperation does not (A) unreasonable interfere with the ongoing operations of the Company, the MIC Hawaii Companies and their respective Affiliates, (B) cause any representation, warranty covenant or agreement in this Agreement to be breached; or (C) cause any closing condition set forth in Article VIII to fail to be satisfied or otherwise causes the breach of this Agreement or any Contract to which MIC or any of the MIC Subsidiaries or the Company or any of the MIC Hawaii Companies is a party; and, provided, further, that the effect of any such breach shall be excluded when determining if the conditions set forth in Section 9.1 [(Conditions to the Obligations of the Company, Parent and Merger Sub)] and Section 9.2 [(Conditions to the Obligations of the Company)] are satisfied, (ii) this Section 8.17(b) does not expand any of Parent’s rights under Section 8.1 [(Access to Information Concerning Properties and Records)] and (iii) none of the Company, the MIC Hawaii Companies and their respective Affiliates shall have any liability or obligation under any agreement or document related to such financing or otherwise be required to incur any liability or obligation in connection with such financing.

(c)           For the avoidance of doubt, none of MIC, the MIC Subsidiaries, the Company, any MIC Hawaii Companies or their respective Affiliates shall be required to provide, and Parent shall be solely responsible for, (1) the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information or any financial statements or financial information other than the consolidated financial statements contained in the MIC Reports or Company Reports, (2) any description of all or any component of the financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”, (3) projections, risk factors or other forward-looking statements relating to all or any component of any financing, (4) subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X promulgated under the Exchange Act or (5) Compensation Disclosure and Analysis required by Item 402(b) of Regulation S-K promulgated under the Exchange Act. The MIC Board, the Company Board and the directors, managers and general partners of the MIC Subsidiaries and the MIC Hawaii Companies and any other Affiliates of the Company or MIC shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which any financing is obtained. None of the Company, any MIC Hawaii Companies or their respective Affiliates shall be required to execute prior to the Closing any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the financing, and in the event any such Person does agree to execute any such document, Parent agrees that the execution of any documents in connection with the financing shall be subject to the consummation of the transactions contemplated hereby at the Closing and such documents will not take effect until the Closing occurs and will not encumber the assets of the Company or any MIC Hawaii Company prior to the Closing. Except as expressly provided above, none of the Company, any MIC Hawaii Companies or their respective Affiliates shall be required to take any corporate, limited liability company or limited partnership actions prior to the Closing to permit the consummation of the financing. In no event shall the Company or MIC be in breach of this Agreement because of the failure to deliver any financial or other information or for the failure to obtain any comfort with respect to, or review of, any financial or other information by its accountants.

(d)           In no event shall MIC, any MIC Subsidiary, the Company or any MIC Hawaii Company be required to (i) pay any commitment or similar fee or incur any liability (including due to any act or omission by MIC, any MIC Subsidiary, the Company or any MIC Hawaii Company or any of their respective Representatives) or expense in connection with assisting Parent in arranging the financing or as a result of any information provided by MIC, any MIC Subsidiary, the Company or any MIC Hawaii Company or any of their respective Affiliates or their respective Representatives in connection therewith, (ii) take any action that would result in a violation of applicable Law or subject it to actual or potential liability prior to the Closing occurring, (iii) have any liability or any obligation under any definitive financing document or any related document or other agreement or document related to the financing prior to the Closing occurring, or (iv) disclose or provide any information the disclosure of which in the reasonable judgment of MIC or any of the MIC Subsidiaries (or, following completion of the Reorganization, the Company or any of the MIC Hawaii Companies), is restricted by applicable Law or order, or is subject to attorney-client privilege. Notwithstanding anything to the contrary herein, any breach by MIC, any MIC Subsidiary, the Company or any MIC Hawaii Company of their obligations under this Section 8.17 shall not constitute a breach of this Agreement or a breach for purposes of Article IX or a breach of any condition precedent set forth in Article VIII.

(e)           Parent shall be responsible for all fees and expenses related to any financing to be consummated in connection with the transactions contemplated by this Agreement. Accordingly, Parent shall promptly reimburse MIC and the Company for all reasonable and documented out-of-pocket costs incurred by MIC and the MIC Subsidiaries and the Company and the Company Subsidiaries in connection with such cooperation. Parent shall indemnify and hold harmless MIC, the MIC Subsidiaries, the Company, the Company Subsidiaries and their respective Affiliates and Representatives from and against any and all Liabilities, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of any financing or providing any of the information utilized in connection therewith.

Section 8.18          Additional Matters. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, Parent and Merger Sub shall, and shall cause the Surviving Company to, take all such necessary action.

Section 8.19          Section 16. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC, so that the disposition of any equity securities of the Company (including derivative securities) pursuant to this Agreement by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) shall be an exempt transaction for purposes of Section 16.

Section 8.20           Stock Exchange De-listing. The Surviving Company shall cause the Company’s securities to be de-listed from the NYSE (or any other national securities exchange on which the Common Shares or Common Units are listed) and de-registered under the Exchange Act as promptly as practicable following the Effective Time, and the Company shall prior to the Effective Time reasonably cooperate with Parent with respect thereto.

Section 8.21          Transaction Litigation. In the event that any stockholder litigation related to this Agreement, the Merger or any other transactions contemplated by this Agreement is brought against the Company, any member of the Company Board, MIC or any member of the MIC Board after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”), the Company or MIC, as applicable, shall promptly notify Parent of any such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof. The Company or MIC, as applicable, shall give Parent the opportunity to participate in (but not control) the defense of any Transaction Litigation, and the Company or MIC, as applicable, shall not settle or agree to settle any Transaction Litigation where such settlement would impose obligations (monetary or otherwise) on the Company or the Surviving Company without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that, such consent shall not be required for settlements solely for (a) money damages and the payment of attorneys’ fees in an aggregate amount not to exceed the dollar amount of the coverage limits for such settlements under the then current policies of directors’ and officers’ liability insurance maintained by MIC and the MIC Subsidiaries or the Company and the MIC Hawaii Companies and for which neither Parent nor the Company has any payment obligations (other than the payment of a deductible) or (b) providing additional disclosure in the Proxy Statement.

Section 8.22           Special Unit Redemption. Prior to the Closing, the Company shall deliver a notice or notices of redemption to each holder of Special Units, which shall state that each Special Unit held by such holder immediately prior to the Effective Time shall be redeemed by the Company effective as of the Closing Date, with the redemption price per share equal to $0.001 per share, payable in cash and without interest (such amount, the “Per Special Unit Redemption Price”), subject to and conditioned upon the occurrence of the Closing. Prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent funds sufficient to pay the aggregate Per Special Unit Redemption Price for the redemption of the Special Units pursuant to this Section 8.22.

Section 8.23          Waiver. It is acknowledged by each of the parties hereto that MIC, the Company and certain of their respective Affiliates have retained White & Case LLP (“W&C”), Carlsmith Ball LLP (“CB”) and Winston & Strawn LLP (“WS”) to act as their counsel in connection with the transactions contemplated hereby and that W&C, CB or WS has not acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other party to this Agreement or Person has the status of a client of W&C, CB or WS for conflict of interest or any other purposes as a result thereof. Parent hereby agrees that (a) W&C, CB and WS may continue to represent MIC, the Company or any such Affiliate (and their respective current or former directors or officers) following the Closing in connection with any dispute pending or threatened as of the Closing and (b) in the event that a dispute arises in connection with the transactions contemplated hereby (including any Transaction Litigation), W&C, CB and WS may represent MIC, the Company or any such Affiliate (and their respective current or former directors or officers) in such dispute. Parent hereby waives, on behalf of itself and each of its Affiliates, any claim they have or may have that W&C, CB or WS has a conflict of interest in connection with or is otherwise prohibited from engaging in such representation, and agree that, in the event that a dispute arises after the Closing in connection with the transactions contemplated hereby (including any Transaction Litigation), W&C, CB and WS may represent any such party in such dispute. Parent agrees to take, and to cause their respective Affiliates to take, all steps necessary to implement the intent of this Section 8.23. The parties hereto further agree that W&C, CB, WS and their respective partners and employees are third party beneficiaries of this Section 8.23.

Section 8.24          No Further Obligation. Notwithstanding anything herein to the contrary, from and after the consummation of the MIC Sale or any Alternative MIC Sale, MIC and the MIC Subsidiaries (other than the Company and the MIC Hawaii Companies) shall have no further obligations under this Agreement. For the avoidance of doubt, the foregoing shall not impair or limit in any way any of the rights of Parent, the Company or the MIC Hawaii Companies under any definitive agreement entered into in connection with the MIC Sale or any Alternative MIC Sale, which shall remain in full force and effect in accordance with its terms.

Section 8.25          Termination of Certain Services and Contracts. Assuming Parent’s performance of its obligation under Section 8.27, and except for Contracts described in Section 8.25 of the Company Disclosure Letter, at or prior to the Closing, the Company shall use reasonable best efforts to (a) terminate all services and each Contract between the Company and any MIC Hawaii Company, on the one hand, and MIC or its Affiliates, on the other hand, and (b) cause all Actions or obligations (contingent or otherwise) between the Company and any MIC Hawaii Company, on the one hand, and MIC or its Affiliates, on the other hand, to be released effective immediately prior to Closing without any Liability to Parent, the Company or any MIC Hawaii Companies (collectively such services, Contracts, claims or obligations so terminated, the “Terminated Contracts”) other than payments required to be made pursuant to the terms of any Terminated Contracts (it being understood that the Company shall use commercially reasonable efforts to complete the actions provided for in this Section 8.25 prior to consummation of the MIC Sale, except that any such actions may be effective as of the Effective Time). The Company shall use reasonable best efforts to deliver to Parent evidence in customary form of the termination of the Terminated Contracts at or prior to the Closing.

Section 8.26          Company Transaction Expenses. Notwithstanding anything in this Agreement to the contrary, the Company shall use reasonable best efforts to deliver to Parent within ten (10) Business Days prior to the Closing, an updated good faith estimate of the amount of the Company Transaction Expenses expected to be incurred through the Closing and, if available, final invoices or other documentation in a form customary for the provider of such invoices or other documentation (including the recipients and amount of such payments and invoices) reflecting the amounts necessary to satisfy in full all Company Transaction Expenses.

Section 8.27          Manager Payments. At or prior to the Closing, Parent shall contribute to the Company funds sufficient to pay the Manager Payments in full.

Section 8.28          MIC Indemnity. Neither MIC nor the Company nor MIC Hawaii shall, without the prior written consent of Parent, impair, modify, amend or waive the terms of the MIC Indemnity in a manner that is adverse to Parent, the Company or MIC Hawaii; provided, that, the foregoing will not prevent MIC or the Company from entering into a definitive agreement for an Alternative MIC Sale.

Section 8.29          Manager Release. Assuming Parent’s performance of its obligation under Section 8.27 and the receipt by the Manager of the Manager Payments concurrent with Closing, the Company shall cause the Manager to deliver to Parent the Manager Release at the Closing.

Section 8.30          Enforcement of Rights. Prior to the Closing, the Company shall keep Parent informed as promptly as reasonably practicable of all rights and actions that affect the Company or any MIC Hawaii Company under the MIC Sale Agreement or any definitive agreement for an Alternative MIC Sale and timely enforce all of the rights of the Company and each MIC Hawaii Company under the MIC Sale Agreement or any definitive agreement for an Alternative MIC Sale, including those set forth in Section 6.16(b), Section 6.26 and Article IX of the MIC Sale Agreement. Neither MIC (prior to the closing of the MIC Sale Agreement or any definitive agreement for an Alternative MIC Sale, as the case may be) nor the Company shall, without the prior written consent of Parent, take or fail to take any action that would impair, modify, amend or waive the rights of the Company or any MIC Hawaii Company under the MIC Sale Agreement or any definitive agreement for an Alternative MIC Sale Agreement.

Section 8.31          FERC Matters. As promptly as reasonably practicable after the date hereof (but not later than the date that is fifteen (15) Business Days after the date hereof), MIC and the Company shall cause the MIC Hawaii Companies to file an initial notice of self-certification with the FERC with respect to the companies that are enumerated in clause (f) of Section 6.7, and following the effectiveness of the Reorganization (but prior to the Closing), the Company shall cause the MIC Hawaii Companies to file updated FERC Form 556 self-certifications with respect to the companies that are enumerated in clause (e) of Section 6.7 reflecting their new upstream ownership after completion of the Reorganization.

Article IX

CONDITIONS PRECEDENT

Section 9.1            Conditions to the Obligations of the Company, Parent and Merger Sub. The respective obligations of the Company, Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver (to the extent permitted by applicable Law and other than the condition set forth in Section 9.1(c), which may not be waived by the Company) in writing by Parent and the Company at or prior to the Effective Time of the following conditions:

(a)           No court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by this Agreement that remains in effect; provided, that, prior to asserting this condition, the party asserting this condition shall have taken all actions necessary (in the manner contemplated by Section 8.5 [(Regulatory Approvals; Consents)]) to prevent the entry of such Law or Order and to appeal as promptly as possible any judgment that may be entered;

(b)           (i) Any waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated, (ii) the CFIUS Approval shall have been obtained, and (iii) any approval by the HPUC under Hawaii Revised Statutes Chapter 269-19 shall have become a Final Order (collectively, with the termination or expiration of the waiting period under the HSR Act and the CFIUS Approval, the “Required Regulatory Approvals”);

(c)           The MIC Stockholder Approval shall have been obtained;

(d)           The Reorganization shall have been consummated; and

(e)           The MIC Sale or any Alternative MIC Sale shall have been consummated.

Section 9.2            Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver (to the extent permitted by applicable Law) by the Company in writing at or prior to the Effective Time of the following additional conditions:

(a)           Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in such representations and warranties) as of the date of this Agreement and as of the Closing, as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except as would not have a Parent Material Adverse Effect;

(b)           Each of Parent and Merger Sub shall have performed or complied in all material respects with its obligations, agreements and covenants under this Agreement to be performed or complied with by it at or prior to the Effective Time; and

(c)           Parent shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an officer of Parent and certifying as to the satisfaction of the conditions specified in Section 9.2(a) and Section 9.2(b).

Section 9.3            Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver (to the extent permitted by applicable Law) by Parent in writing at or prior to the Effective Time of the following additional conditions:

(a)           (i) Each of the representations and warranties of the Company set forth in the first sentence of Section 6.1(a) [(Due Organization, Good Standing and Power)], Section 6.2(a) [(Authorization)], Section 6.4(a) and (b) [(Capitalization)] (solely with respect to the Company), and Section 6.18 [(Broker’s or Finder’s Fees)] shall be true and correct in all respects, except where the failure to be so true and correct is de minimis, at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct in all respects, except where the failure to be so true and correct is de minimis, as of such earlier date, (ii) each of the representations and warranties of the Company set forth in Section 6.4(a) and (b) [(Capitalization)] (other than with respect to the Company as covered by clause (i) above) shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date, (iii) each of the representations and warranties of the Company set forth in Section 6.6(a) [(Absence of Certain Changes)] shall be true and correct in all respects at and as of the Closing Date, (iv) each of the representations and warranties of the Company set forth in Article VI [(Representations and Warranties of the Company)] not referenced in clause (i), (ii) or (iii) of this Section 9.3(a) shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “Company Material Adverse Effect”, “material adverse effect”, “material adverse change” or other qualification based on materiality contained in any such representation or warranty) at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct (without giving effect to any “material”, “materially”, “materiality”, “Company Material Adverse Effect”, “material adverse effect”, or “material adverse change” or other qualification based on materiality contained in any such representation or warranty) as of such earlier date, except, in each case under this clause (iii), as would not have a Company Material Adverse Effect, and (v) each of the representations and warranties of MIC set forth in first sentence of Section 5.1 [(Due Organization, Good Standing and Power)], Section 5.2(a) [(Authorization)], Section 5.5(a) [(Capitalization)] and Section 5.9 [(Broker’s or Finder’s Fees)] shall be true and correct in all respects, except where the failure to be so true and correct is de minimis at and as of immediately prior to the consummation of the Reorganization, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct in all respects, except where the failure to be so true and correct was de minimis, as of such earlier date; and (vi) each of the representations and warranties of MIC set forth in Article V [(Representations and Warranties of MIC)] not referenced in clause (v) of this Section 9.3(a) shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “Company Material Adverse Effect”, “material adverse effect”, “material adverse change” or other qualification based on materiality contained in any such representation or warranty) at and as of immediately prior to the consummation of the Reorganization, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct (without giving effect to any “material”, “materially”, “materiality”, “Company Material Adverse Effect”, “material adverse effect”, or “material adverse change” or other qualification based on materiality contained in any such representation or warranty) as of such earlier date, except, in each case under this clause (vi), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)           (i) The Company shall have performed or complied in all material respects with its obligations, agreements and covenants under this Agreement to be performed or complied with by it at or prior to the Effective Time and (ii) MIC shall have performed or complied in all material respects with its obligations, agreements and covenants under this Agreement to be performed or complied with by it at or prior to the consummation of the Reorganization;

(c)           Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing;

(d)           The Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Section 9.3(a), Section 9.3(b) and Section 9.3(c);

(e)           (i) Any waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated, (ii) the CFIUS Approval shall have been obtained, and (iii) any approval by the HPUC under Hawaii Revised Statutes Chapter 269-19 shall have become a Final Order, and, in each case of clauses (i) through (iii) shall not have imposed or required any Conditions that, individually or in the aggregate, constitute a Burdensome Condition;

(f)            The MIC Indemnity shall be in full force and effect unless it has expired in accordance with its terms; and

(g)           The Company shall have delivered to Parent the Manager Release unless Parent has not delivered the Manager Payments to the Company or its designee as directed by the Company in writing prior to the Closing.

  Section 9.4           Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s failure to act in good faith or such party’s material failure to comply with any provision of this Agreement.

Article X

TERMINATION

Section 10.1          Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger at the MIC Stockholders’ Meeting or any adjournment or postponement thereof (except as otherwise expressly noted):

(a)           by mutual written consent of Parent and the Company;

(b)           by the Company, on the one hand, or Parent, on the other hand, if any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order or dismissed any application (that is final and non-appealable and has not been vacated, withdrawn or overturned) disallowing, preventing, precluding, restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated hereby; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 10.1(b) shall have complied with its obligations under Section 8.5 [(Regulatory Approvals; Consents)]) to avoid the entry of, or to effect the dissolution of, any such Law or Order; and provided, further, that no party may terminate this Agreement pursuant to this Section 10.1(b) if such party is in material breach of this Agreement;

(c)           by the Company, on the one hand, or Parent, on the other hand, if the Merger shall not have been consummated on or prior to December 14, 2022 (the “End Date”); provided, that no party may terminate this Agreement pursuant to this Section 10.1(c) if such party is in material breach of this Agreement; provided, further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 10.1(c) in the event that the Company has initiated proceedings prior to the End Date to specifically enforce this Agreement while such proceedings are still pending; provided, further, that (i) the End Date shall be extended by one (1) day for each day during which the United States federal government or the HPUC is completely shut down and (ii) either the Company (or, prior to the consummation of the Reorganization, MIC) or Parent may, in its sole discretion, extend the End Date by an additional six (6)-month period upon written notice to the other party if all of the conditions set forth in Article IX [(Conditions Precedent)] have been satisfied or waived by the parties hereto (other than (A) those conditions that by their terms cannot be satisfied until the Closing, which conditions are, on the End Date, capable of being satisfied if the Closing were to occur on the End Date and (B) the conditions set forth in Section 9.1(a) [(Law or Order)] (to the extent relating to the matters set forth in Section 9.1(b) [(Regulatory Approvals)]) or Section 9.3(e) [(Regulatory Approvals)]);

(d)           by Parent if an Adverse Recommendation Change shall have occurred; provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) from and after the receipt of the MIC Stockholder Approval;

(e)           by the Company, on the one hand, or Parent, on the other hand, if the MIC Stockholder Approval shall not have been obtained at the MIC Stockholders’ Meeting or at any adjournment or postponement thereof;

(f)           by the Company, if: (i) any of the representations and warranties of Parent or Merger Sub contained in Article VII [(Representations and Warranties of Parent and Merger Sub)] shall fail to be true and correct or (ii) there shall be a breach by Parent or Merger Sub of any of its covenants or agreements in this Agreement that, in either case of clause (i) or (ii), (A) would result in the failure of a condition set forth in Section 9.1 [(Conditions to the Obligations of the Company, Parent and Merger Sub)] or Section 9.2 [(Conditions to the Obligations of the Company)] and (B) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (1) the thirtieth (30th) day after written notice thereof is given by the Company (or, prior to the consummation of the Reorganization, MIC) to Parent and (2) the day that is two (2) Business Days prior to the End Date; provided, that the Company (or, prior to the consummation of the Reorganization, MIC) may not terminate this Agreement pursuant to this Section 10.1(f) if the Company (or, prior to the consummation of the Reorganization, MIC) is in material breach of any of its covenants or agreements contained in this Agreement;

(g)           by Parent, if: (i) any of the representations and warranties of the Company contained in Article VI [(Representations and Warranties of the Company)] shall fail to be true and correct or (ii) there shall be a breach by the Company of any of its covenants or agreements in this Agreement that, in either case of clause (i) or (ii), (A) would result in the failure of a condition set forth in Section 9.1 [(Conditions to the Obligations of the Company, Parent and Merger Sub)] or Section 9.3 [(Conditions to the Obligations of Parent and Merger Sub)] and (B) which is not curable or, if curable, is not cured, after written notice is given by Parent to the Company, within two (2) Business Days prior to the End Date; provided, that Parent may not terminate this Agreement pursuant to this Section 10.1(g) if Parent is in material breach of any of its covenants or agreements contained in this Agreement;

(h)           by the Company if, at any time prior to receipt of the MIC Stockholder Approval, (i) the Company Board has received a Superior Proposal, (ii) to the extent permitted by and effected in accordance with Section 8.10(c) [(Alternative Transaction Proposals)], the Company Board approves, and the Company concurrently with the termination of this Agreement enters into, an Alternative Transaction Agreement with respect to such Superior Proposal and (iii) the Company pays Parent the applicable termination fee set forth in and pursuant to the terms of Section 10.3 [(Termination Fees)] concurrently with or prior to such termination; or

(i)           by the Company, if: (i) all conditions set forth in Section 9.1 [(Conditions to the Obligations of the Company, Parent and Merger Sub)] and Section 9.3 [(Conditions to the Obligations of Parent and Merger Sub)] have been satisfied or waived (other than those conditions that by their terms cannot be satisfied until the Closing, which conditions are, at the time that notice of termination is delivered, capable of being satisfied if the Closing were to occur at the time that notice of termination is delivered), (ii) Parent and Merger Sub do not consummate the Merger by the time the Closing is required to occur pursuant to Section 2.2 [(Closing)] (the “Scheduled Closing Date”), (iii) the Company has, on or after the Scheduled Closing Date, irrevocably certified to Parent in writing at least three Business Days prior to such termination that all conditions set forth in Section 9.1 [(Conditions to the Obligations of the Company, Parent and Merger Sub)] and Section 9.3 [(Conditions to the Obligations of Parent and Merger Sub)] (other than those conditions that by their terms cannot be satisfied until the Closing, which conditions are, at the time that notice of termination is delivered, capable of being satisfied if the Closing were to occur at the time that notice of termination is delivered) have been satisfied or waived by the Company and the Company is ready, willing and able to effect the Closing as of such date and at all times during the three Business Days thereafter and (iv) Parent fails to consummate the Closing within such three Business Day period following the delivery of such written certification by the Company.

Section 10.2          Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 10.1 [(Termination)] by Parent, on the one hand, or the Company, on the other hand, written notice thereof shall forthwith be given to the other parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and become void and have no effect, and there shall be no Liability hereunder on the part of Parent, the Company, or the Company Subsidiaries, except that Article I [(Definitions)], the last sentence of Section 8.1(a) [(Access to Information Concerning Properties and Records)], Section 8.17(d) and (e) [(Financing)], this Section 10.2, Section 10.3 [(Termination Fees)], and Article XI [(Miscellaneous)] and the Equity Commitment Letters (solely to the extent payment of the Parent Termination Fee, any other interest payable under Section 10.3(c) or any monetary damages for any Liabilities arising out of its Willful Breach or Fraud that are or become payable in connection with this Agreement) shall survive any termination of this Agreement. Subject to the limitations set forth in Section 10.3(c) and (d) [(Termination Fees)], nothing in this Section 10.2 shall relieve or release any party to this Agreement from any Liabilities arising out of its Willful Breach or Fraud in connection with any provision of this Agreement or any Equity Commitment Letter. The parties hereto acknowledge and agree that nothing in this Section 10.2 shall be deemed to affect their right to specific performance in accordance with the terms and conditions set forth in Section 11.13 [(Specific Enforcement)]. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Section 10.3          Termination Fees and Limitations on Liability.

(a)           In the event that:

(i)           this Agreement is terminated (A) by Parent pursuant to Section 10.1(d) [(Termination for Adverse Recommendation Change)] or (B) by the Company pursuant to Section 10.1(h) [(Termination for Superior Proposal)]; or

(ii)           (A) prior to the date of the MIC Stockholders’ Meeting, an Alternative Transaction Proposal shall have been publicly made to the Company or directly to its stockholders generally and not publicly withdrawn, (B) this Agreement is terminated by Parent or the Company pursuant to Section 10.1(e) [(Termination for failure to obtain MIC Stockholder Approval)] and (C)  the Company enters into a definitive agreement to consummate such Alternative Transaction Proposal within six (6) months of such termination and subsequently consummates the transactions contemplated by such Alternative Transaction Proposal; provided, that references to “twenty-five percent (25%)” in the definition of Alternative Transaction Proposal shall be deemed to be references to “fifty percent (50%)”;

then the Company shall pay to Parent the Company Termination Fee. Any fee due under this Section 10.3(a) shall be paid by wire transfer of same-day funds to an account provided in writing by Parent to the Company (x) in the case of termination pursuant to clause (i)(A) above, within four (4) Business Days of such termination, (y) in the case of termination pursuant to clause (i)(B) above, concurrently with or prior to such termination or (z) in the case of termination pursuant to clause (ii) above, within two (2) Business Days of the consummation of the transactions referred to in clause (ii)(C) above. The “Company Termination Fee” means $13,632,573.

(b)           In the event this Agreement is terminated (i) by Parent or the Company pursuant to Section 10.1(b) [(Termination for Law or Order)] if, and only if, the applicable Law or final, non-appealable Order that restrains, enjoins or otherwise prohibits or makes illegal the transactions contemplated pursuant to this Agreement that gives rise to such termination arises in connection with any Required Regulatory Approval, (ii) by the Company pursuant to Section 10.1(f) [(Termination for Material Breach)] based on a failure by Parent to perform its covenants or agreements under Section 8.5 [(Regulatory Approvals; Consents)], (iii) by Parent or the Company pursuant to Section 10.1(c) [(Termination for Failure to Close by End Date)] and, at the time of such termination, any of the conditions set forth in Section 9.1 [(Conditions to the Obligations of the Company, Parent and Merger Sub)] or Section 9.3(e) has not been satisfied as a result of the failure to obtain any Required Regulatory Approval, and in each case of the foregoing clauses (i), (ii) and (iii), at the time of such termination, all conditions set forth in Section 9.1 [(Conditions to the Obligations of the Company, Parent and Merger Sub)], Section 9.2 [(Conditions to the Obligations of the Company)] and Section 9.3 [(Conditions to the Obligations of Parent and Merger Sub)] (other than the condition set forth in Section 9.1(a) [(Law or Order)] (in connection with any Required Regulatory Approvals), Section 9.1(b) [(Regulatory Approvals)] and Section 9.3(e) [(Consents and Approvals)])) shall have been satisfied or waived (except for (A) those conditions that by their nature are to be satisfied at the Closing but which would be satisfied or would be capable of being satisfied if the Closing Date were the date of such termination, or (B) those conditions that have not been satisfied as a result of a breach of this Agreement by Parent), or (iv) by the Company pursuant to Section 10.1(i) [(Termination for Closing Failure)], Parent shall pay, or cause to be paid, to the Company or its designee an amount equal to $22,720,955 (the “Parent Termination Fee”) within ten (10) Business Days of such termination.

(c)           Each of the Company, MIC, Parent and Merger Sub acknowledges that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, none of Parent, Merger Sub, the Company and MIC would have entered into this Agreement. Solely for the purposes of establishing the basis for the amount thereof, and without in any way increasing the amount of the Company Termination Fee and the Parent Termination Fee and any other interest payable under this Section 10.3(c) or expanding the circumstances in which the Company Termination Fee and the Parent Termination Fee is to be paid, each of the parties hereto acknowledges that each of the Company Termination Fee and the Parent Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Parent and Merger Sub, on the one hand, or MIC and the Company, on the other hand, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Accordingly, in the event that the Company shall fail to pay the Company Termination Fee when due or Parent shall fail to pay the Parent Termination Fee when due, and in order to obtain such payment, the Company or MIC, one the one hand, or Parent, on the other hand, commences a suit which results in a judgment against such other party for such fee, then the Company shall pay to Parent Parent’s expenses or Parent shall pay to the Company or its designee, as applicable, the Company’s expenses, in each case, including reasonable attorneys’ fees and expenses of enforcement, in connection with such suit, together with interest on the amounts owed at the prime lending rate prevailing at such time, as published in The Wall Street Journal, plus two percent (2%) per annum from the date such amounts were required to be paid until the date actually received by such party. Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 11.13 [(Specific Enforcement)], in the event this Agreement is terminated under circumstances in which the Parent Termination Fee is payable and the Parent Termination Fee is paid as contemplated by Section 10.3(b) [(Termination Fees)], in such case, the Company’s right to receive payment of the Parent Termination Fee pursuant to Section 10.3(b) [(Termination Fees)] shall constitute the sole and exclusive remedy of MIC, the MIC Subsidiaries, the Company and the MIC Hawaii Companies and any of their respective, direct or indirect, former, current or future equityholders, Affiliates, Representatives and assignees (collectively, other than the Company and MIC, the “Company Related Parties”) against Parent, Merger Sub or any of their respective, direct or indirect, former, current or future equityholders, Affiliates, Representatives or assignees (collectively, other than Parent and Merger Sub, the “Parent Related Parties”) for any loss or damage suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated, and upon payment of such amounts, none of Parent, Merger Sub or the Parent Related Parties shall have any further Liability relating to or arising out of this Agreement or the transactions contemplated thereby (except (i) in the case of Fraud, (ii) that Argo Infrastructure Partners LP shall remain obligated pursuant to the Confidentiality Agreement, (iii) that the Investors shall also be obligated pursuant to the terms and conditions of the Equity Commitment Letters (solely with respect to payment of the Parent Termination Fee, any amounts payable under the third sentence of this Section 10.3(c) and to the extent any monetary damages for any Liabilities arising out of its Willful Breach or Fraud are or become payable in connection with this Agreement) and (iv) Parent shall also be obligated to the Company under the third sentence of this Section 10.3(c)). Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 11.13 [(Specific Enforcement)], in the event this Agreement is terminated and the Company Termination Fee is payable as contemplated in Section 10.3(a), Parent’s right to receive payment of the Company Termination Fee pursuant to Section 10.3(a) shall constitute the sole and exclusive monetary remedy of Parent, Merger Sub and the Parent Related Parties against the Company, MIC and the Company Related Parties for any loss or damage suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated, and upon payment of such amounts, none of the Company, MIC and the Company Related Parties shall have any further Liability relating to or arising out of this Agreement or the transactions contemplated thereby (except (i) in the case of Fraud and (ii) that the Company shall also be obligated to Parent and Merger Sub under the third sentence of this Section 10.3(c)). In no event shall Parent be required to pay the Parent Termination Fee more than once and in no event shall the Company be required to pay the Company Termination Fee more than once.

(d)      In the event that this Agreement is terminated for any reason other than those giving rise to Parent’s obligations to pay the Parent Termination Fee pursuant to Section 10.3(b) [(Termination Fees)], the aggregate liability of Parent, Merger Sub and Parent Related Parties for any Willful Breach shall be limited to an amount equal to the Parent Termination Fee. In the event that this Agreement is terminated for any reason other than those giving rise to the Company’s obligation to pay the Company Termination Fee pursuant to Section 10.3(b) [(Termination Fees)], the aggregate liability of the Company, MIC and the Company Related Parties for any Willful Breach shall be limited to an amount equal to the Company Termination Fee.

Article XI

MISCELLANEOUS

Section 11.1      Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Effective Time (or, with respect to MIC, the consummation of the Reorganization), except for (a) those covenants and agreements set forth in this Agreement that by their terms contemplate performance in whole or in part after the Effective Time and (b) those contained in this Article XI.

Section 11.2      Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) when sent by e-mail of a .pdf attachment (with confirmation of receipt by non-automated reply e-mail from the recipient) (provided, that any notice received by e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (New York City time) shall be deemed to have been received at 9:00 a.m. (New York City time) on the next Business Day) or (b) when sent by an internationally recognized overnight carrier (providing proof of delivery) or when delivered by hand, addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

(a)      If to Parent or Merger Sub, to:

          AMF Hawaii Holdings, LLC

          c/o Argo Infrastructure Partners LP

          650 Fifth Avenue

          New York, NY 10019

          Attention: Richard Klapow

          Email: AssetNotices@argoip.com

with a copy (which shall not constitute notice) to:

Mayer Brown LLP

1221 Avenue of the Americas

New York, New York 10020

Attention:        Frederick J. Lark, Esq.

  Elena V. Rubinov, Esq.

Email:                flark@mayerbrown.com

  erubinov@mayerbrown.com

(b)           If to the Company or MIC, to:

Macquarie Infrastructure Corporation

125 West 55th Street

New York, New York 10019

E-mail:               michael.kernan@macquarie.com

  miralegalnotices@macquarie.com
Attention:        Michael Kernan

with a copy (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020-1095
E-mail:              mpierce@whitecase.com

          mrutta@whitecase.com

  robert.chung@whitecase.com

  suni.sreepada@whitecase.com

Attention:        Morton A. Pierce, Esq.

  Michelle B. Rutta, Esq.

  Robert N. Chung, Esq.

  Suni Sreepada, Esq.

Section 11.3      Rules of Construction; Interpretation. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document. The MIC Disclosure Letter, the Company Disclosure Letter and the Parent Disclosure Letter (collectively, the “Disclosure Letters”) relate to and qualify certain of the representations, warranties, covenants and obligations of the parties hereto in this Agreement and the Disclosure Letters are not intended to broaden or constitute, and shall not be construed or otherwise be deemed to broaden or constitute, any representation, warranty, covenant or obligation of any party hereto or any other Person except to the extent expressly provided in this Agreement. Matters reflected in the Disclosure Letters are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Letters. To the extent any such additional matters are included in the Disclosure Letters, such additional matters are included for informational purposes and do not necessarily include other matters of a similar nature. In no event shall any disclosure of any such additional matters be deemed or interpreted to broaden or otherwise amend any of the representations, warranties, covenants or obligations in this Agreement. To the extent that the Disclosure Letters include brief descriptions or summaries of certain agreements and instruments, such descriptions do not purport to be comprehensive, and are qualified in their entirety by reference to the text of the documents and instruments described. Headings and subheadings have been inserted in the Disclosure Letters for convenience of reference only and shall to no extent have the effect of amending or changing the express description thereof as set forth in this Agreement. Disclosure of any fact or item in this Agreement or any Disclosure Letters referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure would apply to such other Sections. No reference to or disclosure of any item or other matter in this Agreement or the Disclosure Letters or Exhibits attached hereto shall be construed as an admission, representation or indication that such item or other matter is “material” or would have a Company Material Adverse Effect or a Parent Material Adverse Effect or that such item or other matter is required to be so referred to or so disclosed. Each party may, at its option, include in its Disclosure Letter items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Letters or Exhibits attached hereto is not intended to imply that those amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party hereto shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Letters or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any section of the Disclosure Letters or Exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Letters and Exhibits hereto is disclosed solely for purposes of this Agreement. No disclosure in any Disclosure Letter shall be deemed to be an admission by any Person to any other Person of any matter whatsoever (including with respect to any possible breach or violation of any Law, Order or Contract) and nothing in any Disclosure Letter shall constitute an admission of any Liability or obligation of any Person to any other Person or shall confer or give any Person any remedy, claim, Liability, reimbursement, cause of action or any other right. The parties hereto do not assume any responsibility to any Person that is not a party to this Agreement for the accuracy of any information set forth in the Disclosure Letters. The information set forth in the Disclosure Letters was not prepared or disclosed with a view to its potential disclosure to others. Subject to applicable Law, such information is disclosed in confidence for the purposes contemplated in this Agreement and is subject to the confidentiality provisions of any other agreements, including the Confidentiality Agreement, entered into by the parties hereto or their Affiliates. Moreover, in disclosing the information in the Disclosure Letters, each party hereto expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. Any attachments to the Disclosure Letters form an integral part of the Disclosure Letters and are incorporated by reference for all purposes as if set forth in the Disclosure Letters.

Section 11.4      Entire Agreement. This Agreement, together with the Exhibits hereto, and the Disclosure Letters, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto, other than the Confidentiality Agreement and the Equity Commitment Letters. This Section 11.4 shall not be deemed to be an admission or acknowledgment by any of the parties hereto that any prior agreements or understandings, oral or written, with respect to the subject matter hereof exist, other than the Confidentiality Agreement and the Equity Commitment Letters.

Section 11.5      Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto. Other than (a) Section 8.7 [(Indemnity; Directors’ and Officers’ Insurance; Fiduciary and Employee Benefit Insurance)] which is intended to benefit the Indemnified Persons, (b) following the Effective Time, the provisions of Article IV [(Effect of the Merger; Exchange of Certificates)] as it relates to the rights of holders of Common Units and holders of Restricted Stock Units and Performance Share Units, (c) the right of the Company, on behalf of its stockholders, or the Company, on behalf of the holders of Common Units, to pursue damages in the event of Parent’s or Merger Sub’s breach of this Agreement or Fraud, which right is hereby acknowledged and agreed by Parent and Merger Sub, and (d) Section 8.16, which is intended to benefit Macquarie Group Limited, no other Person not party to this Agreement shall be entitled to the benefits of this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, that (x) Parent may assign its rights and interests hereunder for the purpose of securing any financing of the transactions contemplated hereby and (y) Parent may assign its rights and obligations under this Agreement to any of its Affiliates without prior written consent; provided, that no such assignment referred to in clauses (x) and (y) shall relieve Parent of any of its obligations hereunder. Any attempted assignment in violation of this Section 11.5 shall be void. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 11.10 [(Extension; Waiver)] without notice or Liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 11.6      Applicable Law; Dispute Resolution. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF. THE STATE OR FEDERAL COURTS LOCATED WITHIN THE STATE OF DELAWARE SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND THE PARTIES HERETO CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HERETO HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (B) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (C) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 11.2 [(NOTICES)], OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY APPLICABLE LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

Section 11.7      Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.7.

Section 11.8     Fees and Expenses. Except as expressly set forth herein (including Section 8.5 [(Regulatory Approvals; Consents)], Section 8.17(d) and (e) [(Financing)] and Section 10.3(c) [(Termination Fees)]), whether or not the Merger is consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, provided, that MIC shall bear all of the fees and expenses incurred in connection with the filing, printing and mailing of the Proxy Statement.

Section 11.9      Amendment and Modification. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto at any time before or after the MIC Stockholder Approval; provided that any amendment of this Agreement that requires approval by the stockholders of MIC or approval by the members of the Company under applicable Law shall be subject to such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective boards of directors or a duly authorized committee thereof.

Section 11.10     Extension; Waiver. Subject to the express limitations herein, at any time prior to the Closing, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party or (c) waive compliance with any of the agreements or conditions contained herein. No extension or waiver by the Company or MIC shall require the approval of the members of the Company or the stockholders of MIC, respectively, unless such approval is required by applicable Law. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 11.11     Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Signed counterparts of this Agreement may be delivered by scanned .pdf image.

Section 11.12     Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to make the provision in question valid, enforceable or, as the case may be, legal, and to effect the original intent of the parties hereto as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 11.13     Specific Enforcement.

(a)        The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that the parties hereto and the third party beneficiaries of this Agreement shall be entitled to seek equitable relief, without proof of actual damages, including an injunction or injunctions or Orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including any Order sought by the Company or MIC to cause each of Parent and Merger Sub to perform its agreements and covenants contained in this Agreement, including to cause each of Parent and Merger Sub to enforce its rights under the Equity Commitment Letters (subject to Section 11.13(b)), in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach or threatened breach). Each party hereto further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.13, and each party hereto (i) irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument and (ii) agrees, subject to the immediately succeeding sentence, to cooperate fully in any attempt by any other party hereto in obtaining such equitable relief. Each party hereto further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

(b)      Notwithstanding anything herein or in the Equity Commitment Letters to the contrary, it is acknowledged and agreed that each of the Company and MIC is a third-party beneficiary of the Equity Commitment Letters and, subject to this Section 11.13(b), shall be entitled to specific performance of the obligations of each of Parent and Merger Sub to cause the amounts committed to be funded under the Equity Commitment Letters to be funded. Without limiting the foregoing, it is explicitly agreed that the right of the Company and MIC to specific performance of the obligations of each of Parent and Merger Sub to cause the Equity Financing to be funded pursuant to the Equity Commitment Letters and to consummate the Closing shall be subject to the requirements that (i) all of the conditions set forth in Section 9.1 [(Conditions to the Obligations of the Company, Parent and Merger Sub)] and Section 9.3 [(Conditions to the Obligations of Parent and Merger Sub)] (other than those conditions that by their terms cannot be satisfied until the Closing, but which conditions are, at the time the Company and MIC seek specific performance pursuant to this Section 11.13, capable of being satisfied if the Closing were to occur at such time and other than those conditions that Parent’s or Merger Sub’s breach or breaches of this Agreement have caused not to be satisfied), and (ii) the Company and MIC have irrevocably confirmed in a written notice to Parent that if the Equity Financing is funded, then the Company and MIC would take such actions required of them by this Agreement to cause the Closing to occur; provided, that, the foregoing limitations shall not apply to the Company’s or MIC’s right to specific performance to cause the Equity Financing to be funded pursuant to the Equity Commitment Letters for the payment of the Parent Termination Fee or any monetary damages.

(c)      The parties hereto agree that (i) by seeking the remedies provided for in this Section 11.13, a party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a party under this Agreement and/or the Equity Commitment Letters and (ii) nothing set forth in this Section 11.13 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 11.13 prior or as a condition to exercising any termination right under Article X [(Termination)] (and pursuing monetary damages, subject to the limitations set forth in this Agreement, after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 11.13 or anything set forth in this Section 11.13 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article X [(Termination)] or pursue any other remedies under this Agreement and/or the Equity Commitment Letters that may be available then or thereafter. For the avoidance of doubt, under no circumstances shall MIC or the Company be permitted or entitled to receive both (A) a grant of specific performance to require Parent or Merger Sub to consummate the Closing and (B) a payment of the Parent Termination Fee (including any interest payable thereon pursuant to Section 10.2(c)).

(d)      If a court of competent jurisdiction has declined to specifically enforce the obligations of each of Parent and Merger Sub to consummate the Closing pursuant to a claim for specific performance brought against Parent and Merger Sub and has instead granted an award of damages for such alleged breach, then the Company or MIC may enforce such award.

Section 11.14     Non-Recourse. Except to the extent otherwise set forth in any Equity Commitment Letter and the Confidentiality Agreement, all Liabilities or Actions (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement. No Person who is not a party to this Agreement, including any past, present or future equityholder, Affiliate, Representative or assignee of, and any financial advisor or lender to, any party, or any past, present or future equityholder, Affiliate, Representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute) for any Liabilities or Actions arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as set forth in any Equity Commitment Letter and the Confidentiality Agreement), and, to the maximum extent permitted by Law, each party hereto hereby waives and releases all such Liabilities or Actions against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in any Equity Commitment Letter and the Confidentiality Agreement, each party hereto disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to, this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of Parent, Merger Sub, the Company and MIC has caused this Agreement to be executed as of the date first above written.

AMF Hawaii Holdings, LLC

By:
Name:
Title:

AMF Hawaii Merger Sub, LLC

By:
Name:
Title:

Macquarie Infrastructure Corporation

By:
Name:
Title:

Macquarie Infrastructure Holdings, LLC

By:
Name:
Title:

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER